UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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ACUITY BRANDS, INC.
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# PROXY STATEMENT AND NOTICE OF 2020 ANNUAL MEETING OF STOCKHOLDERS

AcuityBrands®

LETTER TO STOCKHOLDERS
Dear Fellow Stockholders:
Acuity Brands, Inc. ("we," "our," "us," the "Company," or "Acuity Brands") is a market-leading industrial technology company. We design, manufacture, and bring to market innovative products and services that make the world more brilliant, productive, and connected including building management systems, lighting, lighting controls, and location-aware applications.
Company's Performance and Transformation Strategy
You can review our 2020 Annual Report, which incorporates our Form 10-K and is available on the Company's website, www.acuitybrands.com under Investors, then Financial, to learn more about our strong financial performance and our strategy to digitally transform our Company to provide great returns to our stockholders, create superior value for our customers, and provide growth opportunities for our associates.
Corporate Social Responsibility
We have a long and successful history of managing the health and safety of our operations, focusing on our environmental impact, supporting the lives of our associates and our local communities, and operating with a high level of integrity. Launched in fiscal 2019, EarthLIGHT is how we coordinate our efforts around Environmental, Social, and Governance ("ESG") factors, measure our performance in key areas, and communicate these efforts to various stakeholders. In addition to reflecting our belief that it is our responsibility to lighten our impact on the Earth in ways that benefit our Company, associates, customers, and communities, EarthLIGHT is about driving our culture around a common mindset of continuous improvement. These efforts are detailed in our fiscal 2020 EarthLIGHT report, which is available on our website at www.acuitybrands.com under Investors, then Sustainability.
Diversity and Inclusion
Our goal is to have all associates—regardless of their race, ethnicity, age, gender, national origin, sexual orientation, or other characteristics—feel valued, respected, and accepted for their unique characteristics and contributions to Acuity. We believe in having and supporting the best people in doing their best work here, together. The conversation this year is even more central, and we have increased our efforts to promote even more diversity and inclusiveness at Acuity Brands.
Among our recent efforts, we held numerous "listening" sessions in which associates shared their experiences and suggestions on diversity and inclusion directly with our CEO, and we have created a standing steering committee with several executive sponsors and representation from a diverse mix of associates to help guide our ongoing efforts to build a better and more inclusive company. We endorsed the Georgia Hate Crimes Legislation and contributed $50,000 to racial justice organizations such as The Bail Project, the National Association for the Advancement of Colored People, and the National Society of Black Engineers. In addition, we leveraged our own associate affinity group, "Minorities Amplifying Growth, Inclusion and Community," for thought leadership on diversity and inclusion topics.
We have many other efforts underway related to hiring, retention, additional associate resource groups, and other topics that we believe will be impactful, and we will be transparent about our efforts and results throughout this journey.
Annual Meeting of Stockholders
We are pleased to invite you to our fiscal 2020 Annual Stockholders' Meeting to be held virtually at 11:00 a.m. ET on Wednesday, January 6, 2021. Whether or not you plan to participate, we ask that you vote as soon as possible to ensure that your shares will be represented and voted at the meeting. Your vote is important.
We want to thank you for your continued interest and investment in Acuity Brands.
Sincerely,

VERNON J. NAGEL	NEIL M. ASHE	JAMES H. HANCE, JR.
Executive Chairman of the Board	President and Chief Executive Officer	Lead Director
November 27, 2020

1170 Peachtree Street, NE
Suite 2300
Atlanta, Georgia 30309
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Date and Time January 6, 2021 11:00 a.m. E T	Place Access the Virtual Annual Meeting at www.virtualshareholdermeeting.com/ AYI 2021	Record Date Stockholders of record at the close of business on November 10, 2020 are entitled to notice of and to vote at the Annual Meeting or any adjournments or postponements thereof.
Purpose

Voting Item		Board Recommendation
1	Elect ten directors	FOR each director nominee
2	Ratify the appointment of our independent registered public accounting firm for fiscal 2021	FOR
3	Approve the amendment of Company's Certificate of Incorporation to remove supermajority amendment provisions (Item 3(a)) and director removal provisions (Item 3(b))	FOR
4	Approve the amendment of Company's Certificate of Incorporation to allow Bylaw amendment granting stockholders the right to call a special meeting	FOR
5	Advisory vote to approve named executive officer compensation	FOR
Stockholders will also consider and act upon such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.
Voting
Your vote is important. If you are a stockholder of record, you can vote by one of the following methods. In each case, please follow the instructions provided on the Notice of Internet Availability or Proxy Card. We encourage you to vote in advance, even if you plan to participate in the Annual Meeting.

Internet – www.proxyvote.com Telephone – 1-800-690-6903	Mail – Sign, date, and return your proxy card	During the Meeting – Vote electronically during the Annual Meeting
Virtual Stockholders Meeting and Stockholders' Register
This year's Annual Meeting will be a completely virtual meeting of stockholders due to the COVID-19 pandemic and related public health concerns and will be conducted via live webcast. You will be able to participate in the Annual Meeting online and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/AYI2021. You will also be able to vote your shares electronically at the Annual Meeting. For more information about our virtual Annual Meeting, please see Questions Relating to this Proxy Statement.
A list of the stockholders entitled to vote at the Annual Meeting may be examined during regular business hours at our executive offices located at 1170 Peachtree Street, NE, Suite 2300, Atlanta, Georgia, 30309 during the ten-day period preceding the meeting. The stockholders list will also be made available to stockholders during the virtual Annual Meeting at www.virtualshareholdermeeting.com/AYI2021.

By order of the Board of Directors,

JILL A. GILMER Vice President, Corporate Secretary	Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on January 6, 2021. The proxy statement and annual report are available at www.proxyvote.com

November 27, 2020

TABLE OF CONTENTS

Pages
PROXY STATEMENT SUMMARY	1

CORPORATE GOVERNANCE AT ACUITY BRANDS	10
Item 1—Election of Directors	10
Board Composition	11
Board and Committees	18
Board Responsibilities	22
Governance Policies and Procedures	23
Compensation of Directors	24

AUDIT COMMITTEE MATTERS	27
Item 2—Ratification of the Appointment of the Independent Registered Public Accounting Firm	27
Selection and Engagement of the Independent Registered Public Accounting Firm	27
Audit Fees and Other Fees	27
Preapproval Policies and Procedures	28
Report of the Audit Committee	28

AMENDMENTS TO AMENDED AND RESTATED CERTIFICATE OF INCORPORATION	30
Item 3—Approval of Amendment of Company's Certificate of Incorporation to Remove Supermajority Amendment Provisions (Item 3(a)) and Director Removal Provisions (Item 3(b))	30
Item 4—Approval of Amendment of Company's Certificate of Incorporation to Allow Bylaw Amendment Granting Stockholders the Right to Call a Special Meeting	33

EXECUTIVE OFFICERS	35

EXECUTIVE COMPENSATION	37
Item 5—Advisory Vote to Approve Named Executive Officer Compensation	37
Message from the Compensation and Management Development Committee	38
Compensation Discussion and Analysis	39
2020 Executive Compensation	44
Report of the Compensation Committee	59
Executive Compensation Tables	60
CEO Pay Ratio	76

STOCK OWNERSHIP	78
Equity Compensation Plans	78
Beneficial Ownership of the Company’s Securities	79
Certain Relationships and Related Party Transactions	80
Delinquent Section 16(a) Reports	80

QUESTIONS RELATING TO THIS PROXY STATEMENT	81

OTHER MATTERS	85

NEXT ANNUAL MEETING—STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS	85

APPENDIX A	87

APPENDIX B	89

APPENDIX C	91

PROXY STATEMENT SUMMARY
This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information you should consider, and you should read the entire proxy statement carefully before voting.
Board Highlights
Director Nominees
The following table provides summary information about the ten director nominees to be elected by majority vote at the Annual Meeting.

Name and Position	Independent	Tenure	Age	Audit Committee	Compensation and Management Development Committee	Governance Committee
Neil M. Ashe President and Chief Executive Officer		<1	52
W. Patrick Battle Managing Partner, Stillwater Family Holdings		6	57		O	O
Peter C. Browning Managing Director, Peter Browning Partners Board Advisory Services		18	79		O	O
G. Douglas Dillard, Jr. Founder and Managing Partner, Slewgrass Capital, LLC		3	49		O	O
James H. Hance, Jr. Lead Director Operating Executive, The Carlyle Group LP; Retired Vice Chairman and Chief Financial Officer, Bank of America		6	76	O		●
Maya Leibman Executive Vice President and Chief Information Officer, American Airlines Group, Inc.		<1	54		O	O
Laura G. O'Shaughnessy Co-Founder and Former Chief Executive Officer, SocialCode, LLC		<1	43	O		O
Dominic J. Pileggi Retired Chairman and Chief Executive Officer, Thomas & Betts Corporation		8	69		●	O
Ray M. Robinson Retired President, Southern Region AT&T		18	72	O		O
Mary A. Winston President, Winsco Enterprises, Inc.; Former Executive Vice President and Chief Financial Officer, Family Dollar Stores, Inc.		3	59	●		O

Committee
O	Member
●	Chair

2020 Proxy Statement 1

PROXY STATEMENT SUMMARY
Board Snapshot

Director Independence	Independent Director Tenure	Director Age	Director Diversity
Independent	5 years or less	Under 50	Women

Not Independent	6 to 10 years	50-59	Ethnic Minorities

	Over 10 years	60-69

70 or over

Board Skills and Experience

Areas of Director Skills and Experience (out of ten Director Nominees)	Description of Skill or Experience
Experience as a principal financial officer, principal accounting officer, controller, public accountant or auditor, or experience actively supervising such person(s)
Knowledge of finance or financial reporting; experience with debt/capital market transactions and/or mergers and acquisitions
Understanding of public company operating responsibilities and with issues commonly faced by public companies
Experience in the Company's businesses and industries, including electrical equipment and components, and building products
Significant leadership experience, including serving as a CEO, senior executive, division president or functional leader within a complex organization
Experience in branding strategy and customer relations
Experience in operations in many different places and under varied conditions
Experience in strategic planning in a large multinational organization
Experience in digital transformation of a business

2 Acuity Brands, Inc.

PROXY STATEMENT SUMMARY
Corporate Governance Highlights
Stockholder Engagement
During fiscal 2020, we continued to solicit feedback from many of our stockholders on governance priorities, compensation programs, and environmental and social initiatives. The outreach effort, led by the Compensation and Management Development Committee of the Board of Directors (the "Board"), directed management to encourage all stockholders that were receptive to speak with the Compensation and Management Development Committee Chair and Lead Director. Our outreach included 35 institutional stockholders representing 81% of our outstanding shares. We held discussions with 15 stockholders whose combined ownership in the Company represented 53% of our outstanding shares. The results of our outreach are summarized in the section entitled Stockholder Outreach.
Corporate Governance Enhancements
In addition to our ongoing board review and refreshment process, our Board regularly evaluates and enhances our corporate governance practices.

2016	2017	2018	2019	2020 - 2021

Approved Charter Amendment to declassify the Board Approved By-Law Amendment to provide for Proxy Access Revised our Corporate Governance Guidelines to reduce over-boarding
Stockholders approved Charter Amendment to declassify the Board
Revised our Corporate Governance Guidelines to fix retirement age for directors at 75, except in unique or extenuating circumstances
Amended Code of Conduct and Business Ethics to prohibit discrimination on the basis of sexual orientation, gender identity and gender expression
		Amended Code of Conduct and Business Ethics to prohibit child labor Launched website dedicated to reporting on the Company's efforts with respect to ESG matters	Completed declassification of our Board Adopted a Board Diversity Policy Amended Governance Committee Charter to provide for ESG oversight Approved changes to executive compensation program
New independent Lead Director
New Chair of the Compensation and Management Development Committee
New Chair of the Audit Committee
Subject to Stockholder Approval, amended the Company's Bylaws and Certificate of Incorporation to eliminate supermajority voting provisions and permit stockholders to call a special meeting

Ongoing Best Practices
The Board takes seriously its responsibility to represent the interests of stockholders and is committed to good corporate governance. To that end, the Board has adopted a number of policies and processes to ensure effective governance of the Board and the Company.

• majority voting for directors in uncontested elections
• strong independent Lead Director
• Board oversight of risk management
• annual, robust board and committee self-evaluation process
• executive and director stock ownership guidelines and retention requirements

• prohibitions on hedging and pledging of our common stock
• clawback policy for incentive compensation paid to current and former executive officers and their direct reports
• no stockholder rights plan or “poison pill”
• proxy access by-laws

2020 Proxy Statement 3

PROXY STATEMENT SUMMARY
Social Responsibility and Sustainability Highlights
Our EarthLIGHT program is how we organize and communicate our ESG activities. EarthLIGHT reflects our belief that it is our responsibility to help lighten our impact on the Earth in ways that benefit our Company, associates, customers, investors, and communities. In fiscal 2020, Social issues took center stage as we focused on the health and well-being of our associates and communities through the Covid-19 pandemic and better focused our approach to diversity and inclusion as racial justice issues surfaced throughout society. As we addressed these issues, we also continued our focus on environmental and governance issues in our EarthLIGHT program. Details of our progress are available in our most recent EarthLIGHT report, please visit our website at www.acuitybrands.com under Investors, then Sustainability.
EarthLIGHT Highlights

Our Impact on the Planet	Our Community and Our People	Integrity Drives Our Success
• Delivered products and solutions that help our customers reduce their energy consumption (reduced by 13.3B kWh in fiscal 2020)
• Drove efficient use of resources in our products, packaging and transportation (down 32M lbs. CO2 in fiscal 2020)
• Measured and minimized our Scope 1 and Scope 2 carbon footprint (down by 6.5M lbs. CO2 in fiscal 2020)

• Ensured that our associates and communities are healthy and safe throughout the pandemic
• Provided a forum to listen and share ideas to improve diversity and inclusion through our workplace empowerment groups
• Measured our environmental, health and safety management systems, and use the information to make improvements

• Our Code of Ethics and Business Conduct and related policies ensure we do business the right way
• We expect our business partners to reflect our values and commitment to doing business the right way
•We made significant governance changes in fiscal 2020 as highlighted below

Executive Compensation Highlights
The Compensation and Management Development Committee initiated a comprehensive review of the Company’s executive compensation program during fiscal 2020 to evaluate and implement a number of changes designed to be responsive to the feedback we received from stockholders following last year's "say on pay" vote.
We also made significant governance changes in fiscal 2020 which will shape our compensation process going forward, including:
•Recruiting and appointing a new Chief Executive Officer;
•Recruiting and appointing a new Chief Human Resources Officer;
•Recruiting and appointing a new Chair of the Compensation and Management Development Committee, as well as making membership changes to the Compensation and Management Development Committee;
•Appointing a new independent Lead Director of our Board;
•Appointing two new independent directors to our Board; and
•Selecting a new independent compensation consultant.
We believe the changes we have made to our compensation programs are responsive to concerns expressed by our stockholders, enhance the pay-for-performance alignment of our program with stockholders' interests, and achieve our desire to retain and appropriately incentivize our named executive officers.
Additionally, we are committed to design changes for our fiscal 2021 compensation program in response to stockholder feedback as outlined in the following table.

4 Acuity Brands, Inc.

PROXY STATEMENT SUMMARY

Commitment to Design Changes for Fiscal 2021
Eliminate overlapping performance metrics	No overlap in metrics used for the annual and long-term incentive plan by eliminating ROIC from annual plan.
Limit payout maximum to 200%	Limit maximum payout to 200% of target for both annual and long-term incentive plans.
Remove single trigger equity vesting	Commit to double-trigger equity vesting in the new Omnibus Plan that we expect to submit to stockholders in either fiscal 2021 or fiscal 2022.
Close and grandfather the Supplemental Executive Retirement Plan (SERP)	No new participants will be allowed in the plan and current participants are grandfathered under current benefits, without any potential for future enhancements. There will be four active participants in the SERP after this Annual Meeting.
Discontinue retirement vesting in equity plan	Discontinue the practice of vesting for participants who are age 60 with 10 years of service beginning with the October 2020 awards.
No excise tax gross-ups	Commit to no excise tax gross-ups in severance or change in control agreements.
Enhance stock ownership guidelines	Increase CEO stock ownership multiple to 6x salary to demonstrate our commitment to ensuring alignment with stockholders.

Executive Compensation Strategy
Our compensation strategy is consistent with and supportive of our long-term goals. We aspire to be the premier lighting, lighting controls, location-aware applications, and intelligent building management solutions company capable of consistently delivering long-term upper-quartile financial performance.
Our compensation strategy is founded on the following principles:
•Alignment with Acuity's business and operating strategy;
•Alignment with stockholder value creation;
•Consistency with peer group median and market practice;
•Motivation and retention of key talent; and
•Flexibility to withstand uncertainty and difficulty in current economic climate.
Compensation Best Practices

WHAT WE DO	WHAT WE DON’T DO
Align pay and performance	No employment agreements with executive officers
Conduct annual compensation risk assessment to ensure design of short and long-term performance-based plans discourage excessive risk taking	No "single-trigger" provisions for payout of benefits under change in control agreements
Retain independent compensation consultant to advise on director and executive compensation matters	No tax gross-ups in new severance or change in control agreements
Have stock ownership guidelines for all executive officers and directors	No new SERP participants or enhanced SERP benefits
Have a clawback policy	No executive loans
Limit perquisites to charitable donation match up to $5,000 each fiscal year	No hedging or pledging of stock by directors and executive officers
No payment of dividends until performance units are earned or time-based awards vest
No repricing or backdating of stock options

2020 Proxy Statement 5

PROXY STATEMENT SUMMARY
Pay and Performance Alignment
At Acuity, the core tenet of our executive compensation philosophy continues to be to “pay for performance”. As such, a significant portion of the compensation opportunity for our named executive officers is variable and "at-risk" as it is based on the achievement of financial performance measures and an individual performance assessment. The following table shows the various elements of the direct compensation and target pay mix for our named executive officers.

Element of Fiscal 2020 Direct Compensation	Vehicle and Measures	Objective
Equity Incentive Award

• For the CEO, 100% stock options focused on stock price performance and growth, including a premium-priced grant and a grant with a high stock price hurdle.
• For all other NEOs, 50% restricted stock units and 50% performance stock units based on three-year adjusted return on invested capital.

• Provide variable equity compensation opportunity based on achievement of annual performance goals;
• Reward individual performance and overall Company performance;
• Encourage and reward long-term appreciation of stockholder value;
• Encourage long-term retention through three-year performance period associated with performance stock units and four-year vesting periods for restricted stock awards; and
• Align interests of executives with those of stockholders.

Annual Cash Incentive Award
For all NEOs based on: • Adjusted operating profit • Adjusted operating profit margin • Adjusted free cash flow • One-year adjusted return on invested capital
• Provide variable cash compensation opportunity based on achievement of annual performance goals for year-over-year improvement in financial performance; and
• Reward individual performance and overall Company performance.

Base Salary
• Provide a competitive level of secure cash compensation; and • Reward individual performance, level of experience, and responsibility.
In keeping with our core tenet, "pay for performance," the compensation program for Mr. Ashe, our new CEO, was designed to further stockholder value creation. The majority of his compensation was delivered in the form of premium-price stock options and stock options with significant stock price appreciation hurdles. As shown below, these awards currently are out-of-the-money and will not have any value unless stockholder value is created.

6 Acuity Brands, Inc.

PROXY STATEMENT SUMMARY

Fiscal 2020 Stock Option Awards to CEO
Description (1)	Grant Date	Number of Options	Exercise Price	10-Day Consecutive Price Hurdle	Estimated Grant Date Value	Current Stock Price at 8/31/2020	Realizable Value
1A - Traditional Options (2)	1/31/2020	200,000	$117.87	—	7,176,000	$109.29	$ —
2A - Premium-Priced Options (3)	1/31/2020	200,000	127.87	—	6,510,000	109.29	—
3A - High-Hurdle Options (4)	1/31/2020	100,000	117.87	$225.00	4,473,500	109.29	—
Total		500,000			18,159,500		$ —

(1) Mr. Ashe's stock option award agreement contains a double trigger change in control provision such that in the event of a change in control awards are only accelerated upon a terminating event.
(2) Tranche 1A stock options have an exercise price equal to the fair market value of our common stock on the grant date.
(3) Tranche 2A stock options have an exercise price that was $10.00 higher than the fair market value of our common stock on the grant date.
(4) Tranche 3A stock options are not exercisable until the Company's stock price exceeds $225 per share for 10 consecutive trading days and have an exercise price that was equal to the fair market value of our common stock on the grant date.

Summary Compensation Table data provides annual compensation in accordance with the Securities and Exchange Commission ("SEC") regulations. These regulations require that long-term incentive awards be presented at grant date fair value according to accounting rules. While the grant-date pay can be helpful to compare target pay across companies, it does not provide an accurate assessment of actual value delivered or realizable value. Realizable value provides a more accurate view on compensation delivered and earned based on Company performance. The table below defines Summary Compensation Table and Realizable Compensation for the analysis that follows:

Summary Compensation Table
SEC mandated disclosure reflecting compensation awarded in the reporting year, as well as value estimates for other types of compensation. Base salary, bonuses, cash incentives, and change in pension value reflect amounts earned relative to year of service. Long-term awards reflect grant-date fair value of stock options.

Realizable Compensation	Used to measure the impact of performance reflecting compensation earned, including base salary, bonuses, cash incentives earned, and change in pension value consistent with Summary Compensation Table data. Long-term incentives reflect the change in spread value on stock options and growth in other equity awards.
The graphic below compares Summary Compensation Table data and Realizable Compensation for Mr. Ashe based on the stock price as of the end of our fiscal year, August 31, 2020 ($109.29), excluding the one-time sign-on bonus provided for in his letter agreement. Based on the Company's fiscal 2020 performance, Mr. Ashe's realizable equity awards had no value due the significant price hurdles and the performance-based nature of these awards.
In addition to fiscal 2020 awards granted in January 2020, we also awarded to Mr. Ashe fiscal 2021 stock options on September 1, 2020 in accordance with the terms of his employment letter. These stock options will only vest upon achieving stock price hurdles of at least $225 for ten consecutive trading days. Importantly, Mr. Ashe will not be eligible to receive additional equity awards until October 2021, meaning that for the first two years of his employment term his long-term incentives will consist only of stock options, the vast majority of which require significant stock price appreciation in order to vest.

2020 Proxy Statement 7

PROXY STATEMENT SUMMARY
Fiscal 2020 Performance
In fiscal 2020, we achieved the following:

($ millions, except diluted earnings per share)
Fiscal Year Ended August 31	2020	2019	2018
Net sales	$3,326.3	$3,672.7	$3,680.1
Operating profit	$353.9	$462.9	$460.8
Operating profit margin	10.6%	12.6%	12.5%
Diluted earnings per share	$6.27	$8.29	$8.52
Net cash provided by operating activities	$504.8	$494.7	$351.5
Adjusted free cash flow (1)	$455.5	$441.7	$307.9
Return on stockholders' equity (1)	12.2%	18.2%	20.9%
Adjusted return on invested capital (1)	13.6%	18.0%	18.0%
(1)Represents a non-U.S. Generally Accepted Accounting Principles (GAAP) measure that the Board and management utilize to assess the performance of the business. See Appendix A for calculation of such financial measure and reconciliation to the most directly comparable GAAP measure.
Net sales for fiscal 2020 declined 9.4% compared with the prior-year period due primarily to an estimated 12% decline in sales volumes partially offset by a contribution from acquired businesses of 3%. Our sales were impacted by lower demand in the key markets we serve due primarily to the negative impacts of the COVID-19 global pandemic, lower activity of relight projects for certain large corporate accounts customers, and the elimination of certain products in our portfolio negatively impacted by the increases in tariffs sold primarily through the retail sales channel that did not meet our return objectives. In fiscal 2020, operating profit decreased over the prior year due to lower gross profit associated with the decline in sales volumes, an increase in sales, distribution and administrative expenses, and an increase in pre-tax special charges. The increase in sales, distribution and administrative expenses was due primarily to higher employee costs, additional amortization of acquired intangibles, and higher commissions associated with channel mix and acquisitions. In fiscal 2020, we recognized pre-tax special charges of $20.0 million. These charges were due primarily to streamlining activities and lease asset impairments related to planned facility closures. Fiscal 2020 diluted earnings per share was $6.27 compared with $8.29 for the prior-year period, a decline of $2.02 per share.
In fiscal 2020, we generated a record $504.8 million of net cash flow from operating activities compared with $494.7 million in the prior-year period, an increase of $10.1 million. We also generated $455.5 million of adjusted free cash flow (defined as net cash provided by operating activities minus purchases of property, plant, and equipment plus capital expenditures for building renovations) and ended the fiscal year with a cash balance of $560.7 million. In fiscal 2020 we delivered rates of return on stockholders’ equity and adjusted return on invested capital of 12.2% and 13.6% respectively, well above our estimated weighted average cost of capital of 10.4%.
Performance Measures
Consistent with prior years, our primary performance measures for fiscal 2020 for incentive compensation purposes were based on annual improvement in the Company's operating performance. The annual improvement objectives were set to be challenging yet obtainable while not encouraging excessive risk taking.

8 Acuity Brands, Inc.

PROXY STATEMENT SUMMARY

		Performance Objectives			Actual (1)
	Weighting	Threshold	Target	Maximum
Adjusted operating profit (2)					$376
Adjusted operating profit margin (2)					11.3%
Adjusted free cash flow (2)					$456

Adjusted return on invested capital (2)	●	Separate performance measure that allows the cash incentive pool to be funded only up to 100% of Target			13.6%
	●	Adjusted ROIC must exceed WACC Targets:
		➢ If > WACC by 1 percentage point, 50% of Target earned
		➢ If > WACC by 2 percentage points, 75% of Target earned
		➢ If > WACC by 3 percentage points or more, 100% of Target earned
	●	Fiscal 2020 estimated WACC was 10.4%

(1)     For fiscal 2020, performance results were adjusted to exclude the distortive effect of acquisitions, which consisted of acquired profit in inventory and professional fees associated with M&A activities, and special charges associated with streamlining activities. Adjusted Free Cash Flow also includes an adjustment for capital expenditures related to the renovation of one facility. See Appendix A for reconciliations of adjusted financial measures to the most comparable GAAP measures.
(2)    See Fiscal 2020 Financial Measures and Weighting and Appendix A for information on calculation of these performance measures.

New for 2021: For 2021, we have eliminated ROIC from the annual incentive plan to ensure that there is no overlap in incentive metrics in our compensation program on a go-forward basis. We believe ROIC is better utilized in our long-term incentive plan.

Performance-Based Incentive Compensation
Based on a comprehensive performance assessment, combined with a review of the economic environment and competitive landscape, the Compensation and Management Development Committee made key compensation decisions for our named executive officers for fiscal 2020 as discussed below. During fiscal 2020, the Compensation and Management Development Committee considered whether it would be appropriate to adjust the performance measures and targets related to our incentive programs in light of the COVID-10 pandemic. Based on a review of the Company's financial performance and other relevant factors, the Compensation and Management Development Committee determined that no modification of our performance measures was necessary.
Bonus payouts for fiscal 2020 are predicated on a two-tier evaluation of performance. Initially, target level of bonus could be achieved if return on invested capital exceeds our cost of capital by 3%. Additional cash incentive opportunity could be earned based on the Company's performance relative to adjusted operating profit, adjusted operating profit margin, and free cash flow. Based on evaluation of these three factors, the annual cash incentive pool was funded at 112% of target, primarily due to our extraordinary performance in adjusted free cash flow relative to target, exceeding target by 17%. Despite strong performance throughout the current economic climate impacted by the COVID-19 pandemic, the Company did not achieve threshold performance for adjusted operating profit or adjusted operating profit margin. For fiscal 2020, the Board assessed the performance of Mr. Ashe, our CEO, as "Meets Expectations," and he was awarded a cash incentive of $970,700, which is the equivalent of 112% of target of earned compensation. The Board also assessed the performance of Mr. Nagel, our former CEO, as “Meets Expectations,” and he was awarded a cash incentive of $795,200, which was equivalent to 112% of target of earned compensation. In addition, the Committee awarded to the other named executive officers, who were all assessed as "Meets Expectations", the following cash incentive awards: Mr. Reece, $837,200; Ms. Holcom, $357,100; Mr. Goldman, $336,000; and Ms. Mills, $167,700. Ms. Mills award was pro rated based on actual service during the fiscal year.
The Board approved equity award grants for all NEOs, other than Messrs. Ashe and Nagel, in October 2020 as follows: (a) 50% in the form of restricted stock units ("RSUs") that vest ratably over a four-year period, and (b) 50% in the form of performance stock units ("PSUs") that vest, if at all, three years from date of grant. The PSUs are further subject to the achievement of adjusted return on invested capital (adjusted ROIC) in excess of the Company’s weighted average cost of capital over a three-year period. The actual number of performance shares earned will be determined at the end of the three-year period based on the level of achievement of adjusted ROIC in excess of established thresholds, which may allow for an earned payout up to three-times the units originally awarded.

2020 Proxy Statement 9

CORPORATE GOVERNANCE AT ACUITY BRANDS

Item 1 Election of Directors
All of our directors will be elected for a one-year term. Our By-Laws provide that the number of directors constituting the Board shall be determined from time to time by the Board. Currently, the number of directors constituting the Board is fixed at twelve and consists of the following members: Neil M. Ashe, W. Patrick Battle, Peter C. Browning, G. Douglas Dillard, Jr., James H. Hance, Jr., Maya Leibman, Robert F. McCullough, Vernon J. Nagel, Laura G. O'Shaughnessy, Dominic J. Pileggi, Ray M. Robinson and Mary A. Winston. As previously announced, Messrs. McCullough and Nagel will not be standing for re-election. All remaining directors have been nominated for re-election at this Annual Meeting after being recommended by the members of the Governance Committee. The Board intends to reduce the size of the Board from twelve to ten immediately prior to this Annual Meeting. If elected, each of the nominees will hold office for a one-year term expiring at the next annual meeting or until his/her successor is elected or qualified.
Our Corporate Governance Guidelines provide that persons will not be nominated for election after their 75th birthday unless the Board determines that due to unique or extenuating circumstances it is in the best interests of the Company and its stockholders to waive such limitation. Directors are expected to offer to resign as of the annual meeting following their 75th birthday. The Board waived the age requirement for Messrs. Browning and Hance, ages 79 and 76, respectively, who have been nominated for election at this Annual Meeting. The additional one-year term for Messrs. Browning and Hance will allow for an orderly transition of our Board of Directors as part of our ongoing board review and refreshment process and for the Company to continue to benefit from their valuable skills and experience.
The persons named in the accompanying proxy, or their substitutes, will vote for the election of the ten nominees. No proposed nominee is being elected pursuant to any arrangement or understanding between the nominee and any other person or persons. All nominees have consented to stand for election at this meeting. If any of the proposed nominees become unable or unwilling to serve, the persons named as proxies in the accompanying proxy, or their substitutes, shall have full discretion and authority to vote or refrain from voting for any substitute nominees in accordance with their judgment.
The following is a summary of each director nominee’s business experience and qualifications, other public company directorships held currently or in the last five years, and membership on the standing committees of the Board of the Company.

The Board of Directors recommends that you vote FOR each of the Director Nominees.

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Board Composition
Director Nominees

Neil M. Ashe

Career Highlights
• President and Chief Executive Officer of the Company since January 2020
• Chief Executive Officer of Faster Horses LLC from February 2017 to December 2019
• President and Chief Executive Officer, Global eCommerce & Technology, Walmart, Inc. from January 2012 through January 2017
• Officer, Global eCommerce & Technology, Walmart, Inc. from January 2012 through January 2017
• President of CBS Interactive from July 2008 through July 2011
• Chief Executive Officer of CNET Networks, Inc. from 2006 to 2008
Board Service
• Public Company Directorships: Vericity, Inc.
• Former Public Company Directorships: CNET Networks, Inc. and AMC Networks, Inc.
Skills and Experience
Mr. Ashe’s financial, accounting, leadership, operational, strategic, and digital technology expertise gained through senior leadership positions qualifies him to serve as a director of our Board

President and Chief Executive Officer of Acuity Brands, Inc. Age: 52 Director since: 2020 Committees: None

	Leadership	Strategic	Digital Tech	Accounting	Financial	Governance	Marketing	Operational

W. Patrick Battle Independent

Career Highlights
• Managing Partner of Stillwater Family Holdings since 2010
• Chairman of IMG College (formerly known as The Collegiate Licensing Company, “CLC”) from 2007 to 2011; prior to joining IMG in 2007, Mr. Battle was president and chief executive officer of CLC, where he worked since 1984. CLC is the nation’s oldest and largest marketing agency dedicated to providing domestic and international trademark licensing services to the collegiate market
Board Service
• Public Company Directorships: MasterCraft Boat Holdings, Inc.
Skills and Experience
Mr. Battle’s operational, strategic, and marketing expertise gained through senior leadership positions qualifies him to serve as a director of our Board

Managing Partner of Stillwater Family Holdings Age: 57 Director since: 2014 Committees: Compensation / Governance

	Leadership	Strategic	Marketing	Accounting

2020 Proxy Statement 11

CORPORATE GOVERNANCE AT ACUITY BRANDS

Peter C. Browning Independent

Career Highlights
• Managing Director of Peter Browning Partners Board Advisory Services since 2010
• Dean of the McColl Graduate School of Business at Queens University of Charlotte, North Carolina
• Executive of Sonoco Products Company from 1993 to 2000. Last served as President and Chief Executive Officer from 1998 to 2000
• Chairman and CEO of National Gypsum from 1990 to 1993
Board Service
• Public Company Directorships: Gypsum Management & Supply, Inc. and ScanSource, Inc.
• Former Public Company Directorships: EnPro Industries, Inc., Lowe’s Companies, Inc., Nucor Corporation, and The Phoenix Companies, Inc.
Skills and Experience
Mr. Browning’s operational and strategic expertise from his experience as the Chief Executive Officer of two public companies, significant corporate governance knowledge from extensive service on other public company boards, and familiarity with issues facing the building products industry gained from senior leadership positions and board service qualify him to serve as a director of our Board

Managing Director of Peter Browning Partners Board Advisory Services Age: 79 Director since: 2001 Committees: Compensation / Governance

	Leadership	Strategic	Operational	Governance	Accounting	Financial	Industry

G. Douglas Dillard, Jr. Independent

Career Highlights
• Founder and Managing Partner of Slewgrass Capital, LLC, a family of investment funds, since 2017
• Co-Managing Partner of Standard Pacific Capital (“Standard Pacific”) from 2005 to 2016
• Investment Partner of Standard Pacific Capital from 1998 to 2005, responsible for the firm’s investments in software and business service companies and non-Asia emerging markets
• Co-Portfolio Manager of Standard Pacific’s flagship Global Fund from 2005 to 2016
• Adjunct professor at the McDonough School of Business at Georgetown University since 2017
Board Service
• Public Company Directorships: None
Skills and Experience
Mr. Dillard’s financial and strategic expertise, including his vast and relevant experience with software and business service companies which is fundamental to the Company’s current strategic direction, qualify him to serve as a director of our Board

Founder and Managing Director of Slewgrass Capital, LLC Age: 49 Director since: 2017 Committees: Compensation / Governance

	Leadership	Strategic	Financial	Governance

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James H. Hance, Jr. Independent - Lead Director

Career Highlights
• Operating executive of the Carlyle Group LP since 2005
• Vice Chairman of Bank of America from 1993 to 2005; Chief Financial Officer from 1988 to 2004
• Chairman and co-owner of Consolidated Coin Caterers Corporation from 1985 to 1986
• Joined the audit staff of Price Waterhouse in 1969, served as Partner from 1979 until 1985
• Certified Public Accountant
Board Service
• Public Company Directorships: Carlyle Group LP
• Former Public Company Directorships: Cousins Properties, Inc., Duke Energy Corporation, Ford Motor Company, Parkway, Inc., Sprint-Nextel Corporation, Rayonier, Inc., Enpro Industries, Morgan Stanley, and Bank of America Corporation
Skills and Experience
Mr. Hance’s extensive leadership, operational, and financial expertise as well as his significant corporate governance knowledge from service on other public company boards qualify him to serve as a director of our Board

Operating Executive of the Carlyle Group LP; Retired Vice Chairman and Chief Financial Officer of Bank of America Age: 76 Director since: 2014 Committees: Audit / Governance (Chair)

	Leadership	Strategic	Operational	Financial	Governance	Accounting

Maya Leibman Independent

Career Highlights
• Executive Vice President and Chief Information Officer of American Airlines Group, Inc. ("AA") since November 2015
• Senior Vice President and Chief Information Officer of AA from December 2011 to November 2015
• President of AAdvantage Loyalty Program from July 2010 to December 2011
• Various roles of increasing responsibility at AA from September 1994 to July 2010
Board Service
• Public Company Directorships: None
Skills and Experience
Ms. Leibman's expertise in digital technology, operations, strategic planning and leadership of strategic business qualify her to serve as a director of our Board

Executive Vice President and Chief Information Officer, American Airlines Group, Inc. Age: 54 Director since: 2020 Committees: Compensation / Governance

	Leadership	Strategic	Digital Tech	Operational	Marketing	Governance

2020 Proxy Statement 13

CORPORATE GOVERNANCE AT ACUITY BRANDS

Laura G. O'Shaughnessy Independent

Career Highlights
• Co-Founder of SocialCode, Inc.; served as Chief Executive Officer from 2009 to August 2020
• Business and Product Strategy, Slate Group from 2009 to 2010
Board Service
• Public Company Directorships: Vroom, Inc.
Skills and Experience
Ms. O'Shaughnessy's unique understanding of digital technologies, business strategies and operations, and financial expertise gained through various leadership positions qualify her to serve as a director of our Board

Co-Founder and Former Chief Executive Officer, SocialCode, LLC Age: 43 Director since: 2020 Committees: Audit / Governance

	Leadership	Strategic	Operational	Digital Tech	Financial	Marketing	Accounting

Dominic J. Pileggi Independent

Career Highlights
• Chairman of Thomas & Betts Corporation from 2006 to 2013; Thomas & Betts Corporation was acquired by ABB Ltd. in 2012
• Chief Executive Officer of Thomas & Betts from 2004 until his retirement in 2012; held other management positions at Thomas & Betts, including Chief Operating Officer (2003 to 2004) and President-Electrical Products (2000 to 2003)
• Held senior executive positions at Casco Plastic, Inc., Jordan Telecommunications and Viasystems Group, Inc. from 1995 to 2000
• Former Chairman of the Board of Governors of the National Electrical Manufacturers Association
Board Service
• Former Public Company Directorships: Exide Corporation, Lubrizol Corporation, and Viasystems Group
Skills and Experience
Mr. Pileggi’s operational, marketing and strategic expertise from his more than 20 years in the electrical products industry, including his experience as the Chief Executive Officer of a global public company servicing multinational industrial businesses, and his significant corporate governance knowledge from service on other public company boards, qualify him to serve as a director of our Board

Retired Chairman and Chief Executive Officer of Thomas & Betts Corporation Age: 69 Director since: 2012 Committees: Compensation (Chair) / Governance

	Leadership	Strategic	Financial	Marketing	Operational	Industry	Governance

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CORPORATE GOVERNANCE AT ACUITY BRANDS

Ray M. Robinson Independent

Career Highlights
• President of the Southern Region of AT&T Corporation from 1996 to 2003
• Director and non-executive Chairman of Citizens Trust Bank(1) since 2003
• President of Atlanta’s East Lake Golf Club from 2003 to 2005 and President Emeritus since 2005
• Chairman of Atlanta’s East Lake Community Foundation from 2003 to 2005 and Vice Chairman since 2005
Board Service
• Public Company Directorships: Aaron’s Inc. (Chairman), American Airlines Group, Inc., and Fortress Transportation and Infrastructure Investors LLC
• Former Public Company Directorships: Avnet, Inc., Choicepoint Inc., Citizens Bancshares Corporation(1), and RailAmerica, Inc.
Skills and Experience
Mr. Robinson’s extensive service on other public company boards, sales and marketing experience gained through senior leadership positions, extensive operational skills from his tenure at AT&T, and longstanding involvement in civic and charitable leadership roles in the community qualify him to serve as a director of our Board

Retired President, Southern Region AT&T Age: 72 Director since: 2001 Board Committees: Audit / Governance

	Leadership	Strategic	Operational	Marketing	Governance
(1)Citizens Trust Bank is not a public company and its parent, Citizens Bancshares Corporation, ceased to be a publicly-traded company in January 2017.

Mary A. Winston Independent

Career Highlights
• President and Founder, Winsco Enterprises, Inc. since 2016
• Interim Chief Executive Officer of Bed Bath & Beyond Inc. from May 2019 to November 2019
• Executive Vice President and Chief Financial Officer of Family Dollar Stores, Inc. from 2012 to 2015
• Senior Vice President and Chief Financial Officer of Giant Eagle, Inc. from 2008 to 2012
• Executive Vice President and Chief Financial Officer of Scholastic Corporation from 2004 to 2007
• Held senior executive positions at Visteon Corporation and Pfizer Inc. from 1995 to 2004
• Certified Public Accountant (inactive)
Board Service
• Public Company Directorships: Bed Bath & Beyond, Inc., Chipotle Mexican Grill, Domtar Corporation, and Dover Corporation
• Former Public Company Directorships: Plexus Corporation and SuperValu Inc.
Skills and Experience
Ms. Winston’s extensive management, operational, and financial expertise, as well as broad corporate governance experience having served on other large corporate boards qualify her to serve as a director of our Board

President of WinsCo Enterprises Inc. Age: 59 Director since: 2017 Committees: Audit (Chair) / Governance

	Leadership	Strategic	Operational	Accounting	Financial	Governance

2020 Proxy Statement 15

CORPORATE GOVERNANCE AT ACUITY BRANDS
Director Nomination Process
Annual Assessment of Size, Composition and Structure
The Governance Committee, composed of all of the independent directors, is responsible for recommending to the Board a slate of director nominees for the Board to consider recommending to the stockholders, and for recommending to the Board nominees for appointment to fill a new Board seat or any Board vacancy. To fulfill these responsibilities, the Committee annually assesses the requirements of the Board and makes recommendations to the Board regarding its size, composition, and structure.
Incumbent Nominations
In determining whether to nominate an incumbent director for re-election, the Governance Committee in consultation with the Chair of the Board and Lead Director evaluates each incumbent director’s continued service in light of the current assessment of the Board’s requirements taking into account factors such as evaluation of the incumbent’s performance.
Identification and Consideration Process of New Nominees

1
The Governance Committee proceeds to identify a qualified candidate or candidates. Candidates may be identified through the engagement of an outside search firm; recommendations from independent directors; the Chair of the Board, management, or other advisors to the Company; and stockholder recommendations.

2
The Governance Committee reviews the qualifications of each candidate. As expressed in our Corporate Governance Guidelines, we do not set specific criteria for directors, but the Governance Committee reviews the qualifications of each candidate, including, but not limited to, the candidate’s experience, judgment, diversity, and skills in areas including, but not limited to, marketing, innovation, manufacturing, cyber security, software, electronic and distribution technologies, international operations, and accounting or financial management.

3	Final candidates are interviewed by multiple Governance Committee members as well as the Chair of the Board and the Lead Director.

4	The Governance Committee makes a recommendation to the Board based on its review, the results of interviews with the candidates, and all other available information.

5	The Board then makes the final decision on whether to invite a candidate to join the Board after completion of reference and background checks.

6	The Board-approved invitation is then extended by the Chair of the Governance Committee and the Chair of the Board.

16 Acuity Brands, Inc.

CORPORATE GOVERNANCE AT ACUITY BRANDS

Our Corporate Governance Guidelines provide that the Governance Committee should consider diversity when reviewing the appropriate experience, skills, and characteristics required of directors. In evaluating director candidates, the Governance Committee considers the diversity of the experience, skills, and characteristics that each candidate brings to the Board and whether the candidate’s background, qualifications and characteristics will complement the overall membership of the Board. For purposes of Board composition, diversity also may include age, gender, ethnicity, race, national origin, and geographic background. The Governance Committee and the Board seek to maintain a Board comprised of talented and dedicated directors with a diverse mix of skills, backgrounds and expertise in areas that will foster the Company's continued business success and that will reflect the diverse nature of the business environment in which we operate. The Board maintains a Board Diversity Policy which is available on the Company's website at www.acuitybrands.com under Investors then Corporate—Corporate Governance.

The Board believes that directors must be willing to devote sufficient time to carrying out their duties and responsibilities effectively and should be committed to serve on the Board for an extended period of time. Therefore, our Corporate Governance Guidelines generally prohibit an outside director from serving on more than four public company boards (including our Board) at one time.

New for 2021: The Board has revised the Corporate Governance Guidelines to prohibit a director from serving on more than four public company boards (including our Board) at one time.

Stockholder Recommendations for Candidates for Director
Pursuant to a policy adopted by the Board, the Governance Committee will consider recommendations for candidates for director from stockholders made in writing via certified mail and addressed to the attention of the Chair of the Governance Committee, c/o Corporate Secretary, Acuity Brands, Inc., 1170 Peachtree Street, NE, Suite 2300, Atlanta, Georgia 30309. The Governance Committee will consider such recommendations on the same basis as those from other sources. Stockholders making recommendations for candidates for director should provide the same information required for director nominations by stockholders at an annual meeting, and such recommendations must be received by the Company in accordance with the advance notice provision of our By-Laws, each as explained in the section entitled Next Annual Meeting—Stockholder Proposals and Director Nominations.
Proxy Access Nominations
Additionally, our By-Laws enable a stockholder or a group of up to 20 stockholders owning 3% or more of our outstanding common stock continuously for at least three years to nominate and include in our proxy materials director candidates constituting up to the greater of 20% of the number of directors then in office or two directors, subject to the requirements specified in our By-Laws. Stockholders who wish to nominate director candidates for inclusion in our proxy materials under our proxy access By-Law provisions must satisfy the requirements in our By-Laws as described in the section entitled Next Annual Meeting—Stockholder Proposals and Director Nominations. The Board expects to evaluate any director candidates nominated through the proxy access process in a manner similar to that used to evaluate other director candidates.
Board Refreshment/Succession Planning
We have added skills, expertise and diversity to the Board during the past few years with the addition of Messrs. Battle and Dillard and Ms. Winston. During fiscal 2020, we continued this strategy with the addition of Ms. Leibman and Ms. O'Shaughnessy and with Messrs. McCullough and Nagel not standing for re-election. It is the intention of the Board to continue this refreshment process over the coming years as we plan for the retirement of certain other members of the Board or when additional skills and expertise are identified during the annual assessment process or as a result of our strategic planning process.
Director Independence
The Board is responsible for supervising the management of the Company. The Board has reviewed and determined that all of its current members, except Vernon J. Nagel, the Executive Chairman and Neil M. Ashe, the President and Chief Executive Officer, have no material relationship with the Company, and are therefore independent, based on the listing standards of the NYSE, the categorical standards set forth in our Governance Guidelines, and a finding of no other material relationships. Our Governance Guidelines are available on our website at www.acuitybrands.com under Corporate—Corporate Governance.

2020 Proxy Statement 17

CORPORATE GOVERNANCE AT ACUITY BRANDS
Board and Committees
Board Leadership Structure
For many years our Company has employed a shared leadership structure consisting of an independent Lead Director working in conjunction with a non-independent Chair. Our Board also has independent committee chairs and consists of approximately 80% independent directors. The Board believes that this leadership structure has provided appropriate leadership and direction for the Company, allowing for focus and insight on important strategic initiatives and clear focus for management to execute our strategy and business plans with strong, independent oversight.

Chair's Responsibilities
In fiscal 2020, our Executive Chairman, Mr. Nagel, also held the positions of President and Chief Executive Officer until Mr. Ashe was appointed President and Chief Executive Officer in January 2020. At that time, Mr. Nagel became our Executive Chairman.
Our Corporate Governance Guidelines provide that whenever the Chair of the Board is a member of management, there will be a Lead Director.
Some of the responsibilities of the Chair include:
• Facilitating the flow of information between management and the Board;
• Providing an appropriate amount of management oversight;
• Facilitating the efficient operation of the Board by ensuring the Board is fulfilling its obligations and duties; and
• Framing effective strategic alternatives based on his extensive knowledge of the Company and the industry in which it operates.

Lead Director’s Responsibilities
Our Lead Director is an independent director appointed each year by the independent members of the Board after the annual meeting of stockholders. Mr. Browning served as our Lead Director until March 2020 at which time the Board appointed Mr. Hance to serve as Lead Director.
The Lead Director’s responsibilities, as set forth in our Corporate Governance Guidelines, include:
• Providing oversight to ensure the Board works in an independent, cohesive fashion;
• Ensuring Board leadership in the absence or incapacitation of the Chair of the Board;
• Chairing Board meetings when the Board Chair is not in attendance;
• Coordinating with the Board Chair to ensure the conduct of the Board meeting provides adequate time for serious discussion of appropriate issues and that appropriate information is made available to Board members on a timely basis; and
• Developing the agenda for and chairing executive sessions and acting as liaison between the independent directors and the Board Chair on matters raised in such sessions.
In addition, the Lead Director is entitled to request material and receive notice of and attend all Board committee meetings.
The Board believes that having an independent Lead Director whose responsibilities closely parallel those of an independent chair ensures that the appropriate level of independent oversight is applied to all Board decisions.

Our Corporate Governance Guidelines provide that our Board will include a majority of independent directors.
As described in Item 1—Election of Directors, nine of our ten director nominees are independent. In addition, all directors serving on each of the Audit, Compensation, and Governance Committees are independent directors. Each of these committees is led by a committee chair that sets the agenda for the committee and reports to the full Board on the committee’s work. The independent members of the Board and the independent members of each of the standing committees meet quarterly in executive session.
Director Independence

18 Acuity Brands, Inc.

CORPORATE GOVERNANCE AT ACUITY BRANDS
Committees of the Board
The Board has delegated certain functions to the Audit Committee, the Compensation and Management Development Committee, the Governance Committee, and the Executive Committee. Our Committee charters set forth the responsibilities of each Committee. For information about where to find the charters, see Governance Policies and Procedures.

AUDIT COMMITTEE
Fiscal 2019 Committee Members	Rotated In / New Director: Ray M Robinson (Mar 2020) Laura G. O'Shaughnessy (Jun 2020)	Fiscal 2020 Committee Members
Dominic Pileggi (Chair) James. H. Hance, Jr, Robert F. McCullough Mary A. Winston		Mary A. Winston (Chair) James. H. Hance, Jr, Robert F. McCullough Laura G. O'Shaughnessy Ray M. Robinson
Rotated Out: Dominic Pileggi (Mar 2020)

Meetings in FY 2020: 5	Attendance: 97%	Report: page 31
Roles and Responsibilities of the Committee
•    Matters pertaining to our auditing, internal control, and financial reporting, as set forth in the Committee’s report (see Report of the Audit Committee) and in its charter.
•    Each quarter, the Audit Committee meets separately with the independent registered public accounting firm and the internal auditor without other management present.
•    Periodically, and when necessary, the Audit Committee meets separately with the Chief Financial Officer and the General Counsel without other management present to review legal and compliance matters.
Each member of the Committee is independent under the requirements of the SEC and the Sarbanes-Oxley Act of 2002. In addition, each member of the Committee meets the current independence and financial literacy requirements of the listing standards of the New York Stock Exchange (the “NYSE”). The Board has determined that each of the members of the Committee, except Ray M. Robinson, satisfy the “audit committee financial expert” criteria adopted by the SEC and that each of them has accounting and related financial management expertise required by the listing standards of the NYSE.

COMPENSATION AND MANAGEMENT DEVELOPMENT COMMITTEE
Fiscal 2019 Committee Members	Rotated In / New Director: Dominic Pileggi (Mar 2020) Maya Leibman (Mar 2020)	Fiscal 2020 Committee Members
Ray M. Robinson (Chair) W. Patrick Battle Peter C. Browning G. Douglas Dillard, Jr. Julia B. North		Dominic Pileggi (Chair) W. Patrick Battle Peter C. Browning G. Douglas Dillard, Jr. Maya Leibman
Rotated Out / Retired: Julia B. North (Jan 2020) Ray M. Robinson (Mar 2020)

Meetings in FY 2020: 6	Attendance: 100%	Report: page 62
Roles and Responsibilities of the Committee
•    Matters relating to the evaluation and compensation of the executive officers and non-employee directors, as set forth in its charter.
•    At most regularly scheduled meetings, the Compensation and Management Development Committee meets privately with an independent compensation consultant without management present.
•    Annually, the Compensation and Management Development Committee evaluates the performance of the independent consultant in relation to the Committee’s functions and responsibilities.
Each member of the Committee is independent under the listing standards of the NYSE and a non-employee director under Section 16(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In addition, the Board has determined that each member of the Committee meets the additional independence requirements applicable to compensation committees under NYSE listing standards.

2020 Proxy Statement 19

CORPORATE GOVERNANCE AT ACUITY BRANDS
Compensation Committee Interlocks and Insider Participation
The directors who served on the Compensation and Management Development Committee of the Board during the fiscal year ended August 31, 2020 were W. Patrick Battle, Peter C. Browning, G. Douglas Dillard, Jr., Maya Leibman, Julia B. North (who retired in January 2020), Dominic Pileggi, and Ray M. Robinson. None of these individuals are or ever have been officers or associates of the Company. During fiscal 2020, none of our executive officers served as a director or on the compensation committee of any entity for which any of these individuals served as an executive officer, and there were no other compensation committee interlocks with the entities with which these individuals or our other directors are affiliated.

GOVERNANCE COMMITTEE
James H. Hance, Jr. (Chair) W. Patrick Battle Peter C. Browning G. Douglas Dillard, Jr. James H. Hance, Jr. Maya Leibman Robert F. McCullough Dominic J. Pileggi Ray M. Robinson Mary A. Winston	Meetings in FY 2020: 4	Attendance: 100%
Roles and Responsibilities of the Committee
•    Reviewing matters pertaining to the composition, organization, and practices of the Board.
•    Recommending Corporate Governance Guidelines
•    Recommending and overseeing the Code of Ethics and Business Conduct
•    Overseeing our ESG initiatives
•    Periodic evaluation of the Board
•    Periodic evaluation of individual directors
•    Recommending to the full Board a slate of directors for election by stockholders at the annual meeting and candidates to fill a new Board position or any vacancies on the Board as explained in greater detail in Director Nomination Process.
The Board has determined that each member of the Committee is independent under the listing standards of the NYSE.

EXECUTIVE COMMITTEE

Vernon J. Nagel (Chair) Neil M. Ashe James H. Hance, Jr. Dominic J. Pileggi Mary A. Winston	Meetings in FY 2020: 0
Roles and Responsibilities of the Committee
•    The Executive Committee is composed of the Chair of the Board, the CEO, the Lead Director, and the Chairs of our other standing Committees.
•    The Executive Committee is authorized to perform all of the powers of the full Board, except the power to amend the By-Laws and except as restricted by Delaware General Corporation Law (“Delaware Law”). The Executive Committee is called upon in very limited circumstances due to reliance on the other standing committees of the Board and the direct involvement of the entire Board in governance matters.
On October 6, 2020, the Board, as part of a review of its governing structure, disbanded the Executive Committee.

20 Acuity Brands, Inc.

CORPORATE GOVERNANCE AT ACUITY BRANDS
Director Engagement
Board Meetings and Attendance
During the fiscal year ended August 31, 2020, the Board met six times. All of our directors attended 100% of the five regular Board meetings held during the fiscal year. Two directors were unable to attend one special Board meeting due to scheduling conflicts. We typically expect that each continuing director will participate in the annual meeting of stockholders, absent a valid reason. All of the directors serving at the time of last year’s annual meeting attended the meeting.
Meetings of Non-Management Directors
Our Corporate Governance Guidelines provide that all non-management directors meet in executive session outside the presence of the Chief Executive Officer and other Company personnel during a portion of each of the Board’s in-person meetings. As noted above, the Lead Director chairs these executive sessions and develops the agenda for each executive session.
Beyond the Boardroom
Our directors routinely receive updates on the Company's strategy and operations from members of the management team during quarterly meetings that allow continued engagement with our associates who are involved in day-to-day operations. In addition, the Board may have an operational site visit each year.
When a new director is elected to the Board, the Company's senior leadership team conducts orientation that covers such topics as strategy development and deployment, product innovation, industry overview, sales and marketing strategies, supply chain and sourcing management, financial highlights/plan, legal entity structure, and a general overview of the Company's governance policies and practices.
Board Evaluation Process
The Board believes in a robust self-evaluation process. The Governance Committee oversees this process on behalf of the Board.

1	2	3	4	5
All members of the Board complete a detailed confidential questionnaire on the performance of the full Board and each of the standing committees	Outside counsel collects and analyzes the data and prepares a written report summarizing the responses	The Governance Committee discusses the report with the full Board	Matters requiring follow-up are addressed by the Chair of the Governance Committee and the Chair of the Board	Each standing committee conducts its own self-evaluation, and each Committee Chair reports the performance evaluation results to the Board

2020 Proxy Statement 21

CORPORATE GOVERNANCE AT ACUITY BRANDS
Board Responsibilities
Strategic Oversight
Our Executive Chairman, Mr. Nagel, with his in-depth knowledge and understanding of our operations, is well-positioned to bring key strategic and business issues to the Board’s attention. In addition, Mr. Ashe, our new CEO, with his long-term focus on growth for the Company, is focused on ensuring that stockholder expectations are being met. The Board also routinely receives operational reports from other senior leaders on key business activities including, but not limited to, strategic direction, industry conditions, competitive landscape, and other enterprise risk matters.
Risk Oversight
We believe that our risk oversight structure outlined below effectively supports the risk oversight function of the Board. We have an independent Lead Director and strong independent directors that chair the various committees involved with risk oversight. We also encourage open communication between management and directors with respect to risk oversight.

FULL BOARD AND COMMITTEES

Board Oversight
Pursuant to our Corporate Governance Guidelines, it is the Board’s role to provide oversight of the Company’s risk management processes. The Board receives quarterly updates on various risks from the committee chairs. In addition to the committees’ work in overseeing risk management, our Board regularly discusses significant risks that the Company may be facing.

Audit Committee	Compensation and Management Development Committee	Governance Committee

Specifically charged with the responsibility of meeting periodically with management to discuss major financial risk exposures (including cybersecurity) and the steps management has taken to monitor and control the Company’s exposure to risk, including policies with respect to financial risk assessment and risk management.

Considers risk in designing the compensation program, with the goal of appropriately balancing annual incentives and long-term performance. A discussion of the compensation risk analysis conducted by the Compensation and Management Development Committee is included in the Compensation Discussion and Analysis later in this proxy statement.
Specifically charged with oversight of the Company's ESG programs and policies and any associated risks, as well as oversight of the Company's Code of Ethics and Business Conduct.

Management routinely prepares and presents to the Board an enterprise risk management report identifying and evaluating key risks, including cyber risk, and how these risks are being managed. In addition, management provides updates during the year of any material changes to the risk profile and reports on any newly identified risks.

22 Acuity Brands, Inc.

CORPORATE GOVERNANCE AT ACUITY BRANDS
Succession Planning and Human Capital Management
The Board and our Compensation and Management Development Committee routinely review succession plans for key management positions and provides guidance to management on such succession plans. In addition, human capital management, including diversity and inclusion initiatives, is important to our ongoing business success and we recognize that it requires continued investment in our associates. Acuity Brands is an equal opportunity employer, and we are committed to making employment decisions without regard to race, color, religion, national or ethnic origin, sex, sexual orientation, gender identity or expression, age, disability, protected veteran status or other characteristics protected by law. We seek to retain our associates through competitive compensation and benefits, as well as challenging work experiences with increasing levels of responsibility. We strive to engage our associates in ways that will enhance their personal well-being and promote job satisfaction.
At COVID-19's onset, we immediately launched several cross-functional workstreams focused on helping us determine how to change our workplace and how to work to accommodate the new world created by the virus. Our priorities were the health and well-being of our associates and their families, and ensuring that we could continue to operate effectively. In addition to the day-to-day efforts of balancing work life and family priorities, our associates continued to identify ways to make a positive impact on the communities where we operate and they live.
Contacting the Board of Directors
Pursuant to a policy adopted by the Board, stockholders and other interested parties may communicate directly with the Board as a group or our non-management directors as a group by writing to the Chair of the Governance Committee and with members of the Audit Committee as a group by writing to the Chair of the Audit Committee, each in care of the Corporate Secretary at our principal executive offices. Our principal executive offices are located at 1170 Peachtree Street, NE, Suite 2300, Atlanta, Georgia 30309. All communications will be forwarded promptly by the Corporate Secretary to the appropriate Board member.
Governance Policies and Procedures
Corporate Governance Practices
Our Board of Directors has approved a number of changes to our corporate governance practices over the past several of years, including:
By-Law Amendment to Provide Proxy Access. We amended our By-Laws to include proxy access rights, which enable a stockholder or a group of up to 20 stockholders owning 3% or more of our outstanding common stock continuously for at least three years to nominate and include in our proxy materials director candidates constituting up to the greater of 20% of the number of directors then in office or two directors, subject to the requirements specified in our By-Laws. The amendment to our By-Laws to include proxy access was the result of the Board’s ongoing review of our corporate governance structure and current trends in corporate governance. The Board believes the proxy access bylaw provisions adopted by the Company conform generally with prevailing terms of proxy access bylaw provisions adopted by other public companies and reflect consideration of various factors identified by proxy advisory firms and corporate governance experts as critical to providing meaningful proxy access rights for stockholders.
Amendment of our Certificate of Incorporation to Declassify of our Board of Directors. At the Annual Meeting for fiscal 2016, the stockholders approved the amendment to our Certificate of Incorporation to phase out the classified structure of our Board of Directors. After completion of the phase out of the classified structure beginning with elections held at our Annual Meeting for fiscal 2017, all directors are now elected for one-year terms.
Amendments to our Corporate Governance Guidelines. We approved amendments to our Corporate Governance Guidelines to increase the retirement age of directors from 72 to 75, to provide that persons will not be nominated for election after their 75th birthday unless the Board determines that due to unique or extenuating circumstances it is in the best interest of the Company and its stockholders to waive such limitation. In October 2020, we also amended the Corporate Governance Guidelines to reduce the number of public boards that our outside directors may serve on from five to four.
Amendment of our Certificate of Incorporation and Bylaws to Remove Supermajority Provisions. In October 2020, the Board approved amendments to our Amended and Restated Certificate of Incorporation and our Amended and Restated Bylaws to eliminate supermajority voting provisions relating to amendments to the Amended and Restated Certificate of

2020 Proxy Statement 23

CORPORATE GOVERNANCE AT ACUITY BRANDS
Incorporation and the Amended and Restated Bylaws, and the removal of directors. These amendments will become effective if approved by stockholders at this Annual Meeting.
Amendment of our Certificate of Incorporation and Bylaws to Permit Stockholders to Call a Special Meeting. In October 2020, the Board approved amendments to our Amended and Restated Certificate of Incorporation and our Amended and Restated Bylaws granting stockholders holding 20% or more of the Company's outstanding common stock the ability to call a special meeting of stockholders. These amendments will become effective if approved by the stockholders at this Annual Meeting.
Corporate Documents and SEC Filings
The following governance documents are available on our website at www.acuitybrands.com under Corporate—Corporate Governance.
•    Certificate of Incorporation
•    By-Laws
•    Corporate Governance Guidelines
•    Audit Committee Charter
•    Compensation and Management Development Committee Charter
•    Governance Committee Charter
•    Board Diversity Policy
•    Policy Regarding Interested Party Communications with Directors
•    Policy on Stockholder Recommendations for Board of Director Candidates
•    Anti-Bribery and Anti-Corruption Policy
•    Code of Ethics and Business Conduct
•    Whistleblower and Non-Retaliation Policy
•    Stock Ownership Guidelines Policy
Copies of any of these documents will be furnished to any interested party if requested in writing to Corporate Secretary, Acuity Brands, Inc., 1170 Peachtree Street, NE, Suite 2300, Atlanta, Georgia 30309. Our SEC filings, including Section 16 filings, are available on our website under SEC Filings. Our proxy materials and annual report are available on our website under Annual Report/Proxy. Information on or connected to our website is not, and should not be, considered a part of this proxy statement.
Compensation of Directors
Non-Employee Director Compensation
The compensation program of our non-employee directors is designed to achieve the following goals:
•    compensation should fairly pay directors for work required for a company of our size and scope;
•    compensation should align directors’ interests with the long-term interests of stockholders; and
•    the structure of the compensation should be simple, transparent, and easy for stockholders and directors to understand.
Directors who are employees of the Company receive no additional compensation for services as a director or as a member of a committee of our Board.
Director Fees
The compensation paid to our non-employee directors for their service on our Board and its committees is reviewed periodically with the assistance of the Compensation and Management Development Committee's independent compensation consultant using comparative data from the same peer companies that the Compensation and Management Development Committee uses to evaluate executive officer compensation. The Compensation and Management Development Committee last reviewed the non-employee director compensation program in fiscal 2019. The following table shows the current director compensation program.

24 Acuity Brands, Inc.

CORPORATE GOVERNANCE AT ACUITY BRANDS

Description	Since Fiscal 2019
Annual Fees
Cash Portion (1)	$80,000
Non-Cash Portion (2)	$145,000
Total Annual Fees	$225,000

Governance Committee Chair (3)	$25,000
Audit Committee Chair (3)	$20,000
Compensation and Management Development Committee Chair (3)	$15,000

Board Meeting Fee (for meetings in excess of six per fiscal year)	$2,000
Committee Meeting Fee (for meetings in excess of six per fiscal year)	$1,500
(1)    Approximately 36% of the Annual Fee is payable in cash. This portion of the Annual Fee may, at the director's election, be deferred into the Deferred Compensation Plan described below.
(2)    Approximately 64% of the Annual Fee is required to be deferred into stock units in the Deferred Compensation Plan until the director exceeds the Stock Ownership Requirement described below. Once the Stock Ownership Requirement has been met, non-employee directors may annually elect to receive this non-cash portion of the Annual Fee in vested stock grants issued pursuant to the Deferred Compensation Plan.
(3)    The cash portion of any chair or meeting fees, also payable in cash, may be deferred into the Deferred Compensation Plan described below.
Equity Award
The non-employee directors do not routinely receive equity awards. Newly appointed or elected non-employee directors may receive an initial equity award valued at $20,000 in the form of restricted stock. The new director equity awards generally vest ratably over a three year period and accumulate dividends during the vesting period at a rate that is equal to the dividends paid to other common stockholders. Upon vesting, accumulated dividends are paid in cash to the directors. Each of Ms. Leibman and Ms. O'Shaughnessy received such awards during fiscal 2020.
Deferred Compensation Plan
We maintain the Acuity Brands, Inc. 2011 Nonemployee Director Deferred Compensation Plan (the “Deferred Compensation Plan” or “2011 NEDC”), which was approved by stockholders in January 2012. Fees that non-employee directors elect to defer are invested in deferred stock units to be paid in shares following retirement from the Board or credited to an interest-bearing account to be paid in cash following retirement from the Board. Dividend equivalents earned on deferred stock units are credited to the interest-bearing account. The Deferred Compensation Plan allows grants of vested stock in lieu of mandatory deferral for the non-cash component of the annual fees if the director’s stock ownership exceeds the stock ownership requirement.
Stock Ownership Guidelines
Each non-employee director is subject to a stock ownership guideline that requires each director to attain ownership in our common stock valued at $400,000, equal to five times the $80,000 annual cash fee, within four years of joining our Board. For purposes of the stock ownership guideline, directly held shares, deferred stock units and unvested restricted stock are counted. During fiscal 2020, each of our non-employee directors serving for at least four years have met the stock ownership guideline. See Beneficial Ownership of the Company’s Securities.

2020 Proxy Statement 25

CORPORATE GOVERNANCE AT ACUITY BRANDS
Fiscal 2020 Director Compensation
The following table sets forth the fiscal 2020 compensation of our non-employee directors. Our Executive Chairman, Mr. Nagel, and our President and Chief Executive Officer, Mr. Ashe, did not receive any additional compensation for their director service. Our non-employee directors did not receive any option awards, did not have any non-equity incentive plan compensation, and did not have any earnings in a non-qualified deferred compensation plan in excess of the applicable federal rate to disclose in the table.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(1)	Total ($)(2)
W. Patrick Battle	$80,000	$145,000	$225,000
Peter C. Browning	94,583	145,000	239,583
G. Douglas Dillard, Jr.	80,000	145,000	225,000
James H. Hance, Jr.	90,417	145,000	235,417
Maya Leibman (3)	46,667	104,675	151,342
Robert F. McCullough	80,000	145,000	225,000
Julia B. North (3)	40,000	72,500	112,500
Laura G. O'Shaughnessy (3)	—	61,545	61,545
Dominic J. Pileggi	97,917	145,000	242,917
Ray M. Robinson	88,750	145,000	233,750
Mary A. Winston	88,333	145,000	233,333
(1)    The $80,000 payable to the director in cash along with any chair or excess meeting fees may be deferred into the Deferred Compensation Plan at the election of the director into either stock units to be paid in shares following retirement from the Board or credited to an interest-bearing account to be paid in cash following retirement from the Board. The $145,000 non-cash portion of the annual director fee may, at the election of the director, be granted in vested stock if the director’s stock ownership exceeds the Stock Ownership Guideline. As of the date of their respective appointment to the Board, each of Ms. Leibman and Ms. O'Shaughnessy received a restricted stock award valued at approximately $20,000 that vests ratably over three years. The number of shares received was determined by dividing the grant value by the closing price of our common stock on the grant date ($118.69 for Ms. Leibman and $86.82 for Ms. O'Shaughnessy)) rounded to the nearest whole share (169 shares for Ms. Leibman and 230 shares for Ms. O'Shaughnessy). The following table sets forth the allocation of the non-cash portion of the fiscal 2020 annual retainer to each applicable director and any restricted stock award received:

	Paid as Vested Stock Grants		Paid as Deferred Stock Units		Restricted Stock Award
Name	$	#	$	#	$	#
W. Patrick Battle	—	—	145,000	1,366	—	—
Peter C. Browning	—	—	145,000	1,366	—	—
G. Douglas Dillard, Jr.	—	—	145,000	1,366	—	—
James H. Hance, Jr.	145,000	1,367	—	—	—	—
Maya Leibman	—	—	84,583	919	20,092	169
Robert F. McCullough	145,000	1,367	—	—	—	—
Julia B. North	72,500	588	—	—	—	—
Laura G. O'Shaughnessy	—	—	41,576	411	19,969	230
Dominic J. Pileggi	—	—	145,000	1,366	—	—
Ray M. Robinson	145,000	1,367	—	—	—	—
Mary A. Winston	108,750	1,080	36,250	286	—	—
(2)    The only perquisite received by directors is a match on charitable contributions. The maximum match in any fiscal year is $5,000 and is below the required reporting threshold.
(3)    Total compensation for Ms. North represents less than a full-year of compensation due to her retirement from the Board in January 2020. Total compensation for Ms. Leibman and Ms. O'Shaughnessy represents less than a full-year of compensation based on the date of their respective appointments to the Board.

26 Acuity Brands, Inc.

AUDIT COMMITTEE MATTERS

Item 2 Ratification of the Appointment of the Independent Registered Public Accounting Firm
At the 2020 Annual Meeting, a proposal will be presented to ratify the appointment of Ernst & Young LLP ("EY") as the independent registered public accounting firm to audit our financial statements for the fiscal year ending August 31, 2021. EY has performed this function for us since 2002. One or more representatives of EY are expected to be present at the 2020 Annual Meeting and will be afforded the opportunity to make a statement if they so desire and to respond to appropriate questions. Information regarding fees paid to EY during fiscal 2020 and fiscal 2019 is set out below in Audit Fees and Other Fees.
Based on the Audit Committee’s evaluation discussed below in Selection and Engagement of the Independent Registered Public Accounting Firm, the Audit Committee believes that EY is independent and that it is in the best interests of the Company and our stockholders to retain EY to serve as our independent auditor for fiscal 2021.

The Board of Directors recommends that you vote FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm.
Selection and Engagement of the Independent Registered Public Accounting Firm
The Audit Committee is directly responsible for the appointment, oversight, evaluation, and compensation of our independent registered public accounting firm, including review of their qualifications, independence, and performance. Additionally, the Audit Committee is involved in the selection of the lead engagement partner from the audit firm, which is required to be rotated every five years.
In determining whether to reappoint EY as the Company’s independent auditor, the Audit Committee took into consideration a number of factors, including the length of time the firm has been engaged, the quality of the Audit Committee’s ongoing discussions with EY, an annual assessment of the professional qualifications and past performance of the audit team, the appropriateness of fees, and external data regarding the firm’s audit quality and performance, including recent PCAOB reports on EY and its peer firms. Based on this evaluation, the Audit Committee believes that EY is independent and that it is in the best interests of the Company and our stockholders to retain EY to serve as our independent auditor for fiscal 2021.
Audit Fees and Other Fees
The following table sets forth the aggregate fees billed during the fiscal years ended August 31, 2020 and 2019:

Fees Billed:	2020	2019
Audit Fees	$2,050,000	$2,514,000
Tax Fees	81,000	108,000
Total	2,131,000	2,622,000
Audit Fees include fees for services rendered for the audit of our annual financial statements, the review of the interim financial statements included in quarterly reports, and audits of statutory financial statements in certain foreign locations. Audit fees also include fees associated with rendering an opinion on our internal controls over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002.
Tax Fees primarily include international tax compliance and assistance with transfer pricing in various foreign jurisdictions.
2020 Proxy Statement 27

AUDIT COMMITTEE MATTERS
Preapproval Policies and Procedures
The Audit Committee has established policies and procedures for the approval and preapproval of audit services and permitted non-audit services. The Audit Committee has the responsibility to engage and terminate our independent registered public accounting firm, to preapprove the performance of all audit and permitted non-audit services provided to us by our independent registered public accounting firm in accordance with Section 10A of the Exchange Act, and to review with our independent registered public accounting firm their fees and plans for all services. All fees paid to EY were preapproved by the Audit Committee and there were no instances of waiver of approval requirements or guidelines.
The Audit Committee considered the provision of non-audit services by the independent registered public accounting firm and determined that provision of those services was compatible with maintaining auditor independence.
There were no “reportable events” as that term is described in Item 304(a)(1)(v) of Regulation S-K.
Report of the Audit Committee
The Audit Committee and the Board of Directors previously adopted a written charter to set forth the Audit Committee’s responsibilities. The charter is reviewed annually and amended as necessary to comply with new regulatory requirements. A copy of the Audit Committee charter is available on the Company’s website at www.acuitybrands.com under Investor Relations, then Corporate—Corporate Governance. The Audit Committee is comprised solely of independent directors, as such term is defined by the listing standards of the New York Stock Exchange. The Committee held five meetings during fiscal 2020.
The Company’s management has the primary responsibility for the financial statements, for maintaining effective internal control over financial reporting, and for assessing the effectiveness of internal control over financial reporting. As required by the charter, the Audit Committee reviewed the Company’s audited financial statements and met with management to discuss the audited financial statements in the Company’s Annual Report on Form 10-K, including the quality, not just the acceptability, of the accounting policies; the reasonableness of significant judgments; and the clarity of disclosures in the financial statements.
The Audit Committee received from the independent registered public accounting firm the required written disclosures regarding its independence and the report regarding the results of its integrated audit. The Committee reviewed with the independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of those audited financial statements with U.S. GAAP, its judgments as to the quality, not just the acceptability, of the Company’s accounting policies and such other matters as are required to be discussed with the Committee under the rules adopted by the Public Company Accounting Oversight Board (United States) (“PCAOB”), the rules of the SEC, and other applicable regulations. In addition, the Committee has discussed with the independent registered public accounting firm the firm’s independence from Company management and the Company, including the matters in the letter from the firm required by PCAOB Rule 3526, “Communication with Audit Committees Concerning Independence,” and considered whether the non-audit services provided by them during fiscal 2020 were compatible with the independent registered public accounting firm’s independence.
The Committee also reviewed and discussed together with management and the independent registered public accounting firm the Company’s audited financial statements for the year ended August 31, 2020 and the results of management’s assessment of the effectiveness of the Company’s internal control over financial reporting, including their knowledge of any fraud, whether or not material, that involved management or other associates who had a significant role in the Company’s internal controls and the independent registered public accounting firm’s audit of internal control over financial reporting.
The Committee discussed with the Company’s internal auditors and independent registered public accounting firm the overall scope and plans for their respective audits. The Committee meets with the internal auditors and the independent registered public accounting firm on a quarterly basis, with and without management present, to discuss the results of their examinations; their evaluations of the Company’s internal control, including internal control over financial reporting; and the overall quality of the Company’s financial reporting.

28 Acuity Brands, Inc.

AUDIT COMMITTEE MATTERS
Based on its discussions with management and the Company’s independent registered public accounting firm referenced above, the Audit Committee did not become aware of any material misstatements or omissions in the audited financial statements. Accordingly, the Audit Committee recommended to the Board of Directors that the audited financial statements and management’s assessment of the effectiveness of the Company’s internal control over financial reporting be included in the Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2020 for filing with the SEC.
AUDIT COMMITTEE
Mary A. Winston, Chair
James H. Hance, Jr.
Robert F. McCullough
Laura G. O'Shaughnessy
Ray M. Robinson

2020 Proxy Statement 29

AMENDMENTS OF CERTIFICATE
OF INCORPORATION

Item 3 Amendment of Company's Certificate of Incorporation to Remove Supermajority Voting Amendment Provisions (Item 3(a)) and Director Removal Provisions (Item 3(b))
The Board is asking you to approve amendments to our Amended and Restated Certificate of Incorporation (as amended prior the date hereof, the "Certificate") to eliminate supermajority voting provisions from the Certificate and to replace such provisions with a majority voting standard. As discussed in Background of the Proposed Supermajority Voting Provision Amendments, the Certificate currently requires an 80% vote for stockholders to amend certain of the Company's governance documents and to remove directors from office. Due to the differing nature of the provisions affected, this matter is presented as two separate voting items, Item 3(a) and Item 3(b), as described in Description of the Proposed Supermajority Voting Amendments. Approval of either Item 3(a) or Item 3(b) is not conditioned upon approval of the other.
The Board is proposing these amendments after a review of our corporate governance principles. We recognize that supermajority voting requirements are intended to protect against self-interested action on the part of large stockholders by requiring broad stockholder support of certain types of governance changes. In this regard, the proposed amendments may make it easier for one or more stockholders to remove directors or effect other corporate governance changes in the future. Nevertheless, the Board recognizes that many of our stockholders and others may view supermajority voting provisions as a method to limit the Board's accountability to stockholders or be a way to limit stockholder participation in the corporate governance of the Company. After seeking and carefully weighing input from our stockholders, the Board determined that the proposed amendments are in the best interests of the stockholders and approved the proposed amendments to the Certificate, subject to stockholder approval at this Annual Meeting.
The full text of the proposed amendments to the Certificate are attached as Appendix B to this Proxy Statement.

The Board of Directors recommends that you vote FOR the approval of the proposal to amend our Amended and Restated Certificate of Incorporation to eliminate supermajority voting provisions relating to amendments to the Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws (Item 3(a)), and removal of directors (Item 3(b)).

Background of the Proposed Supermajority Voting Amendments
We are asking you to approve amendments to our Certificate to eliminate supermajority voting provisions from the Certificate and to replace such provisions with a majority voting standard. As discussed further below, the Certificate currently requires an 80% vote for stockholders:
•to amend the Company’s governance documents – the Amended and Restated Bylaws (the “Bylaws”) and certain provisions in the Certificate, see Item 3(a): Eliminate Supermajority Voting Provisions and Amend our Governance Documents; and
•to remove directors from office, see Item 3(b): Eliminate Supermajority Voting Provision to Remove Directors.
In light of the differing nature of the provisions affected, this matter is presented as two separate voting items. Approval of either of Item 3(a) or Item 3(b) is not conditioned upon approval of the other.

30 Acuity Brands, Inc.

AMENDMENTS OF CERTIFICATE OF INCORPORATION
Rationale for the Proposed Supermajority Voting Amendments
The proposed amendments are a result of the Board’s ongoing review of our corporate governance principles. The Board recognizes that supermajority voting requirements are intended to protect against self-interested action on the part of large stockholders by requiring broad stockholder support for certain types of governance changes. In this regard, the proposed amendments may make it easier for one or more stockholders to remove directors or effect other corporate governance changes in the future. Nevertheless, the Board also recognizes that many investors and others now view supermajority voting provisions as unduly limiting the Board’s accountability to stockholders or stockholder participation in the corporate governance of the Company. After considering stockholder input and carefully weighing all of these considerations, the Board determined that the proposed amendments are in the best interests of stockholders and approved the proposed amendments to the Certificate, the text of which are attached to this proxy statement as Appendix B, and recommended that the stockholders adopt these amendments by voting in favor of this proposal.
Description of the Proposed Supermajority Voting Amendments
Item 3(a): Eliminate Supermajority Voting Provisions to Amend Our Governance Documents
Currently, the Certificate states that stockholders can alter, amend or repeal the Bylaws only if that action is approved by at least an 80% supermajority vote (see Article V of the Certificate). This Item 3(a) proposes to amend this provision by replacing the reference to “80%” with “a majority.” As a result, stockholders would be able to amend the Bylaws by the affirmative vote of the holders of not less than a majority of the voting power of all of the then outstanding shares of capital stock entitled to vote on such matter, voting together as a single class. Likewise, Article XI of the Certificate currently requires an 80% supermajority vote to amend, modify or repeal, or adopt a provision inconsistent with, the provisions in the Certificate relating to stockholder action at an annual or special meeting and the process by which a special meeting may be called; ability of stockholders to act by written consent; election and removal of directors; amendment of the Bylaws; director exculpation from liability; and amendment of the Certificate. This Item 3(a) proposes to delete the supermajority voting requirement for amending these provisions. As a result, if approved and implemented, the standard for stockholder approval of any future amendments to the Certificate, including with respect to any of these provisions, would be the affirmative vote of the holders of not less than a majority of the voting power of all of the then outstanding shares of capital stock entitled to vote on such matter, voting together as a single class.
Item 3(b): Eliminate Supermajority Voting Provision to Remove Directors
Currently, the Certificate states that stockholders can remove a director from office only if that action is approved by at least an 80% supermajority vote (see Article VII of the Certificate). This Item 3(b) proposes to remove this provision by deleting the second paragraph in Article VII of the Certificate. As a result, if approved and implemented, stockholders would be able to remove any director from office, with or without cause, by the affirmative vote of the holders of at least a majority of the shares then entitled to vote at an election of directors, which is the default standard under the Delaware General Corporation Law. In addition to eliminating the supermajority voting requirement relating to director removal, the proposed amendments contemplated by this Item 3(b) would also delete certain obsolete provisions relating to the declassification of our Board.
Changes in our Bylaws Relating to Proposed Supermajority Voting
In connection with the proposed amendments to the Certificate contemplated by Item 3(a), the Board has adopted conforming amendments to the Bylaws that will become effective upon our filing of a Certificate of Amendment implementing the amendments proposed by Item 3(a) with the Secretary of State of the State of Delaware.

2020 Proxy Statement 31

AMENDMENTS OF CERTIFICATE OF INCORPORATION
Complete Text of the Proposed Supermajority Voting Amendments
The general description of the proposed amendments described above is qualified in its entirety by reference to the full text of the proposed amendments to the Certificate attached to this proxy statement as Appendix B. If either Item 3(a) or Item 3(b) is approved, the Company intends to file a Certificate of Amendment to the Certificate with the Secretary of State of the State of Delaware promptly after the Annual Meeting, and the portion of the proposed Certificate amendment relating to such proposal will become effective at the time of that filing. If neither Item 3(a) nor Item 3(b) is approved by the requisite vote, then a Certificate of Amendment will not be filed with the Secretary of State of the State of Delaware and the Bylaw amendments will not become effective. If only Item 3(a) is not approved, the Bylaw amendments will not become effective, and the supermajority amendment provisions in both the Certificate and Bylaws will remain in place.

32 Acuity Brands, Inc.

AMENDMENTS OF CERTIFICATE OF INCORPORATION

Item 4 Amendment of Company's Certificate of Incorporation Relating to Allow Bylaw Amendment Granting Stockholders Right to Call a Special Meeting
The Board is asking you to approve amendments to our Certificate to allow stockholders holding 20% or more of our our outstanding common stock the ability to call a special meeting. As discussed in Background of the Proposed Special Meeting Amendments, the Certificate currently states that special meetings of stockholders may only be called by the Board (see Article V of the Certificate). Approval of this amendment to the Certificate proposes to modify this provision of the Certificate by stating that special meetings may be called by a stockholder if provided for in our Bylaws. See Description of the Proposed Special Meeting Amendments. Approval and implementation of this Item 4 would permit stockholders to call a special meeting on the terms contemplated in the Bylaws.
The Board is proposing these amendments after a review of our corporate governance principles. The Board believes stockholders should be permitted to request special meetings. In reviewing this matter, the Board must consider the disruption that special meetings may cause to the Company's business operations, as well as the substantial costs they entail. Specifically, the Board considered the substantial expense involved in organizing and preparing for a special meeting and the significant attention that would be required by our management team which would divert their focus from performing their primary functions of overseeing and operating our business in the best interests of all stockholders. The Board believes the proposal, as set forth, strikes the appropriate balance between enhancing the rights of all stockholders and preventing the disruption and waste of corporate assets that would arise if the required ownership threshold were set so low that owners of a small minority of shares could call a special meeting to consider a matter of littler or no interest to, and which may not be in the vest interests of, the Company's other stockholders. After seeing and carefully weighing stockholder input, the Board determined that the proposed amendments are in the best interests of the stockholders and approved the proposed amendments to the Certificate, subject to stockholder approval.
The full text of the proposed amendments to the Certificate relating to stockholders' ability to call a special meeting are attached as Appendix C to this Proxy Statement.

The Board of Directors recommends that you vote FOR the approval of the proposal to amend our Amended and Restated Certificate of Incorporation to allow amendments to the Amended and Restated Bylaws granting stockholders holding 20% or more of our outstanding common stock the ability to call a special meeting of stockholders.

Background of the Proposed Special Meeting Amendments
We are asking you to approve amendments to our Certificate to allow amendments to the Amended and Restated Bylaws granting stockholders holding 20% or more of the outstanding common stock the ability to call special meetings of stockholders. As discussed further below, due to a provision in the Certificate limiting the ability of stockholders to call special meetings, Company stockholders do not presently have the right to require the Company to call a special meeting of stockholders.
Rationale for the Proposed Special Meeting Amendments
The proposed amendments are a result of the Board’s ongoing review of our corporate governance principles. The Board believes stockholders should be permitted to request special meetings. However, in considering the stockholders’ best interests, the Board must also consider the disruption that special meetings cause to the Company’s business operations and the substantial costs they entail. Specifically, organizing and preparing for a special meeting involves substantial expense and requires significant attention from our management team, diverting their focus from performing their primary functions of overseeing and operating our business in the best interests of all stockholders. The Board believes that this proposal strikes the appropriate balance between enhancing the rights of all stockholders and preventing the disruption and waste of corporate assets that would arise if the required ownership threshold were set so low that owners of a small minority of shares could call a special meeting to consider a matter of little or no interest to, and which may not be in the best interests of, the Company’s other stockholders. After considering stockholder input and carefully weighing all of these considerations, the Board determined that the proposed amendments are in the best interests of stockholders and approved the proposed amendments to the Certificate, the text of which are attached to this proxy statement as Appendix C, and recommended that the stockholders adopt these amendments by voting in favor of this proposal.

2020 Proxy Statement 33

AMENDMENTS OF CERTIFICATE OF INCORPORATION
Description of the Proposed Special Meeting Amendments
Currently, the Certificate states that special meetings of stockholders may only be called by the Board (see Article V of the Certificate). This Item 4 proposes to modify this provision by stating that special meetings may be called by stockholders if provided in the Bylaws. As a result, if approved and implemented, stockholders would be permitted to call a special meeting of stockholders on the terms contemplated by the Bylaws.
Changes in our Bylaws Relating to Proposed Special Meeting Amendments
If Item 4 is approved by stockholders, the resulting elimination of the limitation in the Certificate on the ability to call special meetings of stockholders would allow the Board the flexibility to make the necessary changes to the Bylaws to implement the right for stockholders to call a special meeting of stockholders. The Board has adopted amendments to the Bylaws permitting stockholders who own at least 20% of the Company’s outstanding common stock to call a special meeting of stockholders that will become effective, without any further action by the Board or stockholders, upon our filing of a Certificate of Amendment implementing the amendments proposed by Item 4 with the Secretary of State of the State of Delaware. The text of the changes to be implemented in the By-Laws is attached to this Proxy Statement as Appendix C.
The amendments to the By-Laws are designed to prevent duplicative and unnecessary meetings. The Board would not be required to call a stockholder-requested special meeting if, among other things, (i) the Company receives the stockholder request for a meeting during the period beginning 90 days prior to the first anniversary date of the preceding annual meeting of stockholders and ending on the date of the next annual meeting, (ii) the stockholder request for a meeting relates to an item of business that is not a proper subject for stockholder action under applicable law, (iii) a substantially similar item was presented at any meeting of stockholders held within 120 days prior to the Company’s receipt of the stockholder meeting request, (iv) a substantially similar item is included in the Company’s notice as an item to be brought before a meeting that has been called but not yet held, or (iv) the proposed item(s) of business are presented at another meeting held not less than 120 days after receipt of the stockholder request for such meeting.
Complete Text of the Proposed Special Meeting Amendments
The general description of the proposed amendments described in Item 4 above is qualified in its entirety by reference to the full text of the proposed amendments to the Certificate and the Bylaws attached to this Proxy Statement as Appendix C. If approved by stockholders at this Annual Meeting, these amendments to the Certificate will become effective upon filing of a Certificate of Amendment to our Restated Certificate of Incorporation with the Secretary of State of Delaware, which we will do promptly after the Annual Meeting, and the Bylaw amendments will thereupon become effective without any further action by the Board or stockholders. If Item 4 is not approved by stockholders, the Bylaw amendments will not become effective and the Certificate will not be amended as contemplated in this Item 4.

34 Acuity Brands, Inc.

EXECUTIVE OFFICERS
Executive officers are elected annually by the Board and serve at the discretion of the Board. Neil M. Ashe serves as a Director and as an executive officer. His business experience is discussed in Item 1—Election of Directors—Board Composition–Director Nominees. Our other executive officers as of the date of this proxy statement are described below.

Richard K. Reece

• Executive Vice President of the Company since September 2006; President of Acuity Brands Lighting, Inc. since September 2019; Chief Financial Officer from December 2005 to September 2019; and Senior Vice President from December 2005 to September 2006
• Vice President, Finance and Chief Financial Officer of Belden, Inc. (“Belden”) from April 2002 to November 2005
• President of Belden’s Communications Division from June 1999 to April 2002
• Vice-President Finance, Treasurer and Chief Financial Officer of Belden from August 1993 to June 1999
• Certified Public Accountant (inactive)
• Serves on the Atlanta Police Foundation, on the Board of the National Association of Manufacturers, and on the Board of Governors of the National Electrical Manufacturers Association

Executive Vice President; President of Acuity Brands Lighting, Inc. Age: 64

Karen J. Holcom

• Senior Vice President and Chief Financial Officer of the Company since September 2019
• Senior Vice President, Finance and Associate Engagement of Acuity Brands Lighting, Inc. (ABL) from January 2019 to September 2019
• Senior Vice President, Finance of ABL from 2006 to December 2018
• Vice President and Controller of the Company from 2004 to 2006
• Vice President, Financial Services of the Company from 2001 to 2004
• Prior to joining Acuity Brands, she served in various roles in accounting, reporting and financial planning at National Service Industries, Inc. from 1998 to 2001
• Certified Public Accountant
• Serves on the Georgia Chamber of Commerce

Senior Vice President and Chief Financial Officer Age: 51

2020 Proxy Statement 35

EXECUTIVE OFFICERS

Barry R. Goldman

• Senior Vice President and General Counsel of the Company since January 2015
• Senior Vice President and General Counsel of ABL from January 2007 to January 2015
• Vice President and Associate Counsel of ABL from April 2003 to January 2007
• Associate Counsel of the Company from August 2001 to April 2003
• Prior to joining Acuity Brands, he served as Associate Counsel of National Service Industries, Inc. from August 1997 to August 2001
• Serves on the Board of the Southface Institute and on the Board of The McClung Lighting Research Foundation

Senior Vice President and General Counsel Age: 54

Dianne S. Mills

• Senior Vice President and Chief Human Resources Officer of the Company since March 2020
• Principal, Mills Consulting from November 2017 to February 2020
• Senior Vice President, People Officer at Walmart eCommerce from August 2014 to January 2017
• Senior Vice President and Chief Human Resources Officer of PayPal from February 2009 to July 2014
• She served in various business and human resources roles of increasing responsibility at Bank of America from September 1999 to January 2009

Senior Vice President and Chief Human Resources Officer Age: 60

36 Acuity Brands, Inc.

EXECUTIVE COMPENSATION

Item 5 Advisory Vote to Approve Named Executive Officer Compensation
The Board is asking you to approve, on an advisory basis, the compensation of our named executive officers. The Board believes that our compensation policies and practices are effective in achieving our goals of paying for financial and operating performance and aligning the interests of our named executive officers with the interests of our stockholders. As required by Section 14A of the Exchange Act, stockholders have the opportunity to vote, on an advisory basis, to approve the compensation of our named executive officers. This vote is often referred to as “say on pay.” Stockholders are being asked to vote on the following resolution:
“Resolved, that the stockholders approve, on an advisory basis, the compensation of the named executive officers as disclosed in the compensation discussion and analysis, the accompanying compensation tables, and the related narrative disclosure in this proxy statement.”
As described in detail in this proxy statement under Compensation Discussion and Analysis, our compensation programs are designed to:
• Attract and retain executives by providing a competitive reward and recognition program that drives our success;
• Provide rewards to executives who create value for stockholders;
• Align the interest of executives with those of stockholders;
• Consistently recognize and reward superior performers, measured by achievement of results and demonstration of desired behaviors;
• Encourage executives to achieve ambitious goals while mitigating unnecessary or excessive risk taking; and
• Provide a framework for the fair and consistent administration of pay policies.
We were disappointed that our 2019 "say on pay" vote received only 33% support – well below support in prior years and what we consider acceptable. We engaged with stockholders again to seek feedback on other changes we could make to our executive compensation program. We believe that our comprehensive executive compensation program, with its balance of base salary, annual cash incentive awards, equity incentive awards and retirement benefits, rewards sustained performance and aligns with long-term stockholder interests and our “pay for performance” culture. We actively solicited and carefully considered feedback from stockholders about our compensation programs.
Based on feedback from stockholders, we made significant governance changes during fiscal 2020 that will shape our compensation processes going forward, including recruiting and appointing a new Chief Executive Officer, recruiting and appointing a new Chief Human Resources Officer, appointing a new Chair of the Compensation and Management Development Committee, appointing a new independent Lead Director of our Board, appointing two new independent directors to our Board, and hiring a new independent compensation consultant. We have committed to a compensation strategy going forward, see Executive Compensation Strategy.
Stockholders are encouraged to read the Compensation Discussion and Analysis, the accompanying compensation tables, and the related narrative disclosures contained in this proxy statement to see how we further enhanced our executive compensation programs for fiscal 2020 and for fiscal 2021.
Although this annual vote is non-binding, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation decisions. The frequency of our “say on pay” advisory vote was determined by a vote of our stockholders that occurred at our Annual Meeting held in January 2018.

The Board of Directors recommends that you vote FOR the approval of named executive officer compensation.

2020 Proxy Statement 37

EXECUTIVE COMPENSATION
Message from the Compensation and Management Development Committee

Dear Fellow Stockholders:

We, the members of the Compensation and Management Development Committee (the “Committee”), are responsible for oversight of the design and implementation of a comprehensive competitive compensation program that aligns the interests of our executive management team with those of our stockholders and other stakeholders. At Acuity Brands, the core of our executive compensation philosophy continues to be to “pay for performance”. Our objective is to achieve a comprehensive executive compensation program that balances base salary, annual cash incentives, equity incentive awards and retirement benefits, while rewarding sustained performance that is aligned with long-term stockholder interests.
During the Committee's annual review of its Charter, the name of the Committee was changed to the Compensation and Management Development Committee. The Committee believes this better reflects its role going forward. With the assistance of the Company's new Chief Human Resources Officer, Dianne Mills, the Committee will be regularly reviewing talent management and resulting succession for the management team. We believe that the Company's human capital and its active management and development represents a significant advantage that will enable the Company's continued success.
During fiscal 2020, the membership of the Committee was reviewed and realigned. This realignment considered the Board's diversity strategy and included the appointment of a new Chair and the addition of a new independent director. The newly constituted Committee also conducted a search and engaged a new independent compensation consultant, Exequity LLP ("Exequity"). Finally, with the new consultant and the Company's Chief Human Resources Officer, the Committee conducted an extensive review of the Company's pay programs and practices.
After we reviewed the results of the Company's "say on pay" vote from last year's Annual Meeting, the Committee directed stockholder outreach to obtain additional feedback on our current programs and practices. The results of this stockholder outreach is detailed under Stockholder Outreach. We have taken this feedback seriously and you will note a number of changes for fiscal 2021 highlighted in various sections of this Proxy Statement, including:
•Amending the Company's SERP to close the plan to new participants and committing that there will be no enhancement to benefits of existing participants going-forward;
•Eliminating the use of overlapping performance metrics the Company's incentive compensation plans;
•Limiting the payout to a maximum of 200% under the Company's incentive compensation plans;
•Reviewing and enhancing the Company's stock ownership guidelines;
•Removing certain age/tenure related benefits from the Company's long-term equity incentive plan; and
•Committing to no excise tax gross-ups in new severance or change in control agreements.
The Committee remains committed to the ongoing evaluation and improvement of our executive compensation programs. We look forward to future dialogue with stockholders and encourage you to reach out with any questions or concerns you may have related to our programs.

COMPENSATION AND MANAGEMENT
DEVELOPMENT COMMITTEE
Dominic J. Pileggi, Chair
W. Patrick Battle
Peter C. Browning
G. Douglas Dillard, Jr.
Maya Leibman

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EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
This section of the proxy statement describes the material elements of the fiscal 2020 compensation program for the named executive officers listed in the Summary Compensation Table. We first provide details of stockholder feedback and our outreach and response. We then give a business update including fiscal 2020 financial performance. Next, we review our compensation decisions and actions followed by a detailed description of our executive compensation program design and philosophy and each element of compensation that we provide. Finally, we describe the process and key factors the Compensation and Management Development Committee considered in determining fiscal 2020 compensation for the named executive officers.
For fiscal 2020, our named executive officers were:
Vernon J. Nagel, Executive Chairman; Former President and Chief Executive Officer
Neil M. Ashe, President and Chief Executive Officer
Richard K. Reece, Executive Vice President; President of Acuity Brands Lighting, Inc.
Karen J. Holcom, Senior Vice President and Chief Financial Officer
Barry R. Goldman, Senior Vice President and General Counsel
Dianne S. Mills, Senior Vice President and Chief Human Resources Officer
The Board considers the motivation and retention of the our executive management team to be critical to the long-term success of the Company. Incentive awards appropriately recognized the strong leadership, performance, and contributions of Acuity Brands’ executive management team, which were crucial during a difficult market environment faced by the industry and the Company.
Effective January 31, 2020, Vernon J. Nagel stepped down as CEO, but continued to serve as the Executive Chairman. As previously announced, Mr. Nagel will retire from the Company on or about December 28, 2020 and will not stand for re-election as a director of the Company. Also on January 31, 2020, Neil M. Ashe, who joined the Company on January 8, 2020, was appointed as our President and CEO. As indicated in last year's proxy statement, effective September 1, 2019, Richard K. Reece was appointed President of Acuity Brands and assumed responsibility for the commercial operations of the Company, including all product creation activities, go-to-market strategy, and supply chain activities, and Karen J. Holcom was appointed Senior Vice President and Chief Financial Officer. Effective March 2, 2020, Dianne S. Mills joined the Company as our new Senior Vice President and Chief Human Resources Officer and Barry R. Goldman was designated an executive officer.
Stockholder Feedback and Responsiveness
Consideration of “Say on Pay” Voting Result
At the fiscal 2019 Annual Meeting, our "say on pay" proposal received only 33% support, down from 53% support in fiscal 2018 and down from the support of over 90% we had for our executive compensation program in prior years.

	2014	2015	2016	2017	2018	2019
Historic "say on pay" support	98%	96%	94%	94%	53%	33%
Following last year's "say on pay" vote, the Compensation and Management Development Committee initiated a comprehensive review of the Company's executive compensation programs to evaluate a number of changes that would be responsive to the feedback we received from stockholders. We made significant governance changes in fiscal 2020, including:
•Recruiting and appointing a new Chief Executive Officer in January 2020;
•Recruiting and appointing a new Chief Human Resources Officer in March 2020;
•Appointing a new Chair of the Compensation and Management Development Committee, and also made other membership changes to the Compensation and Management Development Committee;
•Appointing a new independent Lead Director of the Board;
•Appointing two new independent directors to the Board in February 2020 and June 2020; and
•Selecting a new independent compensation consultant in June 2020.

2020 Proxy Statement 39

EXECUTIVE COMPENSATION
These changes to our leadership team, Compensation and Management Development Committee and outside directors reflect our commitment to the compensation strategy, resulting in meaningful changes to our fiscal 2020 and fiscal 2021 compensation programs.
In addition, we also conducted extensive outreach to our stockholders to better understand current areas of concerns, to provide a preview of incentive design changes being contemplated, and to review the new CEO's compensation program details. Our continued outreach reinforces our commitment to our stockholders.
Stockholder Outreach
During our efforts to seek support for our executive compensation program and prior to drafting this proxy statement, we solicited feedback from many of our stockholders. This outreach effort, which was led by the Compensation and Management Development Committee of our Board, directed management to encourage all stockholders that were receptive to speak with the Chair of the Compensation and Management Development Committee and to our Lead Director. Our outreach included 35 institutional stockholders representing 81% of our outstanding shares. We held discussions with 15 stockholders whose combined ownership in the Company represented 53% of our outstanding shares.
Following last year’s "say on pay" vote in addition to incorporating feedback received, the Committee undertook a further comprehensive review of the Company’s executive compensation programs with the assistance of our new outside compensation consultant as well as our legal advisors. Based on this review, we have evaluated and made a number of changes for fiscal 2021 that we believe will be responsive to the feedback we have received from stockholders, enhance the "pay-for-performance" alignment of our program with stockholders' interests, and help us retain and appropriately incentivize our named executive officers. Some of these changes are highlighted below and in the Proxy Statement Summary—Executive Compensation Highlights.
Feedback/Response Chart
The Compensation and Management Development Committee carefully considered the additional feedback from our stockholders following our "say on pay" vote last year. In addition, the Committee reviewed and considered other compensation and other governance best practices for changes to our executive compensation program that are expected to be implemented during fiscal 2021. The following table summarizes the stockholder feedback received from stockholders during fiscal 2020 and our response:

Feedback/What We Heard	Response/What We Did
Concern over enhanced benefits to certain named executive officers during fiscal 2019
•Reviewed current best practices for supplemental executive retirement plans of our peer group.
•Amended the SERP in October 2020 to eliminate eligibility for new executives to enter the plan.
•Committed to providing no enhanced benefits to existing participants.

Concern related to ROIC performance measure included in annual cash incentive plan, as well as in long-term incentive plan
•Reviewed performance measures used in our incentive compensation plans during fiscal 2020 and received guidance from our independent compensation consultant.
•For fiscal 2021, committed to eliminating overlapping performance measures by removing ROIC from annual cash incentive plan.

40 Acuity Brands, Inc.

EXECUTIVE COMPENSATION

Feedback/What We Heard	Response/What We Did
Expressed interest in more disclosure relating to Company's human capital management, diversity and inclusion programs
•Renamed the Compensation Committee to the Compensation and Management Development Committee to reflect the Committee's responsibilities in this area.
•Our newly appointed Chief Human Resources Officer committed to a review all aspects of our human resources programs.
•We have publicly stated our support for diversity and inclusion in our workforce.
•We expect to continue to make progress in disclosure in this area as programs are developed and become measurable.

Expressed preference for level of stock ownership and retention by named executive officers
•Reviewed our current stock ownership levels with those of peer group and with advisory groups.
•In October 2020, adopted a new Stock Ownership Guidelines Policy (available on our website www.acuitybrands.com under Investors, the Corporate—Corporate Governance) that includes an increased ownership level for our CEO (6x base salary) and a retention requirement of 50% of any equity awards received until ownership level achieved.

Business Overview
Acuity Brands is a market-leading industrial technology company that designs, manufactures, and brings to market products and services for commercial, institutional, industrial, infrastructure, and residential applications throughout North America and select international markets. Our products include building management systems, lighting, lighting controls, and location aware applications. Our lighting and building technology solutions are designed to enhance the occupant experience, improve the quality of the visual environment, and provide seamless operational energy efficiency and cost reductions. We serve the North American lighting market and select international markets. We achieve growth through the development of innovative new products and services. Through the Acuity Business System, we achieve customer-focused efficiencies that allow us to increase market share and deliver superior returns. We look to aggressively deploy capital to grow the business and to enter attractive new verticals. Acuity Brands is based in Atlanta, Georgia, with operations across North America, Europe, and Asia. The Company is powered by approximately 11,500 dedicated and talented associates.
Fiscal 2020 Performance
Throughout fiscal 2020, we made progress towards achieving our strategic objectives, including expanding our access to the market, expanding our addressable market, introducing new lighting, lighting controls, and building technology solutions, and enhancing our operations to create a stronger, more effective organization.

2020 Proxy Statement 41

EXECUTIVE COMPENSATION
2020 Financial Highlights
In fiscal 2020, we achieved the following:

($ millions, except diluted earnings per share)
Fiscal Year Ended August 31	2020	2019	2018
Net sales	$3,326.3	$3,672.7	$3,680.1
Operating profit	$353.9	$462.9	$460.8
Operating profit margin	10.6%	12.6%	12.5%
Diluted earnings per share	$6.27	$8.29	$8.52
Net cash provided by operating activities	$504.8	$494.7	$351.5
Adjusted free cash flow (1)	$455.5	$441.7	$307.9
Return on stockholders' equity (1)	12.2%	18.2%	20.9%
Adjusted return on invested capital (1)	13.6%	18.0%	18.0%
(1)Represents a non-U.S. Generally Accepted Accounting Principles (GAAP) measure that the Board and management utilize to assess the performance of the business. See Appendix A for calculation of such financial measure and reconciliation to the most directly comparable GAAP measure.
Net sales for fiscal 2020 declined 9.4% compared with the prior-year period due primarily to an estimated 12% decline in sales volumes partially offset by a contribution from acquired businesses of 3%. Our sales were impacted by lower demand in the key markets we serve due primarily to the negative impacts of the COVID-19 global pandemic, lower activity of relight projects for certain large corporate accounts customers, and the elimination of certain products in our portfolio negatively impacted by the increases in tariffs sold primarily through the retail sales channel that did not meet our return objectives. In fiscal 2020. operating profit decreased over the prior year due to lower gross profit associated with the decline in sales volumes, an increase in sales, distribution and administrative expenses, and an increase in pre-tax special charges. The increase in sales, distribution and administrative expenses was due primarily to higher employee costs, additional amortization of acquired intangibles, and higher commissions associated with channel mix and acquisitions. In fiscal 2020, we recognized pre-tax special charges of $20.0 million. These charges were due primarily to streamlining activities and lease asset impairments related to planned facility closures. Fiscal 2020 diluted earnings per share was $6.27 compared with $8.29 for the prior-year period, a decline of $2.02 per share.
In fiscal 2020, we generated a record $504.8 million of cash flows from operating activities compared with $494.7 million in the prior-year period, an increase of $10.1 million. We also generated $455.5 million of adjusted free cash flow (defined as net cash provided by operating activities minus purchases of property, plant, and equipment plus capital expenditures for building renovations) and ended the fiscal year with a cash balance of $560.7 million. In fiscal 2020 we delivered rates of return on stockholders’ equity and adjusted return on invested capital of 12.2% and 13.6% respectively, well above our estimated weighted average cost of capital of 10.4%.
2020 Strategic Highlights
We continued to expand our industry leading portfolio of luminaires, lighting controls, and intelligent building solutions. This included new products such as Modulus™ low voltage distributed power and control system providing digital control and network technologies for LED luminaires; Juno AI™ line of intelligent LED downlights; and Renna™ rectilinear lighting from Peerless. Our Distech business was recognized for its leading products winning industry awards for the ECLYPSE® Sky Ecosystem and the my PERSONIFY™ Workplace app. We also launched our SensorSwitch Just One Touch ("JOT") wireless control solution, a contractor-friendly room control system, which allows simple wireless dimming and local control.
On the technology front, we entered into strategic agreements to position ourselves for growth in germicidal ultraviolet (GUV) lighting. This included entering into a strategic agreement with Ushio America, Inc. to supply us the Care 222 UV disinfection module which uses filtered excimer lamps to generate 222nm far-UVC light capable of inactivating viruses and bacteria on indoor surfaces. We also entered into strategic agreements with Violet Defense LLC and Puro Lighting, LLC to provide us access to patented GUV technology using high intensity full spectrum ultraviolet light. We plan to incorporate these technologies in a range of products, including our ceiling and wall-mounted lighting fixtures to reduce pathogens.
We completed two acquisitions, The Luminaires Group ("TLG") and LocusLabs, Inc. ("LocusLabs"), in fiscal 2020. The acquisition of TLG expanded our offering of leading specification-grade luminaires for commercial, institutional, hospitality and

42 Acuity Brands, Inc.

EXECUTIVE COMPENSATION
municipal markets. LocusLabs expanded our software offering to support intelligent buildings through its leading indoor mapping and location platform.
In fiscal 2020, we embarked on our journey for the digital transformation of the business. We are in the process of making it better, smarter, and faster to transform the service levels to our customers and our new product development cycles. A simple example of this included the development of an advanced notification system allowing our channel partners, including contractors, distributors, and agencies, to know the status of their orders in real-time. The digital transformation of the company will make the core of business stronger setting the stage for what we believe will be solid growth in revenue and profitability over the long term.
Also in fiscal 2020, we published our first EarthLIGHT report. The EarthLIGHT report describes certain actions we are taking to develop and provide products and services to help customers improve their impact on the environment. It also describes many of the ways in which we benefit the lives of our associates and their local communities. In fiscal 2020, we estimate that our products saved customers over 13 billion kWH in energy savings, which is equivalent to the annual energy created by 2.4 coal-fired power plants. We also reduced our Scope 2 carbon emissions by approximately 4% across our operational footprint.
We also implemented programs to support diversity and inclusion to exchange ideas on improving our business and sharing concerns and suggestions on social issues. These include listening sessions, town hall style meetings, and resource groups focused on minorities and women.
In response to the Global COVID-19 pandemic, we took actions to provide support for essential businesses through the delivery of our products. We deployed lighting solutions to temporary alternate care sites. Our engineering teams developed in less than 48 hours a portable healthcare light stand, designed for lighting patient pods per specifications of the U.S. Army Corps of Engineers. These were deployed to support the life-saving treatments for the most critically ill.
We also worked with our suppliers on health and sanitation best practices to help them reopen and stay open to minimize disruption to our key component supply. In our facilities, we implemented changes to people flow and to the manufacturing cells; provided additional cleaning requirements for common spaces; implemented mandatory face coverings; provided hand sanitizer stations; and social-distanced workspaces. We implemented educational programs, contact tracing and engagement with our communities to improve the environment both inside and outside of our facilities.
Total Stockholder Returns
At August 31, 2020, the one, three, five, and ten-year total returns on the Company’s common stock were below that of the respective benchmark indexes as follows:

2020 Proxy Statement 43

EXECUTIVE COMPENSATION
2020 Executive Compensation
Executive Compensation Strategy
Our compensation strategy is consistent with and supportive of our long-term goals. We aspire to be the premier lighting, lighting controls, location-aware applications, and intelligent building management solutions company capable of consistently delivering long-term upper-quartile financial performance. Our compensation strategy is founded on the following principles:
•Alignment with Acuity's business and operating strategy;
•Alignment with stockholder value creation;
•Consistency with peer group median and market practice;
•Motivation and retention of key talent; and
•Flexibility to withstand uncertainty and difficulty in the current economic climate.
Compensation Best Practices

WHAT WE DO	WHAT WE DON’T DO
Align pay and performance	No employment agreements with executive officers
Conduct annual compensation risk assessment to ensure design of short and long-term performance-based plans discourage excessive risk taking	No "single-trigger" provisions for payout of benefits under change in control agreements
Retain independent compensation consultant to advise on director and executive compensation matters	No tax gross-ups in new severance or change in control agreements
Have stock ownership guidelines for all executive officers and directors	No new SERP participants or enhanced SERP benefits
Have a clawback policy	No executive loans
Limit perquisites to charitable donation match up to $5,000 each fiscal year	No hedging or pledging of stock by directors and executive officers
No payment of dividends until performance units are earned or time-based awards vest
No repricing or backdating of stock options

44 Acuity Brands, Inc.

EXECUTIVE COMPENSATION
Pay and Performance Alignment
At Acuity, the core of our executive compensation philosophy continues to be to “pay for performance”. As such, a significant portion of the compensation opportunity for our named executive officers is variable and "at-risk" as it is based on the achievement of financial performance measures and an individual performance assessment. The following table shows the various elements of the direct compensation and target pay mix for our named executive officers.

Element of Fiscal 2020 Direct Compensation	Vehicle and Measures	Objective
Equity Incentive Award

• For the CEO, 100% stock options focused on stock price performance and growth.
• For all other NEOs, 50% restricted stock units and 50% performance stock units based on three-year adjusted return on invested capital.

• Provide variable equity compensation opportunity based on achievement of annual performance goals;
• Reward individual performance and overall Company performance;
• Encourage and reward long-term appreciation of stockholder value;
• Encourage long-term retention through three-year performance period associated with performance stock units and four-year vesting periods for restricted stock awards; and
• Align interests of executives with those of stockholders.

Annual Cash Incentive Award
For all NEOs. • Adjusted operating profit • Adjusted operating profit margin • Adjusted free cash flow • One-year adjusted return on invested capital
• Provide variable cash compensation opportunity based on achievement of annual performance goals for year-over-year improvement in financial performance; and
• Reward individual performance and overall Company performance.

Base Salary
• Provide a competitive level of secure cash compensation; and • Reward individual performance, level of experience, and responsibility.

In keeping with our core tenet, "pay for performance," the compensation program for Mr. Ashe, our new CEO, was designed to further stockholder value creation. The majority of his compensation was delivered in the form of premium-price stock options and stock options with significant stock price appreciation hurdles. As shown below, these awards currently are out-of-the-money and will not have any value unless stockholder value is created.

2020 Proxy Statement 45

EXECUTIVE COMPENSATION

Fiscal 2020 Stock Option Awards to CEO
Description (1)	Grant Date	Number of Options	Exercise Price	10 Day Consecutive Price Hurdle	Estimated Grant Date Value	Current Stock Price at 8/31/2020	Realizable Value
1A - Traditional Options (2)	1/31/2020	200,000	$117.87	—	$7,176,000	$109.29	$ —
2A - Premium-Priced Options (3)	1/31/2020	200,000	127.87	—	6,510,000	109.29	—
3A - High-Hurdle Options (4)	1/31/2020	100,000	117.87	$225.00	4,473,500	109.29	—
Total		500,000			$18,159,500		$ —

(1) Mr. Ashe's stock option award agreement contains a double trigger change in control provision such that in the event of a change in control awards are only accelerated upon a terminating event.
(2) Tranche 1A stock options have an exercise price equal to the fair market value of our common stock on the grant date.
(3) Tranche 2A stock options have an exercise price that was $10.00 higher than the fair market value of our common stock on the grant date.
(4) Tranche 3A stock options are not exercisable until the Company's stock price exceeds $225 per share for 10 consecutive trading days and have an exercise price that was equal to the fair market value of our common stock on the grant date.

Summary Compensation Table data provides annual compensation in accordance with the SEC regulations. These regulations require that long-term incentive awards be presented at grant date fair value according to accounting rules. While the grant-date pay can be helpful to compare target pay across companies, it does not provide an accurate assessment of actual value delivered or realizable value. Realizable value provides a more accurate view on compensation delivered and earned based on Company performance. The table below defines Summary Compensation Table and Realizable Compensation for the analysis that follows:

Summary Compensation Table	SEC mandated disclosure reflecting compensation awarded in the reporting year, as well as value estimates for other types of compensation. Base salary, bonuses, cash incentives, and change in pension value reflect amounts earned relative to year of services. Long-term awards reflect grant-date fair value of stock options.
Realizable Compensation	Used to measure the impact of performance reflecting compensation earned, including base salary, bonuses, cash incentives earned, and change in pension value consistent with Summary Compensation Table data. Long-term incentives reflect the change in spread value on stock options and growth in other equity awards.
The graphic below compares Summary Compensation Table data and Realizable Compensation for Mr. Ashe based on the stock price as of the end of our fiscal year, August 31, 2020 ($109.29), excluding the one-time sign-on bonus provided for in his letter agreement. Based on the Company's fiscal 2020 performance, Mr. Ashe's realizable equity awards had no value due to the significant price hurdles and performance-based nature of these awards.
In addition to fiscal 2020 awards granted in January 2020, we have also awarded to Mr. Ashe fiscal 2021 stock options as of September 1, 2020 in accordance with the terms of his employment letter. These stock options will only vest upon achieving stock price hurdles of at least $225 for ten consecutive trading days. Importantly, Mr. Ashe will not be eligible to receive additional stock grants until October 2021, meaning that for the first two years of his employment term his long-term incentives will consist only of stock options, the vast majority of which require significant stock price appreciation in order to vest.

46 Acuity Brands, Inc.

EXECUTIVE COMPENSATION
2020 Executive Compensation Framework
General Compensation Levels
The total direct compensation opportunities offered to our executive officers have been designed to ensure that they have a strong relationship with the creation of long-term value for stockholders, are competitive with market practices, support our executive recruitment and retention objectives, and are internally equitable among executives based on skill levels and experience. The annual cash and equity incentive portions of total direct compensation are designed to be performance-based and to provide compensation in excess of base salary only when performance goals are met.
In determining total direct compensation opportunities, the Compensation and Management Development Committee considers: compensation information and input, including market data, provided by its compensation consultant; the evaluation by the Board of Directors of the Chief Executive Officer; and the Chief Executive Officer’s performance review and recommendation for each other executive officer. The market data provides competitive compensation information for positions of comparable responsibilities and experience with comparably-sized companies that are representative of the companies with whom we compete for executive talent.
Elements of Compensation
For fiscal 2020, our executive compensation program consisted of the following compensation elements for the named executive officers as noted below:
•Base salary;
•Performance-based annual cash incentive awards;
•Time-vesting restricted stock units (with four-year vesting period) (named executive officers, other than the CEO);
•Performance-based stock options (with three-year or four-year vesting periods) (only the CEO);
•Performance-based equity incentive awards with a three-year performance measure (vests after three years, if at all, subject to achievement of performance measure) (named executive officers, other than the CEO); and
•Post-termination compensation (retirement benefits as well as severance and change in control arrangements) (all named executive officers).
The compensation program also includes a minimal perquisite (a charitable contribution match). In addition, named executive officers generally participate in our health and welfare plans on the same basis as other full-time associates.
The objective for each element of compensation is described below.

Element of Compensation	Objective
Total Direct Compensation
Base Salary	Provide a competitive level of secure cash compensation; and
Based on individual performance, level of experience, and responsibility.
Performance-Based Annual Cash Incentive Award	Provide variable cash compensation opportunity based primarily on achievement of annual performance goals for year-over-year improvement in financial performance; and
Reward individual performance and overall Company performance.
Stock Option Awards	Encourage long-term appreciation of stockholder value; and
Align interests of executives with those of stockholders.
Restricted Stock Units	Encourage long-term retention through four-year vesting periods for awards.
Performance Stock Units	Provide variable equity compensation opportunity based on achievement of three-year performance goals;
Reward individual performance and overall Company performance;
Encourage and reward long-term appreciation of stockholder value; and
Align interests of executives with those of stockholders.
Other Compensation
Post-Termination Compensation	Encourage long-term retention through pension benefits; and
Provide a measure of security against possible employment loss, through a change in control or severance agreement, in order to encourage the executive to act in the best interests of the Company and stockholders.

2020 Proxy Statement 47

EXECUTIVE COMPENSATION
2020 Elements and Determination of Executive Compensation
Base Salary
The base salary is designed to attract talented executives and provide a secure base of cash compensation. Salary adjustments may be made annually as merited or on promotion to a position of increased responsibility. The base salaries of executives generally are set near or below the 50th percentile depending on individual factors such as tenure, responsibilities, and performance. For the named executive officers, the Compensation and Management Development Committee considers peer group data in determining market levels.
For fiscal 2020, the base salaries for our named executive officers were set, based on individual performance (if applicable) and market data, as follows: Mr. Ashe, $1,000,000; Mr. Nagel, $600,000 from September 1, 2020 through January 31, 2020, then $480,000 from February 1, 2020 through August 31, 2020; Mr. Reece, $575,000 (increased from $500,000); Ms. Holcom, $425,000; Mr. Goldman, $400,000; and Ms. Mills, $400,000.
Performance-Based Annual Cash Incentive Awards
Performance-based annual cash incentive compensation is a key component of our executive compensation strategy. This element is designed to be a significant performance-based component of overall compensation. Annual cash incentive awards are made under the Annual Cash Incentive Plan, which was approved by stockholders at the January 2018 Annual Meeting. The Annual Cash Incentive Plan is designed to motivate executive officers to attain specific annual performance objectives that, in turn, further our long-term objectives.
Typically at the beginning of the fiscal year, the Compensation and Management Development Committee selects the annual financial performance measures and sets the annual financial performance goals at the threshold, target, and maximum levels, which determine payouts. Approximately 1,400 salaried associates participate in the Annual Cash Incentive Plan, including the named executive officers. Achieving target financial performance would yield an award of 100% of the target amount set at the beginning of the year, excluding any individual performance factor.
Actual financial performance for the fiscal year determines the total amount of dollars available for the incentive pool for annual cash incentive awards to all eligible associates, including the named executive officers. Financial performance percentages are interpolated for performance falling between stated performance measures.
When deciding what company financial measures to use and the threshold, target, and maximum levels of achievement of those measures, the Compensation and Management Development Committee carefully assesses financial measures that are most likely to focus the participants, including the named executive officers, on making decisions that deliver annual results aligned with long-term goals. The Compensation and Management Development Committee considers management’s recommendations regarding the appropriate financial measures and the annual improvement targets for such measures.
At the start of a fiscal year, an individual annual cash incentive target, stated as a percentage of base salary, is determined for each participant. Measures of company financial performance for the fiscal year are also determined. The actual award earned is based on both our financial performance for the fiscal year and the participant’s individual performance for the fiscal year, which is the individual performance management process ("PMP") rating, or ("PMP Rating").
Under the Annual Cash Incentive Plan, the amount of each actual annual cash incentive award, including the awards to the named executive officers, would be determined as follows:

Base Salary	×	Annual Cash Incentive Target %	×	Financial Performance Payout %	×	PMP Payout(1) %

(1)    Based on individual performance objectives, as discussed below.
Annual Cash Incentive Target
The Annual Cash Incentive Target Percentage, representing the percentage of base salary used in the determination of the award, is set by the Compensation and Management Development Committee for each of the named executive officers and set forth in the following table.

48 Acuity Brands, Inc.

EXECUTIVE COMPENSATION

Name	Annual Incentive Target
Vernon J. Nagel	(1)
Neil M. Ashe	130%
Richard K. Reece	130%
Karen J. Holcom	75%
Barry R. Goldman	75%
Dianne S. Mills	75%
(1) Mr. Nagel's Annual Incentive Target is a blended rate. His Annual Incentive Target from September 1, 2019 through January 31, 2020 was 200% and his Annual Incentive Target from February 1, 2020 through August 31, 2020 was 75%.
Fiscal 2020 Financial Performance Measures and Weighting
The performance measures and their relative weightings are typically established by the Compensation Committee and ratified by the Board of Directors early in the fiscal year, based on long-term performance measures for mid-to-large cap companies. These performance measures and weightings are consistent with those selected by the Compensation and Management Development Committee for fiscal 2020.

Operating Performance Measure	Weighting	Calculation
Adjusted operating profit		Adjusted operating profit is calculated as operating profit and may be adjusted as described below.
Adjusted operating profit margin		Adjusted operating profit margin is calculated as adjusted operating profit divided by net sales and may be adjusted as described below.
Adjusted free cash flow		Adjusted free cash flow is calculated as cash provided by operating activities, minus purchases of property, plant, and equipment and adjusted as described below.

Adjusted return on invested capital	Separate performance measure that allows cash incentive pool to be funded only up to 100% of target should the combined operating performance measures not achieve 100% of target.
Each of the performance measures may be adjusted to exclude the impact of: (a) special charges for streamlining efforts and impairments, (b) the distortive effect of business acquisitions and/or dispositions, (c) Purchase Accounting adjustments, (d) significant changes in income tax provision, (e) significant changes in foreign currency, (f) refinancing or extinguishment of debt, (g) changes in accounting principles or accounting policies, (h) capital expenditures related to facility renovations, and (i) any other unusual gain or loss or event deemed appropriate by the Committee.
Performance Measurement Payout Levels
Consistent with prior years, our primary performance measures are based on annual improvement in operating performance. The level of annual improvement is expected to be challenging yet obtainable while not encouraging excessive risk taking. Levels of annual improvement are typically determined separately from our annual planning process and, therefore, do not typically take into account current market conditions. The various payout levels for the each of the financial performance measures are primarily based on the ability of the Company to generate earnings growth at or in excess of long-term market returns for the S&P 400, 500, and 600 indexes.
Payout levels increase commensurately with higher performance. For example, an annual increase of 7% in adjusted operating profit is required for an annual cash incentive payout at 33% of target and an annual increase of 15% in adjusted operating profit is required for a payout at 67% of target. See the following charts for the targets and payout levels for each of the operating performance measures.

2020 Proxy Statement 49

EXECUTIVE COMPENSATION
Operating Performance Measures

ADJUSTED OPERATING PROFIT ($ in millions)	ADJUSTED OPERATING PROFIT MARGIN	ADJUSTED FREE CASH FLOW ($ in millions)

Adjusted return on invested capital (adjusted ROIC) is used as a corroborating performance measure of overall performance. Adjusted ROIC evaluates management on the efficiency of allocating capital under its control to generate returns. Adjusted ROIC must exceed our WACC which will allow for a total payout up to 100%, but no more, as noted below:
Adjusted ROIC > WACC by 1 percentage point, 50% of target earned;
Adjusted ROIC > WACC by 2 percentage points, 75% of target earned;
Adjusted ROIC > WACC by 3 percentage points or more, 100% of target earned.
The adjusted ROIC performance measure is not additive to the payouts potentially achieved by our operating performance measures.
During fiscal 2020, the Compensation and Management Development committee considered whether it would be appropriate to adjust the performance measures and targets related to our incentive programs in light of the COVID-19 pandemic. Based on a review of the Company's financial performance and other relevant factors, the Compensation and Management Development Committee determined that no modification of our performance measures or targets was necessary. Please see Appendix A for formulas for calculating adjusted ROIC and WACC.
Individual Performance
Performance of individual participants in the Annual Cash Incentive Plan, including the named executive officers, is evaluated after the end of the fiscal year by:
•    Comparing actual performance to daily job responsibilities and pre-established individual objectives consistent with overall company objectives, and
•    Considering, on a qualitative basis, whether the individual’s performance reflects our corporate values and business philosophies, such as continuous improvement.
The individual objectives for Messrs. Nagel and Ashe were set with the approval of the Compensation and Management Development Committee. The individual objectives for the other named executive officers were set after individual discussion first with Mr. Nagel and following with Mr. Ashe. They include objectives that are common across all executives, and objectives specific to each individual’s role at our Company. For example, an individual objective common for all of the named executive officers included the further development and implementation of continuous improvement (or “Lean”) processes and culture within the Company. At the end of the fiscal year, each participant, including each named executive officer, is given a PMP Rating, which is translated to a PMP Payout Percentage.
The maximum PMP Payout Percentage that can be earned by participants in the plan is 150%. At the end of the fiscal year, the Compensation and Management Development Committee or the Board, as applicable, selects the precise payout percentage within the range based on factors such as level of responsibility and impact on our performance, with calibrations made across comparable positions to achieve consistency of the percentages selected.

50 Acuity Brands, Inc.

EXECUTIVE COMPENSATION
The table below sets forth the PMP Ratings and the possible PMP Payout Percentages for all participants for fiscal 2020.

	Range of PMP Payout Percentage
PMP Rating	Minimum	Maximum
Breakthrough	110%	150%
Exceeds Expectations	85%	130%
Meets Expectations	70%	110%
Does Not Meet Expectations	0%	70%
Determination of Award
The level of financial performance is determined after the end of the fiscal year based on actual Company results compared to the financial measures typically set at the beginning of the fiscal year. In addition, the CEO reports to the Compensation and Management Development Committee summarizing the individual performance goals and achievements of the named executive officers, including himself. The Compensation and Management Development Committee considers his report in determining the awards.
Fiscal 2020 Annual Cash Incentive Award
Our Compensation and Management Development Committee sets performance levels at threshold, target, and maximum based on improvement in annual financial measures that correlate with the long-term financial performance of mid-to-large cap companies. The “target” performance level set under the plan required that the annual growth in our financial performance be at the 50th percentile level as historically demonstrated by mid-to-large cap companies with the objective of providing target total compensation at the industry median-level. In order to achieve upper-quartile total compensation, annual improvement in our financial performance should be consistent with upper-quartile levels of improvement demonstrated by mid-to-large cap companies. The maximum award is designed to reward only exceptional performance.

		Performance Objectives			Actual(1)
	Weighting	Threshold	Target	Maximum
Adjusted operating profit(2)					$376
Adjusted operating profit margin(2)					11.3%
Adjusted free cash flow(2)					$456

Adjusted return on invested capital(2)	●	Separate performance measure that allows the cash incentive pool to be funded only up to 100% of Target			13.6%
	●	Adjusted ROIC must exceed WACC Targets:
		➢ If > WACC by 1 percentage point, 50% of Target earned
		➢ If > WACC by 2 percentage points, 75% of Target earned
		➢ If > WACC by 3 percentage points or more, 100% of Target earned
	●	Fiscal 2020 estimated WACC was 10.4%

(1)For fiscal 2020, performance results were adjusted to exclude the distortive effect of acquisitions which consisted of acquired profit in inventory and professional fees associated with M&A activities, and special charges associated with streamlining activities. Adjusted Free Cash Flow also includes an adjustment for capital expenditures related to the renovation of one facility. See Appendix A for reconciliation of adjusted financial measures to U.S. GAAP measures.
(2)See Fiscal 2020 Financial Measures and Weighting and Appendix A for information on calculation of these performance measures.

New for 2021: For 2021, we have eliminated ROIC from the annual incentive plan to ensure that there is no overlap in incentive metrics in our compensation program on a go-forward basis. We believe ROIC is better utilized in our long-term incentive plan.

2020 Proxy Statement 51

EXECUTIVE COMPENSATION

Bonus payouts for fiscal 2020 are predicated on a two-tier evaluation of performance. Initially, target level of bonus can be achieved if return on invested capital exceeds cost of capital by 3%. Additional opportunity can be earned based on performance relative to adjusted operating profit, adjusted operating profit margin, and free cash flow. Based on the evaluation of these three factors, the annual cash incentive pools was funded at 112% of target, due to our extraordinary performance in adjusted free cash flow relative to target, exceeding target by 17%, which was near maximum. However, due to the current economic climate as a result of COVID-19, the Company did not achieve threshold performance for either adjusted operating profit or adjusted operating profit margin. During fiscal 2020, the Compensation and Management Development Committee considered whether it would be appropriate to adjust the performance measures and targets related to our incentive programs in light of the COVID-19 pandemic. Based on a review of the Company's financial performance and other relevant factors, the Compensation and Management Development Committee determined that no modification of our performance measures or targets was necessary.

In October 2020, based on the Compensation and Management Development Committee’s certification of performance with respect to fiscal 2020 annual cash incentive targets using information prepared by the Company’s finance department, the independent members of the Board approved the Compensation and Management Development Committee’s recommendations with respect to fiscal 2020 annual cash incentives for the named executive officers.
The following table reflects each executive's respective threshold, target and maximum award opportunity:

Named Executive Officer	Threshold ($)	Target ($)	Maximum ($) (2)
Vernon J. Nagel (1)	—	710,200	4,261,200
Neil M. Ashe (3)	—	843,116	5,058,698
Richard K. Reece	—	747,500	4,485,000
Karen J. Holcom	—	318,750	1,912,500
Barry R. Goldman	—	294,375	1,766,250
Dianne S. Mills (3)	—	150,000	900,000
(1) Mr. Nagel's bonus target is a blended rate based on 200% for the first five months of the fiscal year and 75% for the remaining eight months of the year.
(2) The maximum award is capped by the Annual Cash Incentive Plan's limit of $6.0 million maximum award payable to an individual participant for any fiscal year.
(3)    The Target and Maximum amounts are prorated for the period of time employed.
The following table reflects actual awards based on financial performance and individual PMP performance under the Annual Cash Incentive Plan for each of the named executive officers for fiscal 2020:

Named Executive Officer	Salary ($)		Annual Incentive Target %		Financial Performance Payout %		PMP Payout %		Actual 2020 Annual Incentive Award Payout ($)
Vernon J. Nagel (1)	530,000	x	~150	x	112	x	100	=	795,200
Neil M. Ashe (2)	648,551	x	130	x	112	x	100	=	970,700
Richard K. Reece	562,500	x	130	x	112	x	100	=	837,200
Karen J. Holcom	425,000	x	75	x	112	x	100	=	357,100
Barry R. Goldman	392,500	x	75	x	112	x	100	=	336,000
Dianne S. Mills (2)	200,000	x	75	x	112	x	100	=	167,700
(1) Mr. Nagel's bonus target is a blended rate based on 200% for the first five months of the fiscal year and 75% for the remaining eight months of the year.
(2) Salary shown for Mr. Ashe and Ms. Mills represents salary earned from their respective hire dates until August 31, 2020, our fiscal year end.
Long-Term Equity Incentive Awards
A substantial portion of the total direct compensation of our named executive officers is delivered in the form of equity awards. Equity incentive awards are generally granted on an annual basis and were historically allocated based on the achievement of an annual Company financial target and individual performance ratings. From time to time, the Compensation and Management Development Committee will grant equity awards in connection with the hiring of an executive officer, in recognition of a promotion and the increased responsibility that the promotion entails, or to recognize outstanding performance.

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EXECUTIVE COMPENSATION
Consistent with fiscal 2019, fiscal 2020 long-term incentive awards for NEOs, other than the CEO, Mr. Ashe, include the following:
•Value of annual awards should approximate the median target value of awards for similar positions at our peer group. The value of the actual award may be slightly higher or lower based on Company and individual performance;
•50% of annual award is in the form of RSUs that vest ratably over a four-year period;
•50% of annual award is in the form of PSUs that vest only if the three-year performance measure is achieved; and
•Actual payout of the PSUs is dependent on the achievement of an established performance measure in excess of related thresholds, which may allow for payout up to three-times the shares originally awarded.
Awards are made under the stockholder-approved Equity Incentive Plan. The purpose of the Equity Incentive Plan is to enable executive officers and other eligible associates to accumulate capital through future managerial performance, which the Compensation and Management Development Committee believes contributes to the future success of our Company. In fiscal 2020, there were approximately 400 eligible participants in the Equity Incentive Plan. The Compensation and Management Development Committee believes that awards under the Equity Incentive Plan promote a long-term focus on our profitability due to the multi-year vesting period under the plan.
Fiscal 2020 Equity Incentive Awards for CEO
Long-term incentive awards for the CEO, Mr. Ashe, are 100% in the form of stock options. Mr. Ashe's long-term incentive awards are intended to demonstrate our commitment to value creation and alignment with shareholders, with the majority of his compensation delivered in the form of premium priced stock options and stock options with significant stock price hurdles as described in the table below.

Description (1)	Grant Date	Number of Options	Exercise Price	10 Day Performance Price Hurdle	Estimated Grant Date Value	Current Stock Price at 8/31/2020	Realizable Value
1A - Traditional Options (2)	1/31/2020	200,000	$117.87	—	$7,176,000	$109.29	$ —
2A - Premium-Priced Options (3)	1/31/2020	200,000	127.87	—	6,510,000	109.29	—
3A - High-Hurdle Options (4)	1/31/2020	100,000	117.87	$225.00	4,473,500	109.29	—
Total		500,000			$18,159,500		$ —

(1) Mr. Ashe's stock option award agreement contains a double trigger change in control provision such that in the event of a change in control awards are only accelerated upon a terminating event.
(2) Tranche 1A stock options have an exercise price equal to the fair market value of our common stock on the grant date.
(3) Tranche 2A stock options have an exercise price that was $10.00 higher than the fair market value of our common stock on the grant date.
(4) Tranche 3A stock options are not exercisable until the Company's stock price exceeds $225 per share for 10 consecutive trading days and have an exercise price that was equal to the fair market value of our common stock on the grant date.

Fiscal 2020 Equity Incentive Awards for all Other NEOs
The value of the award for Mr. Reece approximates the median target value of awards for similar positions at our peer group and for other NEOs, a percentage of base salary also based on median target values for similar positions at our peer group. The value of the actual award may be slightly higher or lower based on Company and individual performance and will consist of 50% RSUs and 50% PSUs (at Target) as previously discussed.
The actual number of shares earned under the PSU award will be determined at the end of the three-year performance period (September 1, 2020 to August 31, 2023) based on the level of achievement as follows:
•No shares earned if our average adjusted ROIC over the three-year period does not exceed or equal our average estimated WACC over the same period by at least 2 percentage points.
•Target shares earned (100%) if our average adjusted ROIC over the three-year period equals or exceeds our average estimated WACC over the same period by 2 percentage points.
•Maximum shares earned (200%) if our average adjusted ROIC over the three-year period equals our average estimated WAAC over the same period by a minimum of 6 percentage points.
•Between Target and Maximum, the number of shares earned will be interpolated between 100% and 200%.

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EXECUTIVE COMPENSATION
The following table shows the fiscal 2020 award targets and equity incentive award values for each of the named executive officers.

		Value by Award Type		Number of Shares by Award Type
Named Executive Officer	Grant Date Fair Value of Award ($)	Restricted Stock Units ($)	Performance Stock Units ($)	Restricted Stock Units	Performance Stock Units at Target
Vernon J. Nagel	NA	NA	NA	NA	NA
Neil M. Ashe	NA	NA	NA	NA	NA
Richard K. Reece	1,625,000	812,500	812,500	8,901	8,901
Karen J. Holcom	1,000,000	500,000	500,000	5,478	5,478
Barry R. Goldman	400,000	200,000	200,000	2,191	2,191
Dianne S. Mills	400,000	200,000	200,000	2,191	2,191
Under SEC rules, because the equity awards were granted on October 26, 2020, which was after the end of fiscal 2020, the grant date fair values for these awards are not included in the Fiscal 2020 Summary Compensation Table and the awards are not reflected in the Outstanding Equity Awards at Fiscal 2020 Year-End table. The values will be included in the Summary Compensation Table and reflected in the other compensation tables in fiscal 2021.
Vesting and Dividends
RSUs generally vest ratably over a four-year period and PSUs will vest after three years, subject to achievement of a specified performance measure. Dividends accrue on RSUs and PSUs but are not paid until the underlying award vests.
For stock grants awarded from October 24, 2019 to October 25, 2020, restricted stock unit and performance stock unit award agreements provided for continued vesting of stock awards following retirement for all eligible participants who have attained age 60 having at a minimum 10 years of service with the Company. Effective October 26, 2020, after review of the aforementioned retirement provision, the Board adopted forms of award agreements for restricted stock units and performance stock units that no longer provide for continued vesting in the event of retirement as previously described. The newly adopted forms of award agreement for the performance stock units will provide for a pro rated payout for a participant's service during the performance period so that the termination provisions of each award type will be similar.
Executive Perquisites
Perquisites and other personal benefits comprised a minimal portion of our executive compensation program. The only perquisite or other personal benefit provided by us to executive officers in fiscal 2020 was a Company match on charitable contributions as follows: Mr. Nagel, $5,000, Mr. Reece, $5,000, and Ms. Holcom, $1,000.
Retirement Benefits
We provide retirement benefits under a number of defined benefit retirement plans.
Effective January 1, 2003, we implemented the 2002 Supplemental Executive Retirement Plan (“SERP”), which was amended in October 2012, June 2015, July 2018, and July 2019. The SERP provides a monthly benefit that equals up to 5.6% of a participant's average cash compensation (base salary and annual cash incentive payment, using the average for the three highest consecutive year period during the participant’s service with the Company) multiplied by years of service as a participant (up to a maximum of 10 years) divided by 12. SERP benefits are generally payable for a fixed 15-year period following retirement (as defined in the SERP) although a participant may elect to receive up to 50% of the benefit in the form of a lump sum payment discounted using an interest rate equal to the lesser of 2.5% per annum or the yield on 10-Year U.S. Treasury Bonds.
In July 2019, an incremental benefit was added for participants who were actively employed by the Company in the capacity of Chief Executive Officer or Chief Financial Officer on that date. The amendment provided for a total benefit targeting a final income replacement value (salary and cash bonus) of 56%, which was more in-line with, but still less than, the typical current market replacement ratio of 60-65% based on a competitive assessment of retirement benefits for executive officers in our peer group. The incremental benefit provides a monthly benefit for 180 months commencing at age 60 equal to 1.4% of the participant’s “average annual compensation” multiplied by years of credited service not to exceed 10 years, divided by 12; this incremental benefit when combined with existing SERP benefits equates to a total monthly benefit of 5.6% of a participant's average cash compensation (salary and cash bonus, using the average for the three highest consecutive year period during the participant’s service with the Company) multiplied by years of service as an executive officer (up to a maximum of 10

54 Acuity Brands, Inc.

EXECUTIVE COMPENSATION
years) divided by 12. Participants may elect to receive the actuarial equivalent of the incremental benefit in the form of a lump sum cash payment.
See Pension Benefits in Fiscal 2020 for more information about amendments to the SERP. Each of our named executive officers, except Ms. Mills, participated in the SERP in fiscal 2020.

New for 2021: In response to stockholder feedback, we have amended the SERP in October 2020 to prohibit new entrants into the plan. Current participants will continue to accrue benefits as provided in the SERP, with no enhancement to benefits in the future.

We also maintain several deferred compensation plans which are described below under Fiscal Year 2020 Non-Qualified Deferred Compensation. The plans are designed to provide eligible participants an opportunity to defer compensation on a tax-efficient basis. Under certain plan provisions, we make contributions to participants’ accounts.
We maintain defined contribution plans (“401(k) plans”) for our eligible U.S. associates. The 401(k) plans provide for associate pre-tax contributions as well as employer matching contributions for salaried participants and certain hourly participants that do not participate in qualified defined benefit plans.
Change in Control Agreements
We have change in control agreements with our named executive officers that provide for separation payments and benefits, consistent with common market practices among our peers, upon qualifying terminations of employment in connection with a change in control of our Company. The Board intends for the change in control agreements to provide the named executive officers some measure of security against the possibility of employment loss that may result following a change in control in order that they may devote their energies to meeting the business objectives and needs of our Company and our stockholders. For additional information on the change in control arrangements see Potential Payments upon Termination—Change in Control Agreements.
Severance Agreements
To ensure that we are offering a competitive executive compensation program, we believe it is important to provide reasonable severance benefits to our named executive officers. Accordingly, we have entered into severance agreements with each of our named executive officers.
Severance agreements contain restrictive covenants with respect to confidentiality, non-solicitation, and non-competition, and are subject to the execution of a release. The severance agreements for Messrs. Nagel and Reece are effective for a rolling two-year term, which will automatically extend each day for an additional day unless terminated by either party, in which case they will continue for two years after the notice of termination or for three years following a change in control. Severance agreements for Mr. Ashe, Ms. Holcom, Mr. Goldman, and Ms. Mills are effective until terminated in accordance with the provisions of the agreement, except during a Covered Period, which includes the six months prior to a change in control event and continues for two years following a change in control.
For additional information on the severance arrangements see Potential Payments upon Termination or Change in Control—Severance Agreements.
Process for Setting Executive Compensation
Role of Compensation Consultant
Under its charter, the Compensation and Management Development Committee is authorized to engage outside advisors at our expense. In fiscal 2020, the Compensation and Management Development Committee engaged two independent compensation consulting firms: Pay Governance and Exequity. Exequity became the Compensation and Management Development Committee's consultant in June 2020. Neither Pay Governance nor Exequity provide any additional consulting services to us.
The Compensation and Management Development Committee approves the services to be performed by the consultant and the related costs. Under the terms of existing arrangements with Pay Governance and subsequent arrangements with Exequity, the compensation consultant performed the following services for the Compensation and Management Development Committee in fiscal 2020, in addition to preparation for and attendance at meetings of the Compensation and Management Development Committee:

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EXECUTIVE COMPENSATION
•    Peer group assessment, market compensation analysis, and overall compensation program design for the Chief Executive Officer and the other named executive officers;
•    Market compensation analysis for non-employee directors;
•    Assistance and support on various issues, including updates related to evolving executive compensation and governance trends; and
•    Review of the draft proxy statement and input into various disclosure therein.
The Chair of the Compensation and Management Development Committee may make additional requests of the compensation consultant during the year on behalf of the Committee.
In October 2020, the Compensation and Management Development Committee considered the independence of its compensation consultants. The Compensation and Management Development Committee received confirmation from each firm addressing independence, including the following factors: (1) other services provided to us by the consultant; (2) fees paid by us as a percentage of the consulting firm’s total revenue; (3) policies or procedures maintained by the consulting firm that are designed to prevent a conflict of interest; (4) any business or personal relationships between the individual consultants involved in the engagement and a member of the Compensation and Management Development Committee; (5) any Company stock owned by the individual consultants involved in the engagement; and (6) any business or personal relationships between our executive officers and the consulting firm or the individual consultants involved in the engagement. The Compensation and Management Development Committee reviewed these factors and concluded that the consultant is independent and that the work of the consultant did not raise any conflict of interest.
Market Data
The Compensation and Management Development Committee annually compares the various elements of our executive compensation program with respect to the Chief Executive Officer and other named executive officers in order to evaluate compensation levels relative to that of the market and our competitors through the use of publicly available market surveys and total compensation studies and long-term incentive compensation analyses.
For purposes of analyzing named executive officer compensation relative to that of the market, the Compensation and Management Development Committee utilizes a list of peer companies that would be a representative example of organizations of comparable size and business focus and that are representative of the companies with whom we compete for executive talent. Although we focus on ensuring industry-representative peers, there is no individual or group of companies of similar size that exactly match the markets and industry that our Company serves. The compensation consultant and management developed a list of recommended peer companies based upon an assessment of the aforementioned representative factors, as well as the availability of publicly-disclosed compensation information, revenue and market capitalization of between approximately 0.5 times and 2.5 times the Company’s levels, and one-year and three-year levels of both historical profitability and total stockholder returns. The Compensation and Management Development Committee approved the recommended list of peer companies.
The peer group for purposes of analyzing executive compensation was initially approved in fiscal 2016 and subsequently determined to still be appropriate for analyzing fiscal 2020 compensation. The peer group is comprised of the following list of 15 companies and includes primarily electrical components and equipment, building products, and industrial machinery companies with size and financial characteristics generally comparable to us:

AMETEK Inc.	EnerSys	Regal Beloit Corporation
Amphenol Corporation	Hubbell Incorporated	Rockwell Automation, Inc.
A.O. Smith Corp.	IDEX Corporation	Roper Technologies
Belden Inc.	Lennox International	Sensata Technologies Holding N.V.
Carlisle Companies, Inc.	Lincoln Electric Holdings, Inc.	Valmont Industries, Inc.
In connection with our digital transformation strategy, the Compensation and Management Development Committee reviewed the peer group and determined that for fiscal 2021, the following companies will be added to the above list of companies: Allegion plc; Dover Corporation; Generac Holdings, Inc.; Keysight Technologies, Inc.; Pentair plc; Snap-on Incorporated; Vishay Intertechnology, Inc.; and Xylem Inc.
Compensation Risk Analysis
Because performance-based incentives play a large role in our overall executive compensation program, we believe that it is important to ensure that these incentives do not result in our executives taking actions that may conflict with our long-term best interests. The Compensation and Management Development Committee considers risk in designing the compensation

56 Acuity Brands, Inc.

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program with the goal of appropriately balancing annual incentives and long-term performance. We address this in several ways:
•    The various financial performance measures that are set under the Annual Cash Incentive Plan and Equity Incentive Plan are balanced and are informed by prior year performance levels and multi-year performance targets that are reviewed and approved by the Board and that we believe are challenging and yet attainable without the need to take inappropriate risks or make material changes to our business or strategy.
•    Awards under the Equity Incentive Plan are made in the form of equity grants that either vest over time or upon the achievement of three-year performance targets. We believe the three and four year vesting of the equity awards plays an important role in mitigating unnecessary or excessive risk taking.
•    The Annual Cash Incentive Plan and the Equity Incentive Plan have maximum payout limitations for each participant and on the total amount of payments to all eligible associates in a fiscal year.
•    Because the value of the equity awards is best realized through long-term appreciation of stockholder value, especially when coupled with our stock ownership guidelines (described below), we believe this encourages a long-term growth mentality among our executives and aligns their interests with those of our stockholders.
After reviewing the design of our compensation programs with management, the Compensation and Management Development Committee concluded that our compensation program does not encourage management to take excessive risks and serves the stockholders’ best interests in our sustained long-term performance by including an appropriate balance of financial performance measures, extended vesting schedules, and significant stock ownership requirements.
Role of Executive Officers
As discussed above, the Chief Executive Officer reports to the Compensation and Management Development Committee on his evaluations of the senior executives, including the other named executive officers. He makes compensation recommendations for the other named executive officers with respect to base salary, merit increases, and annual cash and equity incentive awards, which are the basis of discussion with the Compensation and Management Development Committee. The Chief Financial Officer evaluates the financial implications of any proposed Compensation and Management Development Committee action. The Chief Human Resources Officer makes recommendations to the Chief Executive Officer for his direct reports and other senior leaders with respect to base salary, merit increases, and annual cash and equity incentive awards.
At the request of the Compensation and Management Development Committee, meetings of the Compensation and Management Development Committee are regularly attended by the Chief Executive Officer, the Chief Financial Officer, the Chief Human Resources Officer and the Corporate Secretary.
Equity Award Grant Practices
Equity awards under our Equity Incentive Plan are approved by the Compensation and Management Development Committee and the independent members of the Board. The Chief Executive Officer may make interim equity awards to associates who are not executive officers from a previously approved discretionary stock pool on the first business day of each fiscal quarter based on prescribed criteria established by the Compensation and Management Development Committee. In certain circumstances, the Board may approve equity awards to key associates of newly acquired businesses in order to retain key talent or to incentivize their continued efforts on behalf of the Company. Interim equity awards may be granted upon initial hiring and following promotions or other special circumstances that occur during the year, subject to Compensation and Management Development Committee approval. We do not time the granting of equity awards to the disclosure of material information or to the fluctuation in the market value of the Company's common stock.
Other Executive Compensation Practices, Considerations and Policies
Stock Ownership Guidelines
Our named executive officers are subject to stock ownership guidelines. The guidelines are intended to ensure that our executive officers maintain an equity interest in our Company at a level sufficient to assure our stockholders of their commitment to value creation, while addressing their individual needs for portfolio diversification. During fiscal 2020, the stock ownership guidelines provided that, over a four-year period, the named executive officers will attain ownership in our common stock valued at a multiple of their annual base salary as set forth in the following table.

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	Multiple of Salary			Multiple of Salary
Neil M. Ashe	4X	●●●●	Karen J. Holcom	3X	●●●
Vernon J. Nagel	4X	●●●●	Barry R. Goldman	3X	●●●
Richard K. Reece	3X	●●●	Dianne S. Mills	3X	●●●
The stock ownership level of Mr. Nagel, Mr. Reece and Ms. Holcom each currently exceeds the salary multiple set forth in the guidelines. For these purposes during fiscal 2020, ownership includes stock held directly, interests in restricted stock awards, restricted stock units, stock acquired through our employee stock purchase plan, and investments in our stock through our 401(k) plan. Stock options are not taken into consideration in meeting the ownership requirements.

New for 2021: For 2021, we have reviewed our stock ownership guidelines and have adjusted the Equity Ownership Requirement for Mr. Ashe to be 6x his base salary. See Stock Ownership Guidelines Policy at www.acuitybrands.com, under Investors, then Corporate–Corporate Governance.

Hedging, Pledging and Insider Trading Policy
Our insider trading policy prohibits our associates, officers, and directors from hedging their ownership of our common stock, including the prohibition from engaging in short sales of our common stock and from purchasing or selling any derivative securities, or entering into any derivatives contracts relating to our securities. Our insider trading policy also prohibits our associates, officers, and directors from purchasing or selling Acuity Brands securities while in possession of material non-public information (except in limited circumstances, such as pursuant to a previously established trading plan).
Our insider trading policy prohibits our executive officers and directors from pledging our common stock. None of our named executive officers or directors holds any of our stock subject to pledge.
Clawback Policy
We have a recoupment or “clawback” policy in order to further align the interests of key associates with the interests of our stockholders and strengthen the link between total compensation and the Company’s performance. Under this policy, we may seek to recover or “clawback” incentive-based compensation from any current or former named executive officer, and their direct reports who received incentive-based compensation during the three-year period preceding the date on which we announce that we are required to restate any previously issued financial statements due to material noncompliance with any financial reporting requirement under federal securities laws.
Under the policy, the amount to be recovered will be based on the excess of the incentive based-compensation paid to the associate based on the erroneous data over the incentive based-compensation that would have been paid to the associate if the financial accounting statements had been as presented in the restatement. Incentive-based compensation is defined broadly to include bonuses, awards or grants of cash or equity under any of the Company’s short or long-term incentive compensation or bonus plans, including but not limited to the Annual Cash Incentive Plan and the Equity Incentive Plan, in each instance where the bonuses, awards or grants are based in whole or in part on the achievement of financial results. The policy gives the Compensation and Management Development Committee discretion to interpret and apply the policy.
Tax Deductibility Policy
Historically, it has been our policy to structure and administer our cash and equity incentive compensation plans for our CEO and the other named executive officers to maximize the tax deductibility of the payments as “performance-based compensation” to the extent practicable for purposes of Section 162(m) of the Internal Revenue Code. The Tax Cuts and Jobs Act of 2017 eliminated the Section 162(m) provisions exempting performance-based compensation from the $1 million deduction limit, meaning compensation paid after fiscal 2017 will no longer satisfy the requirements for deductibility under Section 162(m). Nevertheless, the Committee will continue to consider the tax deductibility of compensation but anticipates that it will provide compensation to our executive officers that is not fully tax deductible by the Company.

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Report of the Compensation Committee
The Compensation and Management Development Committee has reviewed and discussed with management the contents of the Compensation Discussion and Analysis section of this proxy statement. Based on its review and discussions with management, the Compensation and Management Development Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement for fiscal 2020 for filing with the SEC.
COMPENSATION AND MANAGEMENT
DEVELOPMENT COMMITTEE
Dominic J. Pileggi, Chair
W. Patrick Battle
Peter C. Browning
G. Douglas Dillard, Jr.
Maya Leibman

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Executive Compensation Tables
Fiscal 2020 Summary Compensation Table
The following table presents compensation data for the named executive officers for fiscal 2020, 2019, and 2018, as may be applicable.

Name and Principal Position during Fiscal 2020	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
Neil M. Ashe	2020	648,551	100,000	—	18,159,500	970,700	675,686	9,000	20,563,437
President and Chief Executive Officer

Vernon J. Nagel	2020	530,000	—	4,500,044	—	795,200	2,348,984	15,260	8,189,488
Executive Chairman; Former Chairman, President and Chief Executive Officer	2019	600,000	—	1,666,624	833,346	1,080,000	10,680,723	13,471	14,874,164
	2018	600,000	—	1,333,381	666,654	—	(208,257)	64,577	2,456,355

Richard K. Reece	2020	562,500	—	1,400,002	—	837,200	1,182,992	15,260	3,997,954
Executive Vice President; Former Chief Financial Officer	2019	493,750	—	700,022	350,001	675,000	4,868,199	16,038	7,103,010
	2018	468,333	750,000	666,691	333,327	—	(51,796)	14,894	2,181,449

Karen J. Holcom	2020	425,000	—	279,901	—	357,100	167,489	57,602	1,287,092
Senior Vice President and Chief Financial Officer

Barry R. Goldman	2020	392,500	—	274,929	—	336,000	199,453	37,190	1,240,072
Senior Vice President and General Counsel

Dianne S. Mills	2020	200,000	250,000	400,101	—	167,700	—	2,280	1,020,081
Senior Vice President and Chief Human Resources Officer

(1)    Mr. Ashe and Ms. Mills each received a sign-on bonus in fiscal 2020. Mr. Reece received a discretionary cash incentive payment for fiscal 2018 in recognition of his individual performance and to align his long-term interests with that of stockholders. For more information regarding Mr. Reece's fiscal 2018 payment, see Compensation Discussion and Analysis–Elements of Executive Compensation–Fiscal 2018 Annual Cash Incentive Award in the Company's Fiscal 2018 Proxy Statement.
(2)    Represents the aggregate grant date fair value of restricted stock, restricted stock units, performance stock units, and option awards granted during the applicable fiscal year. The fiscal 2020 stock option awards for Mr. Ashe consist of three separate awards: a time-vested award that has an exercise price equal to fair value on the grant date, an time-vested award that has an exercise price that was set at a $10 premium over the fair value on the date of grant, and an award that only becomes exercisable after the Company's common stock price reaches and maintains a stock price target of $225 for 10 consecutive trading days. The fiscal 2020 awards for Mr. Nagel, Mr. Reece, Ms. Holcom and Mr. Goldman consisted of fifty percent performance stock units and fifty percent restricted stock units. The fiscal 2020 stock award for Ms. Mills represents an initial grant of restricted stock units upon her employment with the Company on March 2, 2020. The fiscal 2019 stock and option awards for Messrs. Nagel and Reece were one-time off-cycle awards to recognize their contributions and leadership during the difficult fiscal 2018 performance period. The assumptions used to value option awards granted in and prior to fiscal 2020 can be found in Note 10 to our consolidated financial statements included in the Annual Report on Form 10-K for the fiscal year ended August 31, 2020. Restricted stock, restricted stock unit and performance stock unit awards are valued at the closing price on the NYSE on the grant date. For information regarding stock awards granted in fiscal 2020, see Compensation Discussion and Analysis–Equity Incentive Awards–Fiscal 2020 Equity Incentive Awards.
(3)    Represents amounts earned under the Annual Cash Incentive Plan for the applicable fiscal year. For fiscal 2020, awards were earned at 112% of target. For more information, see Compensation Discussion and Analysis–Elements of Executive Compensation–Fiscal 2020 Annual Cash Incentive Award.
(4)    Represents the increase or decrease in the actuarial present value of benefits under the SERP. The change in the pension value for fiscal 2020 was primarily attributed to a decrease in the discount rate and the passage of time. The change in the pension value for fiscal 2019 was primarily attributed to additional benefits accrued for Messrs. Nagel and Reece as the result of a 2019 SERP amendment and a decrease in the discount rate. Approximately 28% of the change in pension value for fiscal 2019 was attributed to a combination of a lower discount rate and the passage of time with the remainder due to an increase in benefit resulting from a 2019 SERP amendment. For a

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description of the 2019 SERP amendment, see Pension Benefits in Fiscal 2020. The decrease in the pension value for fiscal 2018 for Messrs. Nagel and Reece was attributable to an increase in the discount rate. There are no above-market earnings for our deferred compensation plans. For more information, see Pension Benefits in Fiscal 2020 and Fiscal 2020 Non-Qualified Deferred Compensation.
(5)    All Other Compensation includes the following:

	401(k) Match ($)	Company Match on Charitable Contributions ($)	Company Contributions into Deferred Compensation Plan ($)	Total All Other Compensation ($)
Neil M. Ashe	9,000	—	—	9,000
Vernon J. Nagel	10,260	5,000	—	15,260
Richard K. Reece	10,260	5,000	—	15,260
Karen J. Holcom	12,863	1,000	43,739	57,602
Barry R. Goldman	12,090	—	25,100	37,190
Dianne S. Mills	2,280	—	—	2,280
Fiscal 2020 Grants of Plan-Based Awards
The following table provides information about equity and non-equity awards for fiscal 2020 for each of the named executive officers. Non-equity incentive plan awards are made under the Annual Cash Incentive Plan and equity awards are made under the Equity Incentive Plan.

		Estimated Future Payouts under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(5)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Neil M. Ashe		—	843,116	5,058,698
	01/31/20								200,000	117.87	7,076,000
	01/31/20								200,000	127.87	6,510,000
	01/31/20								100,000	117.87	4,473,500

Vernon J. Nagel		—	710,200	4,261,200
	10/24/19				—	18,103	54,309				2,250,022
	10/24/19							18,103			2,250,022

Richard K. Reece		—	747,500	4,485,000
	10/24/19				—	5,632	16,896				700,001
	10/24/19							5,632			700,001

Karen J. Holcom		—	318,750	1,912,500
	10/24/19				—	1,126	2,252				139,951
	10/24/19							1,126			139,951

Barry R. Goldman		—	294,375	1,766,250
	10/24/19				—	1,106	2,212				137,465
	10/24/19							1,106			137,465

Dianne S. Mills		—	150,000	900,000
	03/02/20							3,900			400,101
(1)    These columns show the possible fiscal 2020 payout for each named executive officer under the Annual Cash Incentive Plan if the threshold, target, or maximum goals were achieved. For fiscal 2020, awards were earned at 112% of target. See Fiscal 2020 Summary Compensation Table for final amounts earned. See Compensation Discussion and Analysis–2020 Elements and Determination of Executive Compensation–Performance Based Annual Cash Incentive Awards for a description of the program.
(2)    These columns represent the potential payout of performance stock units granted on October 24, 2019 under the Equity Incentive Plan if the performance measure is achieved over a three-year performance period from September 1, 2019 to August 31, 2022. The threshold payout is 0% of the target shares granted and the maximum payout is 300% of the target shares for Messrs. Nagel and Reece, and 200% of the target shares for all other named executive officers. During the period of time that the award is unearned, dividends will accumulate at the same rate as dividends may be declared and paid on the Company's common stock (Accumulated Dividends). These Accumulated Dividends will be paid in cash when the underlying performance stock is earned and becomes vested. Accumulated Dividends will be forfeited if the underlying shares are not earned or do to not become vested. See Compensation Discussion and Analysis–2020 Elements and Determination of Executive Compensation–Long-Term Equity Incentive Awards for a description of the program.

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(3)    This column shows the number of restricted shares units granted on October 24, 2019. The restricted stock unit grants vest ratably in four equal annual installments beginning one year from the grant date. Accumulated Dividends are only paid when the underlying restricted shares vest and will be forfeited if the underlying shares do not become vested.
(4)    This column shows the number of stock options granted to Mr. Ashe on January 31, 2020. All of the stock options expire at the end of ten years. The 200,000 stock option grants vest ratably in three equal annual installments beginning one year from the grant date. The 100,000 stock option will vest and become exercisable after the attainment of two independent conditions: a four year ratable vest from the grant date, and the closing stock price of the Company's common stock reaching $225 per share and remaining at or above $225 per share for 10 consecutive trading days at any time following the grant date.
(5)    This column shows the grant date fair value of the restricted stock, restricted stock units, and the stock options under the Accounting Standards Codification Topic 718. The grant date fair value of restricted stock, restricted stock unit and performance stock unit awards is calculated using the closing price of our common stock on the NYSE on the grant date. The grant date fair value of the time-vested stock options was calculated at the time of the award using the Black-Scholes Model and the grant date fair value of the performance-vested stock options was determined using a Monte Carlo Simulation. The assumptions used to value option awards granted can be found in Note 10 to our consolidated financial statements included in the Annual Report on Form 10-K for the fiscal year ended August 31, 2020.
Outstanding Equity Awards at Fiscal 2020 Year-End
The following table provides information on the holdings of restricted stock, restricted stock units, and stock option awards by the named executive officers at August 31, 2020. The table includes unexercised option awards and unvested restricted stock and restricted stock unit awards. The option exercise prices shown below are the closing market price of our common stock on the NYSE on the grant date, except one award to Mr. Ashe has a premium exercise price that was $10 over the fair market value on the date of grant.
All stock options disclosed in the following table vest ratably in three equal annual installments beginning one year from the grant date, except the performance-vested stock options granted to Mr. Ashe, which vest ratably in four annual installments and upon the Company's common stock reaching $225 per share and remaining at or above $225 per share for 10 consecutive trading days at any time following the grant date. All restricted stock and restricted stock unit awards disclosed in the following table vest ratably in four equal annual installments beginning one year from the grant date. All performance stock unit awards disclosed in the following table cliff vest at the end of three years, subject to achievement of the performance measure.
Named executive officers were granted equity awards for fiscal 2020; however, because these awards were granted after the end of the fiscal year, they do not appear in this table. See Compensation Discussion and Analysis–Elements of Executive Compensation–Fiscal 2020 Equity Incentive Awards for a description of the awards that were granted on October 26, 2020.

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	Option Awards						Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value Of Unearned Shares, Units, Or Other Rights That Have Not Vested ($)
Ashe	01/31/20	—	200,000		117.87	01/31/30
	01/31/20	—	200,000		127.87	01/31/30
	01/31/20	—	—	100,000	117.87	01/31/30

Nagel	10/23/12	44,800	—		62.54	10/22/22
	10/24/13	31,036	—		103.74	10/24/23
	10/27/14	28,500	—		135.63	10/27/24
	10/26/15	31,548	—		207.80	10/26/25
	10/24/16	29,031	—		239.76	10/24/26	3,476	379,892
	10/25/17	10,615	5,307		156.39	10/25/27	4,263	465,903
	10/24/18	8,156	16,311		116.36	10/24/28	10,743	1,174,102
	10/24/19						17,359	1,897,165	18,103	1,978,477

Reece	10/23/12	14,930	—		62.54	10/22/22
	10/24/13	9,700	—		103.74	10/24/23
	10/27/14	12,468	—		135.63	10/27/24
	10/26/15	9,464	—		207.80	10/26/25
	10/24/16	14,517	—		239.76	10/24/26	1,738	189,946
	10/25/17	5,307	2,654		156.39	10/25/27	2,132	233,006
	10/24/18	3,426	6,850		116.36	10/24/28	4,512	493,116
	10/24/19						5,400	590,166	5,632	615,521

Holcom	10/23/11	1,150	—		46.29	10/23/21
	10/23/12	2,240	—		62.54	10/22/22
	10/24/13	1,456	—		103.74	10/24/23
	10/27/14	2,004	—		135.63	10/27/24
	10/26/15	1,590	—		207.80	10/26/25
	10/24/16	1,794	—		239.76	10/24/26	216	23,607
	09/01/17						424	46,339
	10/25/17	876	438		156.39	10/25/27	352	38,470
	10/24/18	979	1,957		116.36	10/24/28	1,290	140,984
	03/01/19						1,134	123,935
	08/20/19						3,036	331,804
	10/24/19						1,126	123,061	1,126	123,061

Goldman	10/26/15	2,145	—		207.80	10/26/25
	10/24/16	2,325	—		239.76	10/24/26	278	30,383
	06/01/18						469	51,257
	10/25/17	1,167	584		156.39	10/25/27	844	92,241
	10/24/18	979	1,957		116.36	10/24/28	1,290	140,984
	03/01/19						567	61,967
	10/24/19						1,106	120,875	1,106	120,875

Mills	03/02/20						3,900	426,231

(1)    The market value is calculated as the product of (a) $109.29 per share, the closing market price of our common stock on the NYSE on August 31, 2020, the last trading day of the fiscal year, multiplied by (b) the number of shares that have not vested.

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Option Exercises and Stock Vested in Fiscal 2020
The following table provides information for the named executive officers on the number of shares acquired upon the exercise of stock options, the vesting of restricted stock awards, and the value realized during fiscal 2020, each before payment of any applicable withholding tax and broker commissions.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Neil M. Ashe	—	—	—	—
Vernon J. Nagel	—	—	13,943	1,741,566
Richard K. Reece	—	—	5,744	716,817
Karen J. Holcom	—	—	2,626	303,533
Barry R. Goldman	—	—	1,826	209,621
Dianne S. Mills	—	—	—	—
(1)    The value realized is the closing market price on the day the stock awards vest, multiplied by the total number of shares vesting.
Pension Benefits in Fiscal 2020
The table below sets forth information on the SERP and pension benefits for named executive officers under the SERP.
The SERP is an unfunded, non-qualified retirement benefit plan that is offered to executive officers of the Company to provide retirement benefits above amounts available under the Company’s tax-qualified defined contribution plans.
Benefits payable under the SERP are paid for 180 months (15 years) commencing on the executive’s normal retirement date, which is defined as retirement at age 60. Benefits are comprised of the following amounts: (a) for Messrs. Ashe, Nagel, and Reece, the first monthly amount (“original monthly benefit”) is equal to 2.8% (“monthly benefit factor”) of the executive’s average annual compensation multiplied by the executive’s years of credited service and divided by 12; (b) for Messrs. Ashe, Nagel and Reece, a second monthly amount (“incremental monthly benefit”) is equal to 1.4% (“incremental monthly benefit factor”) of the executive’s average annual compensation multiplied by the executive’s years of credited service and divided by 12, and (c) for Messrs. Nagel and Reece, a third monthly amount ("supplemental monthly benefit") is equal to 1.4% ("supplemental accrued benefit") of the executive's average annual compensation multiplied by the executive's years of credited service and divided by 12. Average annual compensation is defined as the average of the executive’s salary and annual cash incentive payment for the three highest consecutive calendar years during the participant’s service with the Company. An executive is credited with one year of service for each plan year. Total years of credited service cannot exceed ten years, although compensation earned after completing ten years of credited service may be counted for purposes of determining the executive’s average annual compensation and accrued benefit under the SERP. A reduced retirement benefit can commence between ages 55 and 60. We do not have a policy for granting extra years of credited service under the SERP, except in connection with a change in control as provided in an executive’s change in control agreement. Participants vest in their plan benefit after three years of credited service.
The SERP was amended and restated effective as of June 26, 2015 to incorporate the aforementioned incremental monthly benefit for participants who were actively employed by the Company on June 26, 2015 (or who first become a participant on or after June 26, 2015) as well as the following provisions:
•Participants may elect to receive the actuarial equivalent of the total incremental monthly benefits in the form of a lump sum cash payment.
•The definition of actuarial equivalent (with respect to accrued benefits other than the participant’s vested accrued benefit as of December 31, 2004) was changed. Prior to the amendment, the definition of actuarial equivalent used an interest rate equal to the lesser of 7% per annum or the yield on 10-Year U.S. Treasury Bonds plus 1.5%; after the amendment, an interest rate equal to the lesser of 2.5% per annum or the yield on 10-Year U.S. Treasury Bonds will be used.
•Upon the occurrence of a Section 409A change in control event (as defined in the SERP), the SERP shall be terminated consistent with the requirements of Treasury Regulation section 1.409A-3(j)(4)(ix)(B), and the Company shall, within five (5) days of such an event, pay to each participant a lump sum cash payment equal to the lump sum actuarial equivalent of the participant’s accrued benefit as of such date.

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•If any action at law or in equity is necessary for a participant to enforce or interpret the terms of the SERP, the Company shall promptly pay the participant’s reasonable attorneys’ fees and other reasonable expenses incurred with respect to such action.
The SERP was also amended effective July 12, 2018 to allow for distributions from the plan in the event of a severe financial hardship by participants.
The SERP was further amended effective July 1, 2019 to provide for the aforementioned supplemental monthly benefit for individuals employed as the Chief Executive Officer and Chief Financial Officer on the amendment date. The amendment provided for a total benefit targeting a final income replacement value (salary and cash bonus) of 56%. The July 2019 amendment also provided a "modified accrued benefit" (2.8% of the executive’s average annual compensation multiplied by the executive’s years of credited service and divided by 12) for Ms. Holcom and Mr. Goldman as executives who become participants in the SERP on or after September 1, 2019 that are also eligible to participate in the Company's 2005 Supplemental Deferred Savings Plan (the "2005 SDSP"). The combined value of the SERP modified accrued benefit and the maximum benefit opportunity under the 2005 SDSP targets a final income replacement value of up to approximately 53% for such participants.
The amounts reported in the table below equal the present value of the accumulated benefit in the SERP at August 31, 2020 for the named executive officers. The assumptions used to calculate the present value of the accumulated benefit are described in the footnotes to the table.

Name	Number of Years Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)
Neil M. Ashe	<1	675,686	—
Vernon J. Nagel	10	33,754,554	—
Richard K. Reece	10	15,346,693	—
Karen J. Holcom	<1	167,489	—
Barry R. Goldman	<1	199,543	—
Dianne S. Mills	NA	NA	NA
(1)Mr. Ashe became eligible for the plan when hired in January 2020. Ms. Holcom and Mr. Goldman became eligible on September 1, 2019. Ms. Mills, who would have become eligible for the plan when hired in March 2020, has waived her right to participate.
(2)The accumulated benefit in the SERP is based on service and earnings (base salary and bonus, as described above) considered by the SERP for the period through August 31, 2020. The present value has been calculated assuming the benefit is payable commencing at a retirement of age 65 for all named executive officers except Mr. Ashe, where the present value has been calculated assuming the benefit is payable commencing at a retirement age of 60. The discount rate assumed in the calculation is 2.20% compared with 2.75% in the prior year.
Fiscal 2020 Non-Qualified Deferred Compensation
The Company's non-qualified deferred compensation plans are described below.
2005 Acuity Brands, Inc. Supplemental Deferred Savings Plan. The 2005 SDSP is an unfunded, non-qualified plan under which key associates, including the named executive officers that are eligible to participate in the SERP, are able to annually defer up to 50% of salary and annual cash incentive payment as cash units. The 2005 SDSP replaced the 2001 Acuity Brands, Inc. Supplemental Deferred Savings Plan (the “2001 SDSP”) and is designed to comply with certain tax law requirements, including Section 409A of the Internal Revenue Code (“Section 409A”).
Deferred cash units earn interest income on the daily outstanding balance in the account based on the prime rate. Interest is credited monthly and is compounded annually. Contributions made in or after 2005 may be paid in a lump sum or up to 10 annual installments at the executive’s election. The executive may direct that his deferrals and related earnings be credited to accounts to be distributed during his employment (in-service accounts) and/or to a retirement account. In-service accounts may be distributed in a lump sum or up to ten annual installments no earlier than two years following the last deferral to the account. The executive may change the form of distribution twice during the period up to one year prior to termination or retirement, with the new distribution being delayed by at least an additional five years in accordance with Section 409A.
Mr. Nagel received immediately vested annual company contributions to the 2005 SDSP in replacement of benefits lost when a prior senior executive retirement plan (“prior SERP”) was frozen. Amounts to be received by Mr. Nagel were determined at the time the prior SERP was frozen and continued until December 2017, the year in which Mr. Nagel attained age 60. Messrs. Ashe, Nagel, and Reece are not eligible for the company contributions to the plan received by other participants due to their

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participation in the SERP. Ms. Holcom and Mr. Goldman are eligible for the company contributions to the plan at the same rate that other participants receive contributions due to the reduced rate at which the SERP benefit accrues for each of them. Company contribution accounts may be distributed in a lump sum or up to ten annual installments upon termination of employment. The executive may change the form of distribution twice during the period up to one year prior to termination of employment, with the new distribution being delayed by at least an additional five years in accordance with Section 409A.
2001 Acuity Brands, Inc. Supplemental Deferred Savings Plan. The 2001 SDSP covers the same general group of eligible associates and operates in a similar manner to the 2005 SDSP, except that it encompasses contributions by the executive and the Company that were vested as of December 31, 2004. These contributions are, therefore, not subject to the provisions of Section 409A. Executive deferrals may be distributed in a lump sum or up to ten annual installments beginning no sooner than five years following the calendar year of deferral. Company contributions are distributed at or following termination in a lump sum or installments at the associate’s election, which must be in place 24 months prior to termination. Prior to 2005, Mr. Nagel received immediately vested annual company contributions to the 2001 SDSP in replacement of benefits lost when the prior SERP was frozen. Ms. Holcom and Mr. Goldman each received annual company contributions to the 2001 SDSP at the same rate as other participants in that plan.
The table below provides information on non-qualified deferred compensation plans related to the named executive officers in fiscal 2020. Messrs. Ashe and Reece do not participate in the non-qualified deferred compensation plans.

Name	Plan Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)(1)	Aggregate Withdrawals/ Distributions ($)(2)	Aggregate Balance at Last FYE ($)
Neil M. Ashe	NA	NA	NA	NA	NA	NA
Vernon J. Nagel	2005 SDSP	—	—	4,034	—	102,753
	2001 SDSP	—	—	26,444	—	673,429
Richard K. Reece	NA	NA	NA	NA	NA	NA
Karen J. Holcom	2005 SDSP	—	—	354	—	9,027
	2001 SDSP	60,508	48,566	28,600	(33,839)	760,024
Barry R. Goldman	2005 SDSP	—	—	428	—	10,909
	2001 SDSP	18,000	30,933	35,946	(25,452)	921,556
Dianne S. Mills	2005 SDSP	6,574	—	44	—	6,618
(1)None of the earnings in fiscal 2020 were considered above-market earnings, as defined by the SEC.
(2)Distributions shown are annual in-service distributions as may be elected by each participant at the time of salary and/or bonus deferrals elections are made.
Employment Arrangements
At the time we first hire an associate, we generally provide the associate with a letter outlining the effective date of his or her employment, the basic compensation arrangements for the associate’s at-will employment, any benefits to which the associate is entitled, and whether the associate is entitled to participate in any severance or change in control benefits. We do not have employment contracts with any of our associates, including our named executive officers.
Pursuant to our fiscal 2020 employment arrangements with Mr. Ashe, he received an annual salary of $1,000,000, prorated based on his date of hire, and a $100,000 signing bonus, which must be repaid on a pro rata, after-tax basis if Mr. Ashe voluntarily terminates his employment with the Company within three years from his date of hire (based on the number of full years worked during the three-year period). He was entitled to an annual cash incentive opportunity as a percentage of base salary under the Annual Cash Incentive Plan. The minimum annual cash incentive payment for fiscal 2020 performance will be based on 100% of target for the Company performance factor multiplied by 100% personal performance factor and pro-rated based on his date of hire. He was entitled to participate in benefit plans and perquisites afforded to executives at his level and coverage under the Company’s directors' and officers' liability insurance. See Potential Payments upon Termination for a description of Mr. Ashe's severance agreement and change in control agreement.
Pursuant to our fiscal 2020 employment arrangements with Mr. Nagel, he received an annual salary of $600,000 from September 1, 2019 to January 31, 2020 and an annual salary of $480,000 from February 1, 2020 to August 31, 2020. He was entitled to an annual cash incentive opportunity as a percentage of base salary under the Annual Cash Incentive Plan. He was not entitled to an equity incentive award for fiscal 2020. Mr. Nagel was entitled to participate in benefit plans and perquisites afforded to executives at his level and coverage under the Company’s directors' and officers' liability insurance. See Potential Payments upon Termination for a description of Mr. Nagel's severance agreement and change in control agreement.

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Pursuant to our fiscal 2020 employment arrangements with Mr. Reece, he received an annual salary of $575,000 (effective as of November 1, 2019) and was entitled to an annual cash incentive opportunity as a percentage of base salary under the Annual Cash Incentive Plan and an equity incentive opportunity equal to the median target award value for the CFO at the Company's peer group. He was entitled to participate in benefit plans and perquisites afforded to executives at his level and coverage under the Company’s directors' and officers' liability insurance. See Potential Payments upon Termination for a description of Mr. Reece's severance agreement and change in control agreement. The base salary for Mr. Reece was increased on November 1, 2020 to $600,000 from $575,000 to reflect his individual performance for fiscal 2020 and to be reflective of a market assessment of comparable positions in our peer group.
Pursuant to our fiscal 2020 employment arrangements with Ms. Holcom, she received an annual salary of $425,000 (effective as of August 20, 2019) and was entitled to an annual cash incentive opportunity as a percentage of base salary under the Annual Cash Incentive Plan and an equity incentive opportunity as a percentage of base salary. She was entitled to participate in benefit plans and perquisites afforded to executives at his level and coverage under the Company’s directors' and officers' liability insurance. See Potential Payments upon Termination for a description of Ms. Holcom's severance agreement and change in control agreement. The base salary for Ms. Holcom was increased on November 1, 2020 to $500,000 from $425,000 to reflect her individual performance for fiscal 2020 and to be reflective of a market assessment of comparable positions in our peer group.
Pursuant to our fiscal 2020 employment arrangements with Mr. Goldman, he received an initial annual salary of $390,000 (effective as of November 1, 2019), with an additional adjustment in annual salary to $400,000 (effective as of March 2, 2020). He was entitled to an annual cash incentive opportunity as a percentage of base salary under the Annual Cash Incentive Plan and an equity incentive opportunity as a percentage of base salary. He was entitled to participate in benefit plans and perquisites afforded to executives at his level and coverage under the Company’s directors' and officers' liability insurance. See Potential Payments upon Termination for a description of Mr. Goldman's severance agreement and change in control agreement. The base salary for Mr. Goldman was increased on November 1, 2020 to $425,000 from $400,000 to reflect his individual performance for fiscal 2020 and to be reflective of a market assessment of comparable positions in our peer group.
Pursuant to our fiscal 2020 employment arrangements with Ms. Mills, she received an annual salary of $400,000 (effective as of her date of hire) and was entitled to an annual cash incentive opportunity as a percentage of base salary under the Annual Cash Incentive Plan and an equity incentive opportunity as a percentage of base salary. She was entitled to participate in benefit plans and perquisites afforded to executives at his level and coverage under the Company’s directors' and officers' liability insurance. See Potential Payments upon Termination for a description of Ms. Mill's severance agreement and change in control agreement. The base salary for Ms. Mills was increased on November 1, 2020 to $450,000 from $400,000 to reflect her individual performance for fiscal 2020 and to be reflective of a market assessment of comparable positions in our peer group.
Potential Payments upon Termination
We have entered into severance agreements and change in control agreements with each of our named executive officers. The material terms of these agreements are described below and the potential payments upon termination are shown in the table that follows.
Severance Agreements
The severance agreements for the named executive officers provide benefits to our named executive officers in the event the executive’s employment is involuntarily terminated by us without cause. The agreements for Mr. Nagel provide benefits in the event either of them terminate their employment at any time for good reason and, for Messrs. Ashe and Reece, in the event he terminates his employment at any time for good reason after a change in control. The agreements terminate without payment in the event executive is terminated for cause, dies, incurs a disability, voluntarily terminates (other than in the case of Messrs. Ashe, Nagel and Reece, a voluntary termination in connection with a qualifying good reason).
The severance agreements for Messrs. Nagel and Reece are effective for a rolling two-year term, which will automatically extend each day for an additional day unless terminated by either party, in which case they will continue for two years after the notice of termination or for three years following a change in control. The severance agreements for Mr. Ashe, Ms. Holcom, Mr. Goldman and Ms. Mills are effective until terminated in accordance with the provisions of the agreement.

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The severance agreements provide the following benefits to our named executive officers for the severance period shown:

Severance Benefit	Ashe (2 yrs)	Nagel (2 yrs)	Reece (1.5 yrs)	Holcom (1 yr)	Goldman (1 yr)	Mills (1 yr)
A severance payment consisting of continuation of the then current monthly base salary for the severance period	✓	✓	✓	✓	✓	✓
A lump sum payment equal to the greater of (i) a predetermined percentage of base salary (as described for each executive therein) and (ii) the annual bonus that would be payable based upon the Company's actual performance, in each case, calculated on a pro rata basis and payable at the same time that bonuses are otherwise payable under the Company's bonus plan	✓ (130%)	✓ (200%)	✓ (130%)	✓ (75%)	✓ (75%)	✓ (75%)
A lump sum payment equal to accrued but unused vacation as determined under the Company's vacation policy	✓			✓	✓	✓
Continuation of health care and life insurance coverage for the severance period	✓	✓	✓	✓	✓	✓
Accrual of additional credited service under the SERP during the severance period (1)	✓	✓		✓	✓
Outplacement services not to exceed 10% of base salary	✓	✓	✓	✓	✓	✓
Vesting of certain equity awards during the severance period	'(2)	'(2)	'(3)	'(4)	'(4)	'(4)
(1)    Mr. Nagel is fully vested in the SERP and would not receive any additional benefit under this provision. Ms. Holcom and Mr. Goldman would receive up to three years of additional credited service if a terminating event occurs prior their attainment of three years of credited service.
(2)    For Mr. Ashe, continued vesting of stock options, restricted stock or restricted stock units, and performance stock or performance stock units, during the severance period. For Mr. Nagel, continued vesting of stock options, restricted stock or restricted stock units, and performance stock or performance stock units during the severance period, and immediate vesting of performance stock or performance stock unit awards where performance targets have been achieved.
(3)    For Mr. Reece, immediate vesting of performance stock or performance stock unit awards where performance targets have been achieved; all other awards are forfeited, unless more favorable terms are set forth in award agreements.
(4)    For Ms. Holcom, Mr. Goldman and Ms. Mills, the vesting and exercisability of all outstanding equity awards will be in accordance with the terms of the respective award agreements.
Under the severance agreements for Mr. Ashe, a good reason for termination of employment with us means the occurrence of any of the following acts by us, after a Change in Control, which is not corrected within 30 days after written notice is given to us by the executive:
•a material diminution in authority, duties or responsibilities (including reporting responsibilities), which, in executive’s judgment, represents an adverse change in status, title, position or responsibilities;
•a reduction in the executive’s base salary or any failure to pay the executive any compensation or benefits to which he is entitled within five days of the date due;
•requiring the executive to be based more than 50 miles from the primary workplace where executive is currently based, except for reasonably required business travel; or
•a material breach by us of the severance agreement.
Under the severance agreements for Messrs. Nagel and Reece, a good reason for termination by an executive of his employment with us means the occurrence of any of the following acts by us (without the executive's consent and with respect to Mr. Reece, after a Change in Control) which is not corrected within 30 days after written notice is given to us by the executive:
•an adverse change in the executive’s title or position which represents a demotion, including with respect to Mr. Nagel, the demotion to a position other than Chief Executive Officer;
•with respect to Mr. Nagel, the relocation of Mr. Nagel's primary workplace to a location more than 50 miles from Atlanta, Georgia for more than six months, or if less than six months, without a reimbursement of periodic travel expenses; and with respect to Mr. Reece, requiring the executive to be based more than 50 miles from the primary workplace where the executive is currently based, subject to certain exceptions for 'reasonable travel';
•a reduction in base salary and target bonus opportunity (not the bonus actually earned) below the level in the employment letter for Mr. Nagel and below the level in effect immediately prior to the change in control for Mr. Reece, unless such reduction is consistent with reductions being made at the same time for other of our officers in comparable positions;

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•a material reduction in the aggregate benefits provided to the executive by us under associate benefits plans, except in connection with a reduction in benefits which is consistent with reductions being made at the same time for other of our officers in comparable positions;
•an insolvency or bankruptcy filing by us; or
•a material breach by us of the severance agreement.
Under the severance agreement for Mr. Reece, a change in control is defined as one or more of the following:
•    the acquisition of 20% or more of the combined voting power of our then outstanding voting securities (other than certain acquisitions by the Company fiduciaries or certain internal reorganizations);
•    a change in more than one-third of the members of our Board of Directors who were either members as of the distribution date or were nominated or elected by a vote of two-thirds of those members or members so approved;
•    consummation of a merger or consolidation through which our stockholders no longer hold more than 60% of the combined voting power of our outstanding voting securities resulting from the merger or consolidation in substantially the same proportion as prior to the merger or consolidation; or
•    consummation of a complete liquidation or dissolution or the sale or other disposition of all or substantially all of our assets.
Under the severance agreements, the involuntary termination of an executive by the Company for cause, which results in the termination of the severance agreement and for which no benefits would be payable, occurs for the following reasons:
•termination is the result of an act or acts by the executive which have been found in an applicable court of law to constitute a felony (other than traffic-related offenses);
•termination is the result of an act or acts by the executive which are in the good faith judgment of the Company to be in violation of law or of written policies of the Company and which result in material injury to the Company;
•termination is the result of an act or acts of dishonesty by the executive resulting or intended to result directly or indirectly in gain or personal enrichment to the executive at the expense of the Company; or
•the continued failure by the executive substantially to perform the duties reasonably assigned to him, after a demand in writing for substantial performance of such duties is delivered by the Company.
The severance agreements for Messrs. Ashe, Nagel and Reece also provide that the Company will pay reasonable legal fees and related expenses incurred by an executive who is successful to a significant extent in enforcing his rights under the severance agreements.
The severance agreements of all named executive officers contain restrictive covenants with respect to confidentiality, non-solicitation, and non-competition, and benefits under such severance agreements are subject to the execution of a release. With respect to Mr. Goldman, Ms. Holcom and Ms. Mills, in the event of certain breaches of the covenants set forth in the severance agreement by the executive, such executive would be required to reimburse the Company 70% of the severance amounts payable thereunder.
On January 4, 2019, we amended the severance agreements for Mr. Reece to adjust the multiplier used in the severance payout formula for calculating the payment of a cash amount equal to the executive’s gross salary multiplied by a specified percentage to match the individual incentive targets approved by the Compensation and Management Development Committee under the Annual Cash Incentive Plan and to modify the definition of annual bonus to remove language related to negative discretion in the calculation of the bonus amount payable. The reference to negative discretion was removed from the severance agreement due to a reduction in the financial performance payout percentages that effectively eliminated the need to apply negative discretion.
On March 29, 2019, we amended the severance agreement for Mr. Nagel to redefine his severance period as 24 months from his date of termination and to modify the definition of annual bonus to remove language related to negative discretion in the calculation of the bonus amount payable. The reference to negative discretion was removed from the severance agreement due to a reduction in the financial performance payout percentages that effectively eliminated the need to apply negative discretion. Mr. Reece's agreement was also amended on March 29, 2019 to redefine his severance period as 18 months from his date of termination.
On May 28, 2019, we amended the severance agreements for Ms. Holcom and Mr. Goldman to redefine the severance period as 12 months from the date of termination irrespective of age.

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On August 20, 2019, the severance agreements for Ms. Holcom and Mr. Goldman were amended to provide that if executive's termination occurs prior to the date he or she would have three years of credited service (as defined in the SERP), executive would be deemed to have earned three years of credited service for purposes of the SERP at such time.
On October 24, 2019, we amended the severance agreement for Mr. Goldman to adjust the multiplier used in the severance payout formula for calculating the payment of a cash amount equal to the executive's gross salary multiplied by a specified percentage to match the individual incentive targets approved by the Compensation and Management Development Committee under the Annual Cash Incentive Plan.
Change in Control Agreements
It is intended that change in control agreements will provide the named executive officers some measure of security against the possibility of employment loss that may result following a change in control of the Company in order that they may devote their energies to meeting the business objectives and needs of the Company and its stockholders.
The change in control agreements for Messrs. Nagel and Reece are effective for a rolling two-year term, which will automatically extend each day for an additional day unless terminated by either party. However, the term of the change in control agreements will not expire during a threatened change in control period (as defined in the change in control agreements) or prior to the expiration of two years following a change in control. The change in control agreement agreements from Mr. Ashe, Ms. Holcom, Mr. Goldman, and Ms. Mills are effective until terminated in accordance with the provisions of the agreement, except during a covered period, which includes the six months prior to a change in control event and continues for two years following a change in control.
The change in control agreements provide the following benefits to our named executive officers in the event employment is terminated for other than cause, or by executive for good reason:

Change in Control Benefits	Ashe (3x)	Nagel (3x)	Reece (2.5x)	Holcom (1.5x)	Goldman (1.5x)	Mills (1.5x)
A lump sum cash payment equal to a multiple of the base salary (greater of the base salary in effect on the date of termination for during the 90 day period prior to a change in control)	✓	✓	✓	✓	✓	✓
A lump sum cash payment equal to a multiple of the pro rata bonus which is the greatest of: the most recent bonus paid, the annual bonus payable (at target) during which the termination or change in control occurs, or the average of the annual bonus paid during the last three fiscal years	✓	✓	✓	✓	✓	✓
Continuation of health and welfare benefits, including, as applicable, medical, dental benefits, disability and life insurance for the specified term	✓	✓	✓	✓	✓	✓
Cash payment representing additional amounts of participation in our defined contribution plan and non-qualified deferred compensation plan for the specified term	✓	✓	✓	✓	✓	✓
Cash payment equal to the lump sum actuarial equivalent of the accrued benefit under the SERP as of the date of termination of employment, whether or not the accrued benefit has vested.	✓	✓	✓
Accrual of up to a total of three years of credited service under the SERP, if termination occurs before three years of credited service has been earned				✓	✓
Gross-up payment (1)		✓	✓
Better net cutback (2)	✓			✓	✓	✓
Accelerated vesting of stock options, restricted stock or restricted stock unit awards and performance stock or performance stock unit awards (at 100% of target) (3) (4)	✓	✓	✓	✓	✓	✓
(1) Executive receives a "gross-up payment" to offset the effect of any excise tax imposed under Section 280G and Section 4999 of the Internal Revenue Code on any payment made to the executive arising out of or in connection with his employment
(2) If the payments to be made under the change in control agreement would be subject to such excise tax, (a) the net benefit after excise payments will be compared to (b) the net benefit if covered payments are limited to the extent necessary to avoid excise payments. If the net amount payable in (a) is less than that payable under (b), then the payment will be reduced in a manner that maximizes executive's economic position.
(3) For Mr. Ashe, stock option awards with price targets will only be accelerated if such stock price targets have been achieved as of the termination date and performance stock awards would be accelerated at the target level.
(4) For Messrs. Ashe, Nagel and Reece, the Company may be required to immediately purchase for cash, on demand, at the then per-share fair market value, any shares of unrestricted stock and shares purchased upon the exercise of options.

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The change in control agreements provide benefits to our named executive officers in the event employment is terminated by the Company for cause, due to disability, by reason of death, or by executive for other than good reason. Benefits in these events are as follows: all amounts earned or accrued through the termination date, including base salary, reimbursement or reasonable and necessary expenses, vacation pay, and sick leave.
In addition, the Company will pay all legal fees and related expenses incurred by the officer arising out of any disputes related to his termination of employment or claims under the change in control agreement if, in general, the circumstances for which he has retained legal counsel occurred on or after a change in control.
For purposes of the change in control agreement, a change in control is defined as one or more of the following:
•    the acquisition of 30% or more of the combined voting power of our then outstanding voting securities for Mr. Ashe, Ms. Holcom, Mr. Goldman and Ms. Mills (20% or more of the combined voting power for Messrs. Nagel and Reece) (other than certain acquisitions by Company fiduciaries or certain internal reorganizations);
•    a change in more than 50% of the members of our Board of Directors for Mr. Ashe, Ms. Holcom, Mr. Goldman, and Ms. Mills (one-third of the members of the Board of Directors for Messrs. Nagel and Reece) who were either members as of the distribution date or were nominated or elected by a vote of two-thirds of those members or members so approved;
•    consummation of a merger or consolidation through which our stockholders no longer hold more than 60% of the combined voting power of our outstanding voting securities resulting from the merger or consolidation in substantially the same proportion as prior to the merger or consolidation;
•    consummation of a complete liquidation or dissolution or the sale or other disposition of all or substantially all of our assets; or
•    for Mr. Ashe, Ms. Holcom, Mr. Goldman and Ms. Mills, the approval by stockholders of the sale of all or substantially all of the assets of the Company or any merger, consolidation, issuance of securities or purchase of assets, the result of which would be the occurrence of any of the events described in the prior two bullets.
Under the change in control agreements, a termination for cause for Messrs. Ashe, Nagel and Reece, is a termination evidenced by a resolution adopted by two-thirds of the Board (for Ms. Holcom, Mr. Goldman and Ms. Mills, upon the reasonable determination by the Company) that the executive:
•    intentionally and continually failed to substantially perform his duties, which failure continued for a period of at least 30 days after a written notice of demand for substantial performance has been delivered to the executive specifying the manner in which the executive has failed to substantially perform; or
•    intentionally engaged in conduct that is demonstrably and materially injurious to us, monetarily or otherwise.
The executive will not be terminated for cause until he has received a copy of a written notice setting forth the misconduct described above and until he has been given an opportunity to be heard by the Board.
Under the change in control agreements, disability has the meaning ascribed to such term in our long-term disability plan or policy covering the executive, or in the absence of such plan or policy, a meaning consistent with Section 22(e)(3) of the Internal Revenue Code.
Under the change in control agreements for Mr. Ashe, Ms. Holcom, Mr. Goldman and Ms. Mills, good reason means the occurrence of any of the following events or conditions in connection with a change in control:
•    a material diminution in authority, duties, or responsibilities, which, in executive’s judgment, represents an adverse change in status, title, position, or responsibilities;
•    with respect to Mr. Ashe, any reduction in the executive’s base salary or any failure to pay the executive any compensation or benefits to which he is entitled within five days of the date due and with respect to Ms. Holcom, Mr. Goldman and Ms. Mills a reduction of more than 10% of such executive's base salary in effect immediately prior to a change in control;
•    requiring the executive to be based more than 50 miles from the primary workplace where executive is currently based, except for reasonably required business travel; or
•    a material breach by us of the severance agreement (or in the case of Mr. Ashe, a material breach by us of the terms of the employment letter dated January 8, 2020).
Under the change in control agreements for Messrs. Nagel and Reece, good reason means the occurrence of any of the following events or conditions in connection with a change in control:
•    any change in the executive’s status, title, position or responsibilities (including reporting responsibilities) which, in the executive’s reasonable judgment, represents an adverse change from his status, title, position or responsibilities as in

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effect immediately prior; the assignment to the executive of any duties or responsibilities which, in the executive’s reasonable judgment, are inconsistent with his status, title, position, or responsibilities; or any removal of the executive from or failure to reappoint or re-elect him to any of such offices or positions, except in connection with the termination of his employment for disability, cause, death, or by the executive other than for good reason;
•    a reduction in the executive’s base salary or any failure to pay the executive any compensation or benefits to which he is entitled within five days of the date due;
•    a failure to increase the executive’s base salary at least annually at a percentage of base salary no less than the average percentage increases (other than increases resulting from the executive’s promotion) granted to the executive during the three full years ended prior to a change in control (or such lesser number of full years during which the executive was employed);
•    requiring the executive to be based more than 50 miles from the primary workplace where the executive is based immediately prior to the change in control except for reasonably required travel on business which is not greater than such travel requirements prior to the change in control;
•    the failure by us (1) to continue in effect any compensation or benefit plan in which the executive was participating immediately prior to the change in control or (2) to provide the executive with compensation and benefits, in the aggregate, at least equal to those provided for under each other compensation or benefit plan, program and practice as in effect immediately prior to the change in control;
•    the insolvency or the filing of a petition for bankruptcy by us;
•    the failure by us to obtain an agreement from a successor to assume and agree to perform the agreement; and
•    a purported termination of executive’s employment for cause that does not follow the procedures of the change in control agreement or other material breach of the agreement.
On August 20, 2019, the change in control agreements for Ms. Holcom and Mr. Goldman were amended to provide that if executive's termination occurs prior to the date he or she would have three years of credited service (as defined in the SERP), executive would be deemed to have earned three years of credited service at such time.
Other Possible Payments upon Death, Disability, and Retirement
The following describes possible payments upon a named executive officer’s death, disability, or retirement in accordance with the terms of certain of the Company's compensation plans.
Death/Disability
•    For all participants in the equity incentive plan, stock options become fully vested and are exercisable to the earlier of the expiration date or one year after the event and restricted shares become fully vested and are immediately payable.
•    For all participants in the Company's 401(k) Plan and the SDSP, any Company contributions become vested and are payable upon death, or total and permanent disability.
Retirement
•    For all participants in the equity incentive plan, vested options are exercisable to the earlier of the expiration date or five years after retirement; unvested options are forfeited.
•    Effective for all participants with equity awards granted from October 24, 2019 until October 25, 2020, restricted stock unit and performance stock unit awards continue to vest following retirement for all eligible participants who have attained age 60 and have at least 10 years of service with the Company. None of the Company's stock option awards contain this provision.

72 Acuity Brands, Inc.

EXECUTIVE COMPENSATION
Potential Payments Upon Termination Table
The following table sets forth potential benefits that our named executive officers would be entitled to receive upon termination of employment in each termination situation. These amounts are estimates only and do not necessarily reflect the actual amounts that would be paid to the named executive officers, which would only be known at the time they become eligible for payment. The amounts shown in the table are the amounts that could be payable under existing plans and arrangements if the named executive officer’s employment had terminated at August 31, 2020. Values for the accelerated vesting of stock option and restricted stock grants are based on the closing price of our common stock of $109.29 on the NYSE on August 31, 2020.
The table does not include amounts that the executives would be entitled to receive that are already described in the compensation tables, including the value of equity awards that are already vested, amounts payable under defined benefit pension plans, and amounts previously deferred into the deferred compensation plans.

Name	Severance Amount ($)(1)	Accelerated or Continued Vesting of Stock Options ($)(2)	Accelerated or Continued Vesting of Restricted Stock ($)(2)	Benefit Continuation ($)(3)(4)	Estimated Tax Gross-Up ($)(5)(6)	Total ($)
Neil M. Ashe
Change-in-Control	6,900,000	—	—	100,239	NA	7,000,239
Involuntary	3,300,000	—	—	249,300	NA	3,549,300
Voluntary (Good Reason)	3,300,000	—	—	249,300	NA	3,549,300
Voluntary / Retirement	NA	NA	NA	NA	NA	NA
For Cause	NA	NA	NA	NA	NA	NA
Death / Disability	NA	—	—	NA	NA	—

Vernon J. Nagel
Change-in-Control	3,315,200	—	5,895,539	89,342	—	9,300,081
Involuntary	1,320,000	—	2,019,896	93,882	NA	3,433,778
Voluntary (Good Reason)	1,320,000	—	2,019,896	93,882	NA	3,433,778
Voluntary / Retirement	NA	NA	3,875,643	NA	NA	3,875,643
For Cause	NA	NA	NA	NA	NA	NA
Death / Disability	NA	—	5,895,539	NA	NA	5,895,539

Richard K. Reece
Change-in-Control	3,322,667	—	2,121,757	61,266	—	5,505,690
Involuntary	1,610,000	NA	422,952	85,026	NA	2,117,978
Voluntary (Good Reason)	NA	NA	NA	NA	NA	NA
Voluntary / Retirement	NA	NA	1,205,689	NA	NA	1,205,689
For Cause	NA	NA	NA	NA	NA	NA
Death / Disability	NA	—	2,121,757	NA	NA	2,121,757

Karen J. Holcom
Change-in-Control	1,762,500	—	951,261	866,452	NA	3,580,213
Involuntary	743,750	NA	NA	681,997	NA	1,425,747
Voluntary (Good Reason)	NA	NA	NA	NA	NA	NA
Voluntary / Retirement	NA	NA	NA	NA	NA	NA
For Cause	NA	NA	NA	NA	NA	NA
Death / Disability	NA	—	951,261	NA	NA	951,261

2020 Proxy Statement 73

EXECUTIVE COMPENSATION

Name	Severance Amount ($)(1)	Accelerated or Continued Vesting of Stock Options ($)(2)	Accelerated or Continued Vesting of Restricted Stock ($)(2)	Benefit Continuation ($)(3)(4)	Estimated Tax Gross-Up ($)(5)(6)	Total ($)
Barry R. Goldman
Change-in-Control	1,725,000	—	618,582	664,970	NA	3,008,552
Involuntary	700,000	NA	NA	911,891	NA	1,611,891
Voluntary (Good Reason)	NA	NA	NA	NA	NA	NA
Voluntary / Retirement	NA	NA	NA	NA	NA	NA
For Cause	NA	NA	NA	NA	NA	NA
Death / Disability	NA	—	618,582	NA	NA	618,582

Dianne S. Mills
Change-in-Control	1,725,000	—	426,232	66,754	NA	2,217,986
Involuntary	700,000	NA	NA	115,432	NA	815,432
Voluntary (Good Reason)	NA	NA	NA	NA	NA	NA
Voluntary / Retirement	NA	NA	NA	NA	NA	NA
For Cause	NA	NA	NA	NA	NA	NA
Death / Disability	NA	—	426,232	NA	NA	426,232

(1)For benefits related to a change-in-control, this represents a multiple of salary and the greatest of current year bonus (at target), prior year bonus, or average of bonus for last three years, subject to proration. For benefits related to a severance agreement, this represents salary for the severance period plus a cash payment equal to the greater of (i) a predetermined percentage of base salary and (ii) the annual bonus that would be payable based upon the Company's actual performance, subject to proration..
(2)The value realized on unvested equity awards represents the fair market value of unvested awards at August 31, 2020, using our closing price of $109.29 on that date, less the exercise price of unvested options. No payment is made for unvested options where the exercise price is greater than our year-end closing price. For Mr. Ashe, stock option awards with price targets will be accelerated upon a terminating event only if such stock price targets have been achieved as of the termination date and performance stock or performance stock units awards would be accelerated upon a terminating event at the target level.
(3)Includes payments in respect of continued health, welfare, retirement benefits, and deferred compensation benefits as outlined in change-in-control agreements, including the present value of additional credited service in the SERP or annual Company contributions in the 401(k) plan equal to the number of months associated with the multiple, and unvested Company contributions in deferred compensation plans that vest upon a change in control, as follows:

Name	Health and Welfare Benefits (CIC) ($)	Additional Company Contributions (CIC) ($)	Unvested Company Contributions (CIC) ($)
Neil M. Ashe	79,719	20,520	—
Vernon J. Nagel	68,822	20,520	—
Richard K. Reece	45,876	15,390	—
Karen J. Holcom	23,249	834,287	8,917
Barry R. Goldman	35,221	598,211	31,538
Dianne S. Mills	35,494	31,260	—
(4)Includes payments in respect of continued health, welfare, retirement benefits, and deferred compensation benefits as outlined in severance agreements including the present value of additional credited service in the SERP or annual Company contributions in the 401(k) plan equal to the number of months associated with the multiple, as follows:

74 Acuity Brands, Inc.

EXECUTIVE COMPENSATION

Name	Health and Welfare Benefits (Severance) ($)	Outplacement Services (Severance) ($)	Accrued Vacation (Severance) ($)	Additional Company Contributions (Severance) ($)
Neil M. Ashe	53,146	100,000	96,154	—
Vernon J. Nagel	45,882	48,000	—	—
Richard K. Reece	27,526	57,500	—	—
Karen J. Holcom	15,499	42,500	40,865	583,133
Barry R. Goldman	23,481	40,000	30,769	817,641
Dianne S. Mills	23,663	40,000	30,769	21,000
(5)An excise tax gross-up is applicable to Messrs. Nagel and Reece in the event of a change in control. The excise tax gross-up is calculated assuming the excise tax rate of 20% of the excess of the value of the change in control payments over the executive’s average W-2 earnings for the last five calendar years. The excise tax gross-up is only applicable if the sum of all payments equals or exceeds three times the executive’s average W-2 earnings for the past five calendar years. Further, the excise tax gross-up is based on an assumed effective aggregate tax rate of 37% for the executive, and assumes no value is assigned to the non-compete and other restrictive covenants that may apply to the executive. Upon a change in control and termination of the executive’s employment, we expect to assign a portion of the amount paid to the executive as value for the restrictive covenants, which would decrease the total parachute payments and the amount of the excise tax gross-up.
(6)The change in control agreements for Mr. Ashe, Ms. Holcom, Mr. Goldman and Ms. Mills provide that if the payments to be made under the change in control agreement would be subject to excise tax, (a) the net benefit after excise payments will be compared to (b) the net benefit if covered payments are limited to the extent necessary to avoid excise payments. If the net amount payable in (a) is less than that payable under (b), then the payment will be reduced in a manner that maximizes the executive’s economic position.

2020 Proxy Statement 75

EXECUTIVE COMPENSATION
CEO Pay Ratio
In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act (the "Dodd-Frank Act") and applicable SEC rules, we are providing the following information about the relationship of our CEO's compensation to the compensation of an identified median employee. We are required to disclose the annual total compensation of our median employee (excluding the CEO), the annual total compensation of our CEO and the ratio of the annual total compensation of our CEO to that of our median employee. During fiscal 2020, Mr. Nagel was our CEO until January 31, 2020 at which time Mr. Ashe became our CEO. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies–including companies in our peer group–may not be comparable to our pay ratio as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates, and assumptions in calculating their own pay ratios. Moreover, there are a number of factors which make a meaningful comparison of pay ratios difficult, such as industry-specific pay differentials, the geographic location of employee populations, and a company’s manufacturing strategy (e.g., outsourcing versus insourcing). This information is being provided for compliance purposes. Neither the Compensation and Management Development Committee nor management of the Company use the pay ratio measure in making compensation decisions.
As of August 31, 2020, the Company had 11,490 associates, of which 3,858 (33.6%) were employed in the United States, 6,872 (59.8%) were employed in Mexico, 480 (4.2%) were employed in Canada, and 280 (2.4%) were employed in other international locations, including Europe and the Asia/Pacific region.
The following pay ratio disclosure is the Company’s reasonable, good faith estimate calculated in accordance with the requirements of Item 402(u) of Regulation S-K and Section 954(b) of the Dodd-Frank Act. With respect to the total annual compensation of Mr. Ashe, we adjusted the amount reported in the "Total" column of our Summary Compensation Table by annualizing his base salary and certain components of "All Other Compensation" to account for the fact that he only commenced employment with us in January 2020, resulting in an adjusted total amount of $20,916,146. We also note that a substantial portion of Mr. Ashe's total compensation for the current year was in the form of stock options he received in accordance with his employment letter, which had a grant date fair value of approximately $18,159,500, but a current realizable value of $0. Excluding the grant date fair value of these options, the CEO pay ratio applicable to Mr. Ashe would be 305:1.
Identification of Median Employee
The median employee that was selected for the prior fiscal year was no longer employed by the Company at the end of fiscal 2020. As a result, we determined that a new median employee should be selected. For fiscal 2020, we identified our median employee using the following multi-step process, which is substantially similar to the method used for the prior fiscal year:
•    We reviewed the total headcount as of August 31, 2020, the measurement date, in each of the jurisdictions in which we conduct business and determined pursuant to the de minimis exemption rule that we could exclude 280 associates in international locations other than Canada and Mexico, which represents less than 5% of our employee population. The excluded associates are located in each of following jurisdictions: the United Kingdom (104), France (77), the Netherlands (67), China (27), Germany (3), Italy (1) and Sweden (1). We included all full and part-time associates and excluded Messrs. Ashe and Nagel, independent contractors, and leased workers.
•    As a result, we included 11,210 associates of our 11,490 total employee population, or 97.6%, as of the measurement date in our analysis.
•    We then calculated the total cash compensation for the 12-months prior to the measurement date for all individuals who were employed on the measurement date. We converted the calculated total cash compensation for non-U.S. associates to U.S. dollars using the average currency exchange rate for the fiscal year period. We believe the use of total cash compensation is an appropriate consistently applied compensation measure for purposes of this analysis.
•    Using this annual cash compensation data, we identified the median employee.
•    Once the median employee was identified, the total annual compensation for that median employee was determined in the same manner as the “Total Compensation” shown for Mr. Ashe in the Summary Compensation Table.

76 Acuity Brands, Inc.

EXECUTIVE COMPENSATION
Fiscal 2020 CEO Pay Ratio

	Fiscal 2020 Total Compensation(1)	Pay Ratio
Mr. Ashe	$20,916,146	2,316:1
Median Employee	$9,029
(1)    Fiscal 2020 total compensation for Mr. Ashe has been annualized in accordance with Instruction 10 to Item 402(u) of Regulation S-K and therefore, differs from the amount shown in the Summary Compensation Table ($20,563,437).
Alternate Calculation: If the grant date fair value of Mr. Ashe's stock options were excluded from the above calculation, Mr. Ashe's Total Compensation would have been $2,756,646 and the Pay Ratio to our Median Employee for fiscal 2020 would have been 305:1.

2020 Proxy Statement 77

STOCK OWNERSHIP
Equity Compensation Plans
The following table provides information as of August 31, 2020 about equity awards under our equity compensation plans.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans ( Currently Outstanding)
Equity compensation plans approved by the security holders(1)	1,229,604	(2)	$127.56	(3)	1,976,442	(4)
Equity compensation plans not approved by the security holders	N/A		N/A		N/A
Total	1,229,604				1,976,442
(1)    Includes the Amended and Restated 2012 Omnibus Equity Incentive Plan ("Amended and Restated Plan") that was approved by our stockholders in January 2018, the Employee Stock Purchase Plan, amended and restated effective March 1, 2006, that was approved by our sole stockholder in November 2001, the 2006 Nonemployee Directors’ Deferred Compensation Plan (the “2006 NEDC”) that was approved by our sole stockholder in November 2001, and the 2011 Nonemployee Director’s Deferred Compensation Plan (the “2011 NEDC”) that was approved by our stockholders in January 2012.
(2)    Includes 1,192,200 stock options, 29,180 RSUs and 8,224 deferred stock units.
(3)    Represents weighted-average exercise price of outstanding stock options noted in footnote 2.
(4)    Represents the number of shares available for future issuance under stockholder approved equity compensation plans, including, 731,072 shares available for grant without further stockholder approval under the Amended and Restated 2012 Plan, 1,017,942 shares available for issuance under the Employee Stock Purchase Plan, and 227,428 shares available for issuance without further stockholder approval under the 2011 NEDC. No further awards may be granted under the 2006 NEDC.

78 Acuity Brands, Inc.

STOCK OWNERSHIP
Beneficial Ownership of the Company’s Securities
The following table sets forth information concerning beneficial ownership of our common stock as of November 10, 2020, unless otherwise indicated, by each of the directors and nominees for director, by each of the named executive officers, by all directors and executive officers as a group, and by beneficial owners of more than five percent of our common stock. None of our executive officers or non-employee directors hold any of our stock subject to pledge.

Name	Shares of Common Stock Beneficially Owned(1)(2)(3)	Percent of Shares Outstanding(4)	Share Units Held in Company Plans(5)
Neil M. Ashe	—	*	—
W. Patrick Battle	3,238	*	5,426
Peter C. Browning	1,436	*	26,822
G. Douglas Dillard, Jr.	10,796	*	3,755
Barry R. Goldman	11,960	*	6,318
James H. Hance, Jr.	13,972	*	182
Karen J. Holcom	28,619	*	12,927
Maya Leibman	169	*	1,318
Robert F. McCullough	7,006	*	20,641
Dianne S. Mills	—	*	8,282
Vernon J. Nagel	458,037	1.2%	31,123
Laura G. O'Shaughnessy	230	*	1,032
Dominic J. Pileggi	745	*	7,798
Richard K. Reece	203,901	*	27,484
Ray M. Robinson	3,465	*	30,848
Mary A. Winston	2,030	*	3,071
All directors and executive officers as a group (16 persons)	745,604	2.0%	187,027

BlackRock, Inc. (6)	4,355,826	11.8%	NA
The Vanguard Group (7)	3,965,328	10.8%	NA
Generation Investment Management LLP (8)	2,467,236	6.7%	NA
*    Represents less than 1% of our common stock.
(1)    Subject to applicable community property laws and, except as otherwise indicated, each beneficial owner has sole voting and investment power with respect to all shares shown.
(2)    Includes shares that may be acquired within 60 days of November 10, 2020 upon the exercise of stock options, as follows: Mr. Nagel, 197,148 shares; Mr. Reece, 75,891 shares; Ms. Holcom, 13,505 shares; Mr. Goldman, 8,178; and all executive officers as a group, 294,722 shares.
(3)    Includes time-vesting restricted stock awards granted under our Amended and Restated 2012 Omnibus Stock Incentive Compensation Plan, portions of which vest in January 2021, 2022, 2023, and 2024; February 2021, 2022, and 2023; March 2021, 2022, 2023, and 2024; June 2021, 2022, and 2023; August 2021, 2022, and 2023; September 2021, 2022, 2023, and 2024; October 2021, 2022, and 2023. The executives have sole voting power over their restricted stock award shares. Restricted stock award shares are included for the following individuals: Mr. Nagel, 9,294 shares; Mr. Reece, 4,074 shares; Ms. Holcom, 5,418 shares; Mr. Goldman, 2,506 shares; Messrs. Battle, Browning, Dillard, Hance, McCullough, Pileggi, Robinson and Ms. Winston, 286 shares; Ms. Leibman, 169 shares; Ms. O'Shaughnessy, 230 shares; and all current directors and executive officers as a group, 23,979 shares.
(4)    Based on an aggregate of 36,836,276 shares of Acuity Brands common stock issued and outstanding as of November 10, 2020.
(5)    Includes the following stock units held by non-employee directors in the 2006 and 2011 Nonemployee Directors’ Deferred Compensation Plan as shown for each director; RSUs and PSUs (at target) as shown for Messrs. Nagel and Reece; and all current directors and officers as a group, 187,027 units. Stock units are considered for purposes of compliance with the Company’s share ownership guidelines.
(6)    This information is based on a Schedule 13G/A filed with the SEC by BlackRock, Inc., 55 East 52nd Street, New York, New York 10022, on February 4, 2020 containing information as of December 31, 2019.
(7)    This information is based on a Schedule 13G/A filed with the SEC by The Vanguard Group, 100 Vanguard Blvd., Malvern, Pennsylvania 19355, on March 6, 2020 containing information as of February 28, 2020.
(8)    This information is based on a Schedule 13G filed with the SEC by Generation Investment Management LLP, 20 Air Street, 7th Floor, London, United Kingdom W1B 5AN, on June 12, 2020 containing information as of June 4, 2020.

2020 Proxy Statement 79

STOCK OWNERSHIP
Certain Relationships and Related Party Transactions
There is no family relationship between any of our executive officers or directors, and there are no arrangements or understandings between any of our executive officers or directors and any other person pursuant to which any of them was elected an officer or director, other than arrangements or understandings with our directors or officers acting solely in their capacities as such. Generally, our executive officers are elected annually and serve at the pleasure of our Board.
We have transactions in the ordinary course of business with unaffiliated corporations and institutions, or their subsidiaries, for which certain of our non-employee directors serve as directors. None of our directors serve as executive officers of those companies.
Identifying possible related party transactions involves the following procedures in addition to the completion and review of the customary directors and officers questionnaires. On a quarterly basis, we request each director and executive officer to verify and update the following information:
•    a list of immediate family members;
•    a list of entities where the director or executive officer is an associate, director, or executive officer;
•    each entity where an immediate family member of a director or executive officer is an executive officer;
•    each entity in which the director or executive officer or an immediate family member is a partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest; and
•    each charitable or non-profit organization where the director or executive officer or an immediate family member is an associate, executive officer, director, or trustee.
We compile a list of all such persons and entities. The list is reviewed and updated and then distributed within the Company to identify potential transactions through comparison to ongoing transactions along with payment and receipt information. Transactions are compiled for each person and entity and reviewed for relevancy. Relevant information, if any, is presented to the Board to obtain approval or ratification of the transactions.
In addition, under our Code of Ethics and Business Conduct, all transactions involving a conflict of interest, including related party transactions, are generally prohibited. The Code of Ethics and Business Conduct requires directors and associates to disclose in writing any beneficial interest they may have in any firm seeking to do business with us or any relationship with any person who might benefit from such a transaction. In certain limited circumstances, our Governance Committee may grant a written waiver for certain activities, relationships, or situations that would otherwise violate the Code of Ethics and Business Conduct, after the director or associate has disclosed in writing to the Governance Committee all relevant facts and information concerning the matter.
Pursuant to our Corporate Governance Guidelines and Governance Committee Charter, the Governance Committee annually reviews the qualifications of directors, including any other public company boards on which each director serves. Directors must advise the Chair of the Board prior to accepting membership on any other public company board.
Management also follows additional written procedures to identify related party transactions. These procedures are carried out annually at the direction of the Governance Committee in connection with evaluating directors and director nominees. Additional quarterly procedures are completed to affirm no changes to annual representations.
With respect to those companies having common non-employee directors with us, management believes the directors had no direct or indirect material interest in transactions in which we engaged with those companies during the fiscal year.
Delinquent Section 16(a) Reports
Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors and certain officers, as well as persons who beneficially own more than 10% of the outstanding common shares, to file reports regarding their initial share ownership and subsequent changes to their ownership with the SEC.
Based solely on a review of the reports filed for fiscal 2020 and related written representations, we believe that all Section 16(a) reports were filed on a timely basis, except for the late filing of two Form 4s to report purchases of common stock by Mary Winston, both filed on August 4, 2020 for transactions occurring in July 2020.

80 Acuity Brands, Inc.

QUESTIONS RELATING TO THIS
PROXY STATEMENT
Information about our Virtual Annual Meeting
Why are we having a virtual annual meeting?
Due to the uncertainties surrounding the COVID-19 pandemic and related public health concerns, this years' Annual Meeting will be held virtually via live webcast. There will be no physical meeting location for stockholders to attend. We are committed to ensuring that stockholders will have the same rights and opportunities to participant as they would have had at an in-person meeting. You will be able to attend the meeting online, vote your shares electronically, and submit questions during the virtual Annual Meeting.
How do I attend the virtual annual meeting?
To participate in the virtual Annual Meeting, visit www.virtualshareholdermeeting.com/AYI2021 on January 6, 2021 and enter your 16-digit control number included on your proxy card, your Notice of Internet Availability or the instructions included with your proxy materials. The meeting will begin promptly at 11:00 a.m. ET on January 6, 2021. Online access will begin at 10:45 a.m. ET. If you are unable to locate your 16-digit control number, you will be able to login as a guest. However, if you login as a guest, you will not be able to vote your shares or ask questions during the meeting.
The virtual meeting platform is supported across most internet browsers and devices (desktop computers, laptop computers, tablets, and smart phones) running updated versions of applicable software and plugins. Stockholders should ensure that they have a strong WiFi connection wherever they intend to participate in the meeting. Stockholders should also give themselves plenty of time to log in and ensure that they can hear streaming audio prior to the start of the meeting.
Can I ask a question at the virtual annual meeting?
Yes, you will be able to submit questions electronically during the Annual Meeting by using the "Ask a Question" field during the webcast. After entering your 16-digit control number, you may also submit a question prior to the meeting on the voting website at www.proxyvote.com by selecting the "Question for Management" field.
During the live question and answer session of the meeting, members of our executive leadership team will answer questions as they come in, as time permits. To ensure the meeting is conducted in a manner that is fair to all stockholders, the Executive Chairman (or such other person designated by our Board of Directors), may exercise broad discretion in recognizing stockholders who wish to participate, the order in which questions are asked and the amount of time devoted to any one question. However, we reserve the right to edit or reject questions we deem profane or otherwise inappropriate. During the meeting, details for submitting written questions will be available at www.virtualshareholdermeeting.com/AYI2021.
What do I do if I have technical difficulties during the virtual annual meeting?
If you have any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posed on the virtual Annual Meeting log in page.
Other Questions
What is a proxy?
It is your legal designation of another person to vote the stock you own. That other person is called a proxy. If you designate someone as your proxy in a written document, that document also is called a proxy or a proxy card. We have designated two of our officers as proxies for the 2020 Annual Meeting. These officers are Neil M. Ashe and Karen J. Holcom.
What is a proxy statement?
It is a document that SEC regulations require us to give you when we ask you to vote over the Internet, by telephone, or (if you received a proxy card by mail) by signing and returning a proxy card designating Neil M. Ashe and Karen J. Holcom as proxies to vote on your behalf.

2019 Proxy Statement 81

QUESTIONS RELATING TO THIS PROXY STATEMENT
Who is soliciting this proxy statement?
The Board is furnishing this information in connection with the solicitation of proxies for the Annual Meeting of stockholders for fiscal year 2020 to be held on January 6, 2021.
Who is entitled to vote at the meeting?
Only owners of record of shares of common stock of the Company at the close of business on November 10, 2020, the record date, are entitled to vote at the meeting, or at any adjournments or postponements of the meeting. Each owner of record on the record date is entitled to one vote for each share of common stock held. There were 36,836,276 shares of common stock issued and outstanding on the record date.
What is the record date and what does it mean?
November 10, 2020 is the record date for the 2020 Annual Meeting. The record date is established by the Board as required by Delaware Law. Owners of record of our common stock at the close of business on the record date are entitled to receive notice of the meeting and vote at the meeting and any adjournments or postponements of the meeting.
Why did I receive a Notice of Internet Availability of Proxy Materials in the mail instead of a printed set of proxy materials?
Pursuant to rules adopted by the SEC, we are permitted to furnish our proxy materials over the Internet to our stockholders by delivering a Notice of Internet Availability of Proxy Materials in the mail. Unless requested, you will not receive a printed copy of the proxy materials in the mail. Instead, the Notice of Internet Availability of Proxy Materials instructs you how to access and review the proxy statement and 2020 annual report over the Internet at www.proxyvote.com. The Notice of Internet Availability of Proxy Materials also instructs you how you may submit your proxy over the Internet, or how you can request a full set of proxy materials, including a proxy card to return by mail. If you received a Notice of Internet Availability of Proxy Materials in the mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting these materials provided in the Notice of Internet Availability of Proxy Materials.
What is the difference between a stockholder of record and a stockholder who holds stock in street name?
If your shares are registered in your name with our transfer agent, Computershare, you are a stockholder of record. If your shares are held in the name of your broker, bank, trustee or other nominee, your shares are held in street name. If you hold your shares in street name, you will have the opportunity to instruct your broker, bank, trustee, or other nominee as to how to vote your shares. Street name stockholders may only vote in person if they have a legal proxy as discussed in detail below.
How do I vote as a stockholder of record?
As a stockholder of record, you may vote by one of the four methods described below:
By the Internet. You may give your voting instructions by the Internet as described in the Notice of Internet Availability of Proxy Materials, proxy materials email, or any proxy card you receive. This method is also available to stockholders who hold shares in the Direct Stock Purchase Plan, in the Employee Stock Purchase Plan, or in a 401(k) plan we sponsor. The Internet voting procedure is designed to verify the voting authority of stockholders. You will be able to vote your shares by the Internet and confirm that your vote has been properly recorded. Please see the Notice of Internet Availability of Proxy Materials, proxy materials email, or any proxy card you receive for specific instructions.
By Telephone. You may give your voting instructions by calling 1-800-690-6903. This method is also available to stockholders who hold shares in the Direct Stock Purchase Plan, in the Employee Stock Purchase Plan, or in a 401(k) plan we sponsor. The telephone voting procedure is designed to verify the voting authority of stockholders. The procedure allows you to vote your shares and to confirm that your vote has been properly recorded. Please see your proxy card (if you received a proxy card) for specific instructions.
By Mail. You may sign and date your proxy card (if you received a proxy card) and mail it in the prepaid and addressed envelope enclosed therewith.
During the Meeting. You may vote electronically during the Annual Meeting.

82 Acuity Brands, Inc.

QUESTIONS RELATING TO THIS PROXY STATEMENT
How do I vote as a street name stockholder?
If your shares are held through a broker, bank, trustee, or other nominee, you will receive a request for voting instructions with respect to your shares of our common stock from the broker, bank, trustee, or other nominee. You should respond to the request for voting instructions in the manner specified by the broker, bank, trustee, or other nominee. If you have questions about voting your shares, you should contact your broker, bank, trustee, or other nominee.
If you hold your shares through a broker, bank, trustee, or other nominee and you wish to vote electronically during the meeting, you will need to obtain a legal proxy. You must request a legal proxy through your broker, bank, trustee, or other nominee. Please note that if you request a legal proxy, any proxy with respect to your shares of our common stock previously executed by your broker, bank, trustee, or other nominee will be revoked and your vote will not be counted unless you participate in the meeting and vote electronically or legally appoint another proxy to vote on your behalf.
What if I change my mind after I return my proxy?
You may revoke your proxy and change your vote at any time before the polls close at the Annual Meeting. You may do this by:
•    voting again by the Internet or by telephone prior to 11:59 p.m. ET, on January 6, 2021;
•    giving written notice to our Corporate Secretary that you wish to revoke your proxy and change your vote; or
•    voting electronically during the Annual Meeting.
What is a quorum?
The presence of the holders of a majority of the outstanding shares of common stock entitled to vote at the Annual Meeting, present in person (virtually) or represented by proxy, is necessary to constitute a quorum. The election inspector appointed for the meeting will tabulate votes cast by proxy and in person (virtually) at the meeting and determine the presence of a quorum.
Will my shares be voted if I do not vote by the Internet, vote by telephone, sign and return a proxy card, or vote electronically during the annual meeting?
If you are a stockholder of record and you do not vote by the Internet, vote by telephone, sign and return a proxy card, or participate in the Annual Meeting and vote electronically, your shares will not be voted and will not count in deciding the matters presented for stockholder consideration in this proxy statement.
If your shares are held in street name through a bank or broker and you do not provide voting instructions before the Annual Meeting, your bank or broker may vote your shares on your behalf under certain circumstances. Brokerage firms have the authority under certain rules to vote shares for which their customers do not provide voting instructions on “routine” matters.
The ratification of the appointment of our independent registered public accounting firm is considered a “routine” matter under these rules. Therefore, brokerage firms are allowed to vote their customers’ shares on these matters if the customers do not provide voting instructions. If your brokerage firm votes your shares on these matters because you do not provide voting instructions, your shares will be counted for purposes of establishing a quorum to conduct business at the meeting and in determining the number of shares voted for or against each routine matter.
When a matter is not a routine matter and the brokerage firm has not received voting instructions from the beneficial owner of the shares with respect to that matter, the brokerage firm cannot vote the shares on that matter. This is called a “broker non-vote.” Only the ratification of the appointment of our independent registered public accounting firm is considered a “routine” matter. The other matters are not considered routine matters.
We encourage you to provide instructions to your brokerage firm by voting your proxy. This action ensures your shares will be voted at the meeting in accordance with your wishes.

2020 Proxy Statement 83

QUESTIONS RELATING TO THIS PROXY STATEMENT
What vote is required for each proposal and how are abstentions and broker non-votes counted?
The shares of a stockholder whose proxy on any or all proposals is marked as “abstain” will be included in the number of shares present at the Annual Meeting for the purpose of establishing the presence of a quorum. As described above, broker non-votes will be counted for purposes of establishing a quorum.
The following table summarizes the voting requirement for each of the proposals under our By-Laws and the effect of abstentions and broker non-votes on each proposal:

Proposal Number	Item	Votes Required for Approval	Abstentions	Broker Non-Votes	Board Voting Recommendation
1	Election of directors	Affirmative vote of majority of votes cast(1)	Not counted	Not voted	FOR EACH
2	Ratification of the appointment of independent registered public accountants	Majority of votes cast affirmatively or negatively	Not counted	Discretionary vote	FOR
3	Amendment of Company's Certificate of Incorporation to remove supermajority amendment provisions (Item 3(a)) and director removal provisions (Item 3(b))	In excess of 80% of shares outstanding	Against	Against	FOR
4	Amendment of Company's Certificate of Incorporation to allow Bylaw amendment granting stockholders the right to call a special meeting	In excess of 80% of shares outstanding	Against	Against	FOR
5	Advisory vote on executive officer compensation	Majority of votes cast affirmatively or negatively	Not counted	Not voted	FOR
(1)According to our By-Laws, the “affirmative vote of the majority of votes cast” means that the number of shares cast “for” a director’s election exceeds the number of votes cast “against” that director.
Proxies that are properly executed and delivered, and not revoked, will be voted as specified on the proxy card. If you properly execute and deliver a proxy card or vote your shares via the internet but do not provide voting instructions, your shares will be voted as listed in the “Board Voting Recommendation” column in the table above.
How are proxies solicited and what is the cost?
We will bear all expenses incurred in connection with the solicitation of proxies. We will reimburse brokers, fiduciaries and custodians for their costs in forwarding proxy materials to beneficial owners of common stock. Our directors, officers and associates may solicit proxies by mail, telephone, and personal contact. They will not receive any additional compensation for these activities.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on January 6, 2021 The proxy statement and annual report are available at www.proxyvote.com

84 Acuity Brands, Inc.

OTHER MATTERS
We know of no other business to be transacted, but if any other matters do come before the meeting, the persons named as proxies in the accompanying proxy, or their substitutes, will vote or act with respect to them in accordance with their best judgment.
NEXT ANNUAL MEETING — STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS
Proposals to Be Included in Next Year’s Proxy Statement
If you wish to have a proposal considered for inclusion in our proxy solicitation materials in connection with the 2021 Annual Meeting (expected to be held in January 2022) pursuant to Rule 14a-8 under the Exchange Act (“Rule 14a-8”), the proposal must comply with the SEC’s proxy rules, be stated in writing, and be submitted on or before July 30, 2021 (120 days prior to the first anniversary of the mailing of this proxy statement). All such proposals should be sent by certified mail, return receipt requested.
Other Stockholder Proposals and Nominations
Article I, Section 1 of our By-Laws establishes an advance notice procedure for stockholder proposals to be brought before any annual meeting of stockholders and for nominations by stockholders of candidates for election as directors at an annual meeting. Subject to any other applicable requirements, including, without limitation, Rule 14a-8 under the Exchange Act, nominations of persons for election to the Board and the proposal of business to be transacted by the stockholders may be made at an annual meeting of stockholders by any stockholder of record who was a stockholder of record at the time of the giving of notice for the annual meeting, who is entitled to vote at the meeting and who has complied with our notice procedures.
Assuming that our 2021 Annual Meeting is held within 30 days before or after the anniversary of our 2020 Annual Meeting, a stockholder’s notice of intention to introduce a nomination or to propose an item of business at our 2021 Annual Meeting must be delivered to our Corporate Secretary at our principal executive offices not less than 90 or more than 120 days prior to the first anniversary of the preceding year’s annual meeting of stockholders, or between September 8, 2021 and October 8, 2021.
Proxy Access Nominations
Article I, Section 9 of our By-Laws establishes procedures for nominations by eligible stockholders of candidates for election as directors at an annual meeting and to have those nominees included in our proxy materials. Assuming that our 2021 Annual Meeting is held within 30 days before or after the anniversary of our 2020 Annual Meeting, a stockholder’s notice of intention to make a proxy access nomination must be delivered to our Corporate Secretary at our principal executive offices not less than 120 or more than 150 days prior to the anniversary of the date on which we first mailed the proxy materials for our 2020 Annual Meeting, or between June 30, 2021 and July 30, 2021. All nominating stockholders and stockholder nominees must comply with the provisions of our By-Laws.
Householding
We have adopted a procedure approved by the SEC called “householding” under which multiple stockholders who share the same last name and address and do not participate in electronic delivery will receive only one copy of the proxy materials, including our Annual Report on Form 10-K, or one Notice of Internet Availability of Proxy Materials unless we receive contrary instructions from one or more of the stockholders. If you wish to opt out of householding and continue to receive multiple copies of the proxy materials, including our Annual Report on Form 10-K, or the Notice of Internet Availability of Proxy Materials at the same address, or if you have previously opted out and wish to participate in householding, you may do so by notifying us in writing or by telephone at: Corporate Secretary, Acuity Brands, Inc., 1170 Peachtree Street, NE, Suite 2300, Atlanta, Georgia 30309, (404) 853-1400, and we will promptly deliver the requested materials. You also may request additional copies of the proxy materials, including our Annual Report on Form 10-K, or the Notice of Internet Availability of Proxy Materials by notifying us in writing or by telephone at the same address or telephone number.

2020 Proxy Statement 85

NEXT ANNUAL MEETING—STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS
General Information
All notices for stockholder proposals and nominations made pursuant to our By-Laws must comply with the applicable provisions of our By-Laws. The preceding are summaries of the applicable provisions of our By-Laws and are qualified in its entirety by reference to those By-Laws, which are available on our website at www.acuitybrands.com under Corporate—Corporate Governance.
Notices must be in writing and sent to us at our principal executive offices at 1170 Peachtree Street, NE, Suite 2300, Atlanta, Georgia 30309, Attention: Corporate Secretary.

86 Acuity Brands, Inc.

APPENDIX A
Reconciliation to U.S. Generally Accepted Accounting Principles (GAAP) Measures and Methodology for Calculating Non-U.S. GAAP Financial Measures
We use various non-GAAP financial measures to evaluate the performance of our management team, including the named executive officers. For the assessment of the performance of management, the Board believes non-GAAP measures better reflect the operational performance of the business. The following are reconciliations of GAAP measures to non-GAAP measures. Additionally, we have provided definitions and calculations for certain financial measures that do not have an equivalent GAAP financial measure.
Reconciliation of U.S. GAAP Financial Measures to Non-U.S. GAAP Financial Measures

Fiscal years ($ millions)	2020	2019	2018
Net Sales	$3,326.3	$3,672.7	$3,680.1

Operating profit (GAAP)	$353.9	$462.9	$460.8
Add-back: Manufacturing inefficiencies(1)	—	0.9	—
Add-back: Acquisition-related items(2)	2.5	2.5	2.1
Add-back: Special charges(3)	20.0	1.8	5.6
Adjusted operating profit (non-GAAP)	$376.4	$468.1	$468.5
Adjusted operating profit margin (non-GAAP)	11.3%	12.7%	12.7%
(1)    Incremental costs incurred due to manufacturing inefficiencies directly related to the closure of a facility.
(2)    Acquisition-related items include professional fees and may include certain acquired profit in inventory amounts.
(3)    Special charges in fiscal 2020 were primarily related to severance costs and right of use asset impairments related to planned facility closures; fiscal 2019 charges primarily related to move costs associated with the previously announced transfer of activities from a planned facility closure; fiscal 2018 charges primarily related to the planned consolidation of certain facilities and associated reduction in associate headcount.

Fiscal years ($ millions)	2020	2019	2018
Net cash provided by operating activities	$504.8	$494.7	$351.5
Less: Purchase of property, plant, and equipment	(54.9)	(53.0)	(43.6)
Plus: Capital expenditures for building renovations	5.6	NA	NA
Adjusted free cash flow	$455.5	$441.7	$307.9

Adjusted Return on Invested Capital (adjusted ROIC) equals Adjusted Net Operating Profit After Taxes (NOPAT) divided by Average Capital.
Average Capital equals Total Dept plus Total Stockholders' Equity less excess cash (>$100 million) (average of five quarters).

Return on Stockholders' Equity is a non-U.S. GAAP financial measure and is calculated by dividing Net Income by Average Total Stockholders' Equity (average of five quarters).

Fiscal Years ($ millions)		2020	2019	2018
Net Income	(a)	$248	$330	$350
Average total stockholders' equity	(b)	$2,035	$1,815	$1,669
Return on stockholders' equity	(a)/(b)	12.2%	18.2%	20.9%

2020 Proxy Statement 87

APPENDIX A
Weighted Average Cost of Capital (WACC) is calculated utilizing the methodology of the Capital Asset Pricing Model.

Fiscal Years ($ millions)		2020	2019	2018
Income before income taxes		$324.7	$424.9	$425.9
Add back: Interest, net		23.3	33.3	33.5
Adjustments
Add-back: Manufacturing inefficiencies(1)		—	0.9	—
Add-back: Acquisition-related items(2)		2.5	2.5	2.1
Add-back: Special charges(3)		20.0	1.8	5.6
Less: Gain on sale of business/investment in unconsolidated affiliate(4)		—	—	(5.4)
Adjusted net operating profit before taxes		370.5	463.4	461.7
Less: Taxes		(87.2)	(103.0)	(122.2)
Adjusted net operating profit after taxes	(c)	$283.3	$360.4	$339.5
Average capital	(d)	$2,081.8	$1,997.2	$1,886.3
Adjusted ROIC	(c)/(d)	13.6%	18.0%	18.0%
WACC		10.4%	10.0%	10.1%
(1)    Incremental costs incurred due to manufacturing inefficiencies directly related to the closure of a facility.
(2)    Acquisition-related items include professional fees and may include certain acquired profit in inventory amounts.
(3)    Special charges in fiscal 2020 were primarily related to severance costs and right of use asset impairments related to planned facility closures; in fiscal 2019 primarily related to move costs associated with the previously announced transfer of activities from a planned facility closure; fiscal 2018 charges primarily related to the planned consolidation of certain facilities and associated reduction in associate headcount.
(4)    A gain was realized on the sale of our former Spanish business in fiscal 2018.

88 Acuity Brands, Inc.

APPENDIX B

Proposed Amendments to Restated Certificate of Incorporation
and Amended and Restated Bylaws

The following language shows the changes to the Restated Certificate of Incorporation and Amended and Restated Bylaws that would result from the proposed amendments to eliminate supermajority voting provisions relating to amendments to the Restated Certificate of Incorporation and the Amended and Restated Bylaws (Item 3(a)) and removal of directors (Item 3(b)), if approved, with deletions indicated by strikethroughs and additions indicated by underlining.
Item 3(a): Amendments to eliminate supermajority voting provisions relating to amendments to the Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws
Proposed amendment to the third paragraph of Article V of the Restated Certificate of Incorporation:
The board of directors of the Corporation is authorized to adopt, amend or repeal by-laws of the Corporation. No adoption, amendment or repeal of a by-law by action of stockholders shall be effective unless approved by the affirmative vote of the holders of not less than ~~80%~~a majority of the voting power of all outstanding shares of Common Stock of the Corporation and all other outstanding shares of stock of the Corporation entitled to vote on such matter, with such outstanding shares of Common Stock and other stock considered for this purpose as a single class. Any vote of stockholders required by this Article V shall be in addition to any other vote of stockholders that may be required by law, this Certificate of Incorporation, the by-laws of the Corporation, any agreement with a national securities exchange or otherwise.
Proposed amendment to Article XI of the Restated Certificate of Incorporation:
No provision of Article V, Article VII, Article VIII or Article X or of this Article XI shall be amended, modified or repealed, and no provision inconsistent with any such provision shall become part of this Certificate of Incorporation, unless such matter is approved by the affirmative vote of the holders of not less than ~~80%~~a majority of the voting power of all outstanding shares of Common Stock of the Corporation and all other outstanding shares of stock of the Corporation entitled to vote on such matter, with such outstanding shares of Common Stock and other stock considered for this purpose as a single class. Any vote of stockholders required by this Article XI shall be in addition to any other vote of the stockholders that may be required by law, this Certificate of Incorporation, the by-laws of the Corporation, any agreement with a national securities exchange or otherwise.
Proposed amendment to Article IX of the Amended and Restated Bylaws:
In furtherance and not in limitation of the powers conferred by law, the Board of Directors is expressly authorized to adopt, amend and repeal these By-Laws subject to the power of the holders of capital stock of the Corporation to adopt, amend or repeal the By-Laws; provided, however, that, with respect to the power of holders of capital stock to adopt, amend and repeal By-Laws of the Corporation, notwithstanding any other provision of these By-Laws or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the capital stock of the Corporation required by law, these By-Laws or any preferred stock, the affirmative vote of the holders of at least ~~80% percent~~ a majority of the voting power of all of the then-outstanding shares entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt, amend or repeal any provision of these By-Laws.
Item 3(b): Amendments to eliminate supermajority voting provisions relating to removal of directors (and to delete certain obsolete provisions relating to the declassification of the Board)
Proposed amendments to Article VII of the Restated Certificate of Incorporation:
The number of directors of the Corporation ~~and the number of directors in each class of directors (if more than one)~~ shall be fixed only by resolutions of the board of directors of the Corporation from time to time. Subject to ~~the other~~ any provisions ~~of this paragraph, the board of directors of the Corporation (other than those~~ relating to directors elected by the holders of any series of Preferred Stock provided for or fixed pursuant to the provisions of Article IV hereof (the “Preferred Stock Directors”)~~) is and shall remain divided into three classes, with the directors in each Class serving for a term expiring at the third annual meeting of stockholders held after their election.~~

2020 Proxy Statement 89

APPENDIX B
~~Subject to any provisions relating to Preferred Stock Directors, the terms of the members of the board of directors of the Corporation shall be as follows: (i) at the annual meeting of stockholders for fiscal year 2017, the directors whose terms expire at that meeting or such directors’ successors shall be elected to hold office for a one-year term expiring at the annual meeting of stockholders for fiscal year 2018; (ii) at the annual meeting of stockholders for fiscal year 2018, the directors whose terms expire at that meeting or such directors’ successors shall be elected to hold office for a one-year term expiring at the annual meeting of stockholders for fiscal year 2019; and (iii) at the annual meeting of stockholders for fiscal year 2019 and at each annual meeting of stockholders thereafter,~~ all directors shall be elected for a one-year term expiring at the next annual meeting after their election. ~~The division of directors into classes shall terminate at the annual meeting of stockholders for fiscal year 2019, and all directors elected at the annual meeting of stockholders for fiscal year 2019 and thereafter shall be elected in accordance with clause (iii) in the immediately preceding sentence.~~ Subject to any provisions relating to Preferred Stock Directors, directors shall remain in office until the election and qualification of their respective successors in office or until their earlier death, resignation or removal.
~~No director elected prior to the annual meeting of stockholders for fiscal year 2017 (or such directors’ successors elected pursuant to this Article VII) who is part of any class of directors may be removed except both for cause and with the affirmative vote of the holders of not less than 80% of the voting power of all outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, considered for this purpose as a single class. Except as set forth in the immediately preceding sentence, any director may be removed from office at any time, with or without cause, by the affirmative vote of the holders of not less than 80% of the voting power of all outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, considered for this purpose as a single class.~~
Vacancies and newly created directorships resulting from any increase in the authorized number of directors or from any other cause (other than vacancies and newly created directorships which the holders of any class or classes of stock or series thereof are expressly entitled by this Certificate of Incorporation to fill) shall be filled by, and only by, a majority of the directors then in office, although less than a quorum, or by the sole director (and not by stockholders). ~~Any director elected in accordance with the immediately preceding sentence to fill a vacancy on the board of directors of the Corporation resulting from the death, resignation or removal of any director in a class elected prior to the annual meeting of stockholders for fiscal year 2017 shall hold office for a term expiring at the next election of the class of directors of the director which such director replaced and shall remain in office until his or her successor shall be elected and qualified or until such director’s death, resignation or removal, whichever first occurs.~~ Any director elected in accordance with the first sentence of this paragraph to (i) fill a newly created directorship resulting from any increase in the authorized number of directors or (ii) fill a vacancy on the board of directors of the Corporation resulting from the death, resignation or removal of any director ~~in a class elected at or after the annual meeting of stockholders for fiscal year 2017~~ shall hold office for a term expiring at the next annual meeting of stockholders and shall remain in office until his or her successor shall be elected and qualified or until such director’s death, resignation or removal, whichever first occurs.
Notwithstanding the foregoing, in the event that the holders of any class or series of Preferred Stock of the Corporation shall be entitled, voting separately as a class, to elect any directors of the Corporation, then the number of directors that may be elected by such holders voting separately as a class shall be in addition to the number fixed pursuant to a resolution of the board of directors of the Corporation. Except as otherwise provided in the terms of such class or series, (i) the terms of the directors elected by such holders voting separately as a class shall expire at the annual meeting of stockholders next succeeding their election without regard to the classification of other directors and (ii) any director or directors elected by such holders voting separately as a class may be removed, without cause, by the holders of a majority of the voting power of all outstanding shares of stock of the Corporation entitled to vote separately as a class in an election of such directors.

90 Acuity Brands, Inc.

APPENDIX C

Proposed Amendments to Restated Certificate of Incorporation
and Amended and Restated Bylaws

The following language shows the changes to the Restated Certificate of Incorporation and Amended and Restated Bylaws that would result from the proposed amendments to grant stockholders holding 20% or more of the Company’s outstanding common stock the ability to call special meetings of stockholders (Item 4), if approved, with deletions indicated by strikethroughs and additions indicated by underlining.
Proposed amendment to the second paragraph of Article V of the Restated Certificate of Incorporation:
Special meetings of stockholders of the Corporation may be called at any time by, but only by, the board of directors of the Corporation, or as otherwise provided in the by-laws of the Corporation, to be held at such date, time and place either within or without the State of Delaware as may be stated in the notice of the meeting.
Proposed amendments to Section 1(b)(iii) of the Amended and Restated Bylaws:
To be in proper written form, a stockholder’s notice to the Secretary of the Corporation shall set forth as to each matter of business the stockholder proposes to bring before ~~the annual~~ a meeting (A) a brief description of the business desired to be brought before the ~~annual~~ meeting (including the specific text of any resolutions or actions proposed for consideration and if such business includes a proposal to amend the Corporation’s certificate of incorporation or these By-Laws, the specific language of the proposed amendment) and the reasons for conducting such business at the ~~annual~~ meeting, (B) the name and address of the stockholder proposing such business, as they appear on the Corporation’s books, the residence name and address (if different from the Corporation’s books) of such proposing stockholder, and the name and address of any Stockholder Associated Person (as defined in Section l(f) of this Article I) covered by clauses (C), (D) and (F) below, (C) the class and number of shares of stock of the Corporation which are directly or indirectly held of record or beneficially owned by such stockholder or by any Stockholder Associated Person with respect to the Corporation’s securities, a description of any Derivative Positions (as defined in Section l(f) of this Article I) directly or indirectly held or beneficially held by the stockholder or any Stockholder Associated Person, and whether and the extent to which a Hedging Transaction (as defined in Section 1(f) of this Article I) has been entered into by or on behalf of such stockholder or any Stockholder Associated Person, (D) a description of all arrangements or understandings between such stockholder or any Stockholder Associated Person and any other person or entity (including their names) in connection with the proposal of such business by such stockholder and any material interest of such stockholder, any Stockholder Associated Person or such other person or entity in such business, (E) a representation that such stockholder intends to appear in person or by proxy at the ~~annual~~ meeting to bring such business before the meeting and (F) a representation as to whether such stockholder or any Stockholder Associated Person intends to deliver a proxy statement or form of proxy to holders of at least the percentage of the Corporation’s outstanding shares required to approve the proposal or otherwise to solicit proxies from stockholders in support of the proposal. In addition, any stockholder who submits a notice pursuant to this Section 1(b) is required to update and supplement the information disclosed in such notice, if necessary, in accordance with Section 1(d) of this Article I.
Proposed amendments to Section 2 of the Amended and Restated Bylaws:
(a) Special meetings of the stockholders may be called at any time by the Board of Directors acting pursuant to a resolution adopted by a majority of the Whole Board or by the stockholders of the Corporation following receipt by the Secretary of the Corporation of a written request for a special meeting (a “Special Meeting Request”) from record holders owning at least twenty percent (20%) of the Corporation’s outstanding common stock (the “Requisite Holders”) if such Special Meeting Request complies with the requirements set forth in this Section 2. The Board of Directors shall determine whether all such requirements have been satisfied, and such determination shall be binding on the Corporation and its stockholders. If a Special Meeting Request complies with this Section 2, the Board of Directors shall determine the place, date and time of a special meeting requested in such Special Meeting Request and promptly call the special meeting requested in such Special Meeting Request; provided, however, that the Board of Directors may (in lieu of calling the special meeting requested in such Special Meeting Request) present an identical or substantially similar item (a “Similar Item”, and the election of directors shall be deemed a “Similar Item” with respect to all items of business involving the election or removal of directors) for stockholder approval at any other meeting of stockholders that is held not less than one hundred twenty (120) days after the Secretary receives such Special Meeting Request. For purposes of these By-Laws, the term “Whole Board” shall mean the total number of authorized directors whether or not there exist any vacancies in previously authorized directorships. The

2020 Proxy Statement 91

APPENDIX C
Board of Directors may postpone or reschedule any previously scheduled special meeting called by the Board of Directors.
(b) Only such business shall be conducted at a special meeting of stockholders as shall have been properly brought before the meeting pursuant to the Board of Directors’ notice of meeting. ~~Only persons who are nominated in accordance and compliance~~ To be properly brought before a special meeting, proposals of business must be (1) specified in the Corporation’s notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors or (2) otherwise properly requested to be brought before the special meeting by the Requisite Holders in accordance with these By-Laws; provided, however, that with regard to this clause (2), the Board of Directors may submit its own proposal(s) for consideration at such special meeting pursuant to the notice of meeting. For the calling of a special meeting to propose business to be properly requested by the Requisite Holders, each of the Requisite Holders must (A) be a stockholder of record at the time of giving of notice of such special meeting by or at the direction of the Board of Directors and at the time of the special meeting, (B) be entitled to vote at such special meeting and (C) comply with the procedures set forth in ~~this Section 2 shall be eligible for election to the Board of Directors at a special meeting of stockholders~~ these By-Laws. Nominations of persons for election to the Board of Directors may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Board of Directors’ notice of meeting only (i) by or at the direction of the Board of Directors or (ii) provided that the Board of Directors has determined that directors are to be elected at such special meeting, by any stockholder of the Corporation who (A) was a stockholder of record at the time of giving of notice provided for in this Section 2(b) and at the time of the special meeting, (B) is entitled to vote at the meeting and (C) complies with the ~~notice~~ procedures ~~provided for in this Section 2(b)~~set forth in these By-Laws and the Certificate of Incorporation as to such nomination. For the avoidance of doubt, the ~~foregoing clause (ii)~~preceding two sentences shall be the exclusive means for a stockholder to propose nominations of persons for election to the Board of Directors at a special meeting of stockholders~~. Any nominations by stockholders~~ or to bring other business proposals before a special meeting of stockholders (other than matters properly brought under Rule 14a-8 under the Exchange Act and included in the Corporation’s notice of meeting). Only persons who are nominated in accordance and compliance with the procedures set forth in this Section 2 shall be eligible for election to the Board of Directors at a special meeting of stockholders ~~shall be made pursuant to~~.
In the event the Corporation calls a special meeting of stockholders for the purpose of electing one or more persons to the Board of Directors, any stockholder may nominate a person or persons (as the case may be) for election to such position(s) as specified in the Corporation’s notice of meeting, provided that the stockholder gives timely notice thereof in proper written form as described in this Section 2 to the Secretary of the Corporation. To be timely pursuant to the immediately preceding sentence, a stockholder’s notice for the nomination of persons for election to the Board of Directors must be delivered to the Secretary of the Corporation at the principal executive offices of the Corporation not earlier than the 120th day prior to such special meeting and not later than the close of business on the later of the 90th day prior to such special meeting or the tenth day following the day on which a Public Announcement is made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting. In no event shall any adjournment, deferral or postponement of a special meeting or the announcement thereof commence a new time period for the giving of a stockholder’s notice as described above. To be in proper written form, such stockholder’s notice shall set forth all of the information required by, and otherwise be in compliance with, Section 1(c)(iii) of this Article I. In addition, any stockholder who submits a notice pursuant to this Section 2(b) is required to update and supplement the information disclosed in such notice, if necessary, in accordance with Section 2(c) of this Article I. At a special meeting, the chairman of the meeting shall determine, if the facts warrant, that a proposal or nomination was not made in accordance with the procedures prescribed by these By-Laws, and if the chairman should so determine, the chairman shall so declare to the meeting, and the defective proposal or nomination shall be disregarded.~~cAny~~ Notwithstanding any provision of these By-Laws, in the case of a special meeting requested by stockholders pursuant to a Special Meeting Request, no stockholder may nominate a person for election to the Board of Directors or propose any other business to be considered at the meeting, except pursuant to such Special Meeting Request.
(c) Without qualification or limitation, for the calling of a special meeting to propose business to be properly requested by the Requisite Holders pursuant to this Section 2, the Requisite Holders must have given timely delivery of the Special Meeting Request, which Special Meeting Request must comply with the requirements of Section 1(b)(iii) of this Article I, and timely updates and supplements thereof, in writing to the Secretary of the Corporation, and such business must otherwise be a proper matter for stockholder action under applicable law. A Special Meeting Request must be delivered to the Secretary of the Corporation at the principal executive offices of the Corporation and shall only be valid if it is signed and dated by each of the Requisite Holders. Notwithstanding anything to the contrary contained in these By-Laws, a Special Meeting Request shall not be valid if (1) the Special Meeting Request

92 Acuity Brands, Inc.

APPENDIX C
relates to an item of business that is not a proper subject for stockholder action under applicable law, (2) a Similar Item was presented at any meeting of stockholders held within one hundred twenty (120) days prior to receipt by the Corporation of such Special Meeting Request, (3) a Similar Item is included in the Corporation’s notice as an item of business to be brought before a stockholder meeting that has been called but not yet held, or (4) the Special Meeting Request is received by the Corporation during the period commencing ninety (90) days prior to the first anniversary of the preceding year’s annual meeting and ending on the date of that year’s annual meeting of stockholders. In no event shall any adjournment, deferral or postponement of a special meeting, or the Public Announcement thereof, commence a new time period (or extend any time period) for the giving of a Special Meeting Request as described in this Section 2.
The Requisite Holders may revoke a Special Meeting Request by written revocation delivered to the Corporation at any time prior to the special meeting; provided, however, that the Board of Directors shall have the discretion to determine whether or not to proceed with the special meeting.
Notwithstanding the foregoing provisions of this Section 2, if none of the Requisite Holders (or a representative thereof) appears to present the proposal(s) submitted by the Requisite Holders for consideration at the special meeting or if the Requisite Holders giving the Special Meeting Request no longer represent at least twenty percent (20%) of the Corporation’s outstanding common stock or if any of the Requisite Holders fails to timely provide any information required to be provided to update a Special Meeting Request, the Corporation need not present such proposal(s) for a vote at such meeting, notwithstanding that proxies in respect of such vote may have been received by the Corporation.
~~(b)~~(d) Any stockholder who submits a notice or a Special Meeting Request pursuant to this Section 2 is required to update and supplement the information disclosed in such notice or Special Meeting Request, if necessary, so that the information provided or required to be provided ~~in such notice~~ therein shall be true and correct as of the record date for the special meeting of stockholders and as of the date that is twelve (12) days prior to such special meeting of the stockholders or any adjournment or postponement thereof, and such update and supplement shall be delivered to the Secretary of the Corporation at the principal executive offices of the Corporation not later than seven (7) days after the record date for the special meeting of stockholders (in the case of the update and supplement required to be made as of the record date), and not later than ten (10) days prior to the date for the special meeting of stockholders or any adjournment or postponement thereof (in the case of the update and supplement required to be made as of twelve (12) days prior to the special meeting of stockholders or any adjournment or postponement thereof).
~~(c)~~(e) ~~dIn~~ In addition to the foregoing provisions of this Section 2, a stockholder shall also comply with all applicable requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder with respect to the matters set forth in these By-Laws; provided, however, that any references in these By-Laws to the Securities Exchange Act of 1934, as amended, or the rules and regulations promulgated thereunder are not intended to and shall not limit the requirements of these By-Laws applicable to nominations to be considered pursuant to these By-Laws regardless of the stockholder’s intent to utilize Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended. Nothing in this Section 2 shall be deemed to affect any rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended.

2020 Proxy Statement 93

**VOTE BY INTERNET**
*Before The Meeting* - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on January 5, 2021 for shares held directly and by 11:59 P.M. ET on January 3, 2021 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

*During The Meeting* - Go to **www.virtualshareholdermeeting.com/AYI2021**

You may attend the meeting via Internet and vote during the meeting. There will be no physical location for stockholders to attend and vote at the meeting this year. Use the information that is printed in the box marked by the arrow and follow the instructions to access the meeting and vote these shares.

**VOTE BY PHONE - 1-800-690-6903**
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on January 5, 2021 for shares held directly and by 11:59 P.M. ET on January 3, 2021 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

**VOTE BY MAIL**
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Acuity Brands, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D26654-P46093 KEEP THIS PORTION FOR YOUR RECORDS

**THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.** DETACH AND RETURN THIS PORTION ONLY

**ACUITY BRANDS, INC.**

**THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ITEMS 1, 2, 3a, 3b, 4 AND 5.**

1. ELECTION OF DIRECTORS

| **Nominees:** | **For** | **Against** | **Abstain** |
|---|---|---|---|
| 1a. Neil M. Ashe | ☐ | ☐ | ☐ |
| 1b. W. Patrick Battle | ☐ | ☐ | ☐ |
| 1c. Peter C. Browning | ☐ | ☐ | ☐ |
| 1d. G. Douglas Dillard, Jr. | ☐ | ☐ | ☐ |
| 1e. James H. Hance, Jr. | ☐ | ☐ | ☐ |
| 1f. Maya Leibman | ☐ | ☐ | ☐ |
| 1g. Laura M. O'Shaughnessy | ☐ | ☐ | ☐ |
| 1h. Dominic J. Pileggi | ☐ | ☐ | ☐ |
| 1i. Ray M. Robinson | ☐ | ☐ | ☐ |
| 1j. Mary A. Winston | ☐ | ☐ | ☐ |

| | **For** | **Against** | **Abstain** |
|---|---|---|---|
| 2. Ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm. | ☐ | ☐ | ☐ |
| 3a. Approval of an amendment to the Company's Amended & Restated Certificate of Incorporation to eliminate supermajority voting provisions to amend the Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws. | ☐ | ☐ | ☐ |
| 3b. Approval of an amendment to the Company's Amended & Restated Certificate of Incorporation to eliminate supermajority voting provisions to remove directors. | ☐ | ☐ | ☐ |
| 4. Approval of an amendment to the Company's Amended & Restated Certificate of Incorporation to grant stockholders the ability to call special meetings of stockholders. | ☐ | ☐ | ☐ |
| 5. Advisory vote to approve named executive officer compensation. | ☐ | ☐ | ☐ |

6. Consider and act upon such other matters that may properly come before the meeting or any adjournments or postponements thereof.

The shares represented by this proxy, when properly executed, will be voted in the manner directed herein by the undersigned Stockholder(s). **If no direction is made, the proxy will be voted FOR Items 1, 2, 3a, 3b, 4 and 5.** If any other matters properly come before the meeting, or if cumulative voting is required, the person named in this proxy will vote in their discretion.

Please sign your name exactly as it appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please give your title as such. When signing as joint tenants, all parties in the joint tenancy must sign. If a signer is a corporation, please sign in full corporate name by duly authorized officer.

| | | | |
|---|---|---|---|
| Signature [PLEASE SIGN WITHIN BOX] | Date | Signature (Joint Owners) | Date |

D26655-P46093

**THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS**
**ANNUAL MEETING OF STOCKHOLDERS JANUARY 6, 2021**

The stockholder(s) hereby appoint(s) Neil M. Ashe and Karen J. Holcom, or either of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Acuity Brands, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 11:00 a.m. ET on January 6, 2021 via the Internet at www.virtualshareholdermeeting.com/AYI2021, and any adjournments or postponements thereof on matters properly coming before the meeting, including, without limitation, the items listed on the reverse side of this form.

**THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE TEN NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR ITEMS 2, 3A, 3B, 4 AND 5.**

**PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE**

**CONTINUED AND TO BE SIGNED ON REVERSE SIDE**